Exhibit 10.49

EXECUTION VERSION

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of December 17, 2004

among

THE MILLS LIMITED PARTNERSHIP,
as Borrower

THE INSTITUTIONS FROM TIME TO TIME
PARTY HERETO,
as Lenders

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A. and

EUROHYPO AG, NEW YORK BRANCH

as Co-Syndication Agents

and

KEYBANK, NATIONAL ASSOCIATION and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
1.1. Certain Defined Terms
1.2. Computation of Time Periods
1.3. Accounting Terms
1.4. Other Terms

ARTICLE II. AMOUNTS AND TERMS OF LOANS
2.1. Loans
2.2. Use of Proceeds of Loans
2.3. Termination, Maturity and Extensions
2.4. Letters of Credit
2.5. Maximum Credit Facility
2.6. Authorized Agents
2.7. Negotiated Rate Procedure
2.8. Sharing Event
2.9. Increase of Revolving Credit Commitment

ARTICLE III. PAYMENTS AND PREPAYMENTS
3.1. Prepayments; Reductions in Revolving Credit Commitments
3.2. Payments
3.3. Promise to Repay; Evidence of Indebtedness
3.4. Currency Matters

ARTICLE IV. INTEREST AND FEES
4.1. Interest on the Loans and other Obligations
4.2. Special Provisions Governing Eurocurrency Rate Loans
4.3. Fees

ARTICLE V. CONDITIONS TO LOANS AND ISSUANCE OF LETTERS OF CREDIT
5.1. Conditions Precedent to the Initial Loans and Letters of Credit
5.2. Conditions Precedent to All Subsequent Loans and Letters of Credit

ARTICLE VI. REPRESENTATIONS AND WARRANTIES
6.1. Representations and Warranties of the Borrower

ARTICLE VII. REPORTING COVENANTS
7.1. Borrower Accounting Practices
7.2. Financial Reports
7.3. Events of Default
7.4. Lawsuits
7.5. Insurance
7.6. ERISA Notices
7.7. Environmental Notices
7.8. Labor Matters
7.9. Notices of Asset Sales and/or Acquisitions

i

7.10. Tenant Notifications
7.11. Other Reports
7.12. Other Information
7.13. Credit Rating

ARTICLE VIII. AFFIRMATIVE COVENANTS
8.1. Existence, Etc
8.2. Powers; Conduct of Business
8.3. Compliance with Laws, Etc
8.4. Payment of Taxes and Claims
8.5. Insurance
8.6. Inspection of Property; Books and Records; Discussion
8.7. ERISA Compliance
8.8. Maintenance of Property
8.9. Company Status
8.10. Distributions of Income to the Borrower
8.11. Variable Rate Debt
8.12. Property Management

ARTICLE IX. NEGATIVE COVENANTS
9.1. Sales of Assets
9.2. Liens
9.3. Conduct of Business
9.4. Transactions with Partners and Affiliates
9.5. Restriction on Fundamental Changes
9.6. Margin Regulations; Securities Laws
9.7. ERISA
9.8. Organizational Documents
9.9. Fiscal Year
9.10. Indebtedness
9.11. Investments
9.12. Other Financial Covenants
9.13. Stock Repurchase
9.14. Negative Pledge Clauses
9.15. Restriction on Prepayment of Indebtedness

ARTICLE X. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
10.1. Events of Default
10.2. Rights and Remedies

ARTICLE XI. THE AGENT
11.1. Appointment
11.2. Nature of Duties
11.3. Right to Request Instructions
11.4. Reliance
11.5. Indemnification
11.6. Administrative Agent Individually

11.7. Successor Administrative Agent
11.8. Relations Among the Lenders
11.9. Notices
11.10. No Representations
11.11. Co-Agents

ARTICLE XII. YIELD PROTECTION
12.1. Taxes
12.2. Increased Capital
12.3. Change in Legal Restrictions

ARTICLE XIII. MISCELLANEOUS
13.1. Assignments
13.2. Expenses
13.3. Indemnity
13.4. Change in Accounting Principles
13.5. Setoff
13.6. Ratable Sharing
13.7. Amendments and Waivers
13.8. Notices
13.9. Survival of Warranties and Agreements
13.10. Failure or Indulgence Not Waiver; Remedies Cumulative
13.11. Marshaling; Payments Set Aside
13.12. Severability
13.13. Headings
13.14. Governing Law
13.15. Limitation of Liability
13.16. Successors and Assigns
13.17. Certain Consents and Waivers
13.18. Counterparts; Effectiveness; Inconsistencies
13.19. Limitation on Agreements
13.20. Confidentiality
13.21. Disclaimers
13.22. Entire Agreement
13.23. Replacement Notes
13.24. USA Patriot Act
13.25. Transitional Arrangements

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Revolving Credit Note
Exhibit B-2	—	Form of Term Loan Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Notice of Conversion/Continuation
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Negotiated Rate Quote Request
Exhibit G	—	Form of Negotiated Rate Quote
Exhibit H	—	Form of Second Amended and Restated Guaranty
Exhibit I	—	Form of Designated Bank Note
Exhibit J	—	Form of Designation Agreement

Schedule 1.1-A	—	Revolving Credit Commitments, Term Loan Commitments and Pro Rata Shares
Schedule 1.1-B	—	CVS Portfolio
Schedule 1.1-C	—	Regional Mall Assets
Schedule 2.4	—	Outstanding Letters of Credit
Schedule 5.1(a)	—	List of Closing Documents
Schedule 6.1-C	—	Structure
Schedule 6.1-H	—	Indebtedness for Borrowed Money
Schedule 6.1-I	—	Pending Actions
Schedule 6.1-P	—	Environmental Matters
Schedule 6.1-Q	—	ERISA Matters
Schedule 6.1-T	—	Insurance Policies
Schedule 7.2	—	Sample Calculation of Financial Covenants

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of December 17, 2004 (as amended, supplemented or modified from time to time, the “Agreement”), is entered into among THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the institutions from time to time parties hereto as Lenders (as defined herein), whether by execution of this Agreement or an Assignment and Acceptance, and JP MORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank) (“JPMCB”), as the administrative agent (the “Administrative Agent”).

WHEREAS, the Borrower, Fleet National Bank, as administrative agent, JPMCB and certain other lenders are party to that certain Amended and Restated Revolving Credit Agreement, dated as of June 26, 2003, as amended by Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of October 15, 2004 (as so amended, the “Existing Revolving Agreement”), pursuant to which such lenders extended credit to the Borrower on the terms set forth therein;

WHEREAS, the Borrower and JPMCB are parties to that certain Term Loan Agreement, dated as of October 15, 2004 (the “Original Term Loan Agreement”), pursuant to which JPMCB loaned $200,000,000 to the Borrower on the terms set forth therein; and

WHEREAS, the Borrower, JPMCB and the Lenders party hereto have agreed to enter into this Agreement to amend and restate each of the Existing Revolving Agreement and the Original Term Loan Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Revolving Agreement and the Original Term Loan Agreement as follows:

ARTICLE I.
DEFINITIONS

1.1.  Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Acquisition Asset” means any Property owned for a period of eighteen (18) months or less.  For all purposes of this Agreement, an Acquisition Asset shall not cease to be an Acquisition Asset until the beginning of the first fiscal quarter immediately following the expiration of such eighteen (18) month period.

“Acquisition Asset Under Redevelopment” means any Property that, except for being an Acquisition Asset, otherwise satisfies the requirements of a Redevelopment Asset.

“Acquisition Assets at Cost” means, with respect to any Acquisition Asset, the (i) lower of cost or market price of such Acquisition Asset, in accordance with GAAP, plus (ii) the transaction costs associated with the acquisition of such Acquisition Asset plus (iii), without duplication, the aggregate sum expended on construction of improvements after the initial acquisition, including the costs of any subsequent land acquisitions relating to such Acquisition Asset; provided that, for the purposes of making any calculation under this Agreement, “Acquisition Assets at Cost” of Acquisition Assets held by Minority Holdings that are not Consolidated in accordance with GAAP (such as those held in a joint venture format) will be equal to (without duplication) the sum of (a) the Borrower’s contributed equity, (b) the Borrower’s pro-rata share of debt from items that are not Consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not Consolidated in accordance with GAAP, to the extent not redundant with (b), plus (d) any (non-Borrower) co-venturer’s equity in such items that are not Consolidated in accordance with GAAP to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Adjusted Outstanding Indebtedness.

“Act” is defined in Section 13.24.

“Adjusted Combined EBITDA” means an amount equal to (i) Combined EBITDA for any period, minus (ii) to the extent included in Combined EBITDA, Recurring Land Sales of the Borrower and its wholly owned subsidiaries for the same period as Combined EBITDA is measured, minus (iii) to the extent included in Combined EBITDA, the portion of Recurring Land Sales of Minority Holdings allocable to the Borrower for the same period as Combined EBITDA is measured, minus (iv) to the extent included in Combined EBITDA, Service Revenues of the Borrower and its wholly owned subsidiaries for the same period as Combined EBITDA is measured, minus (v) to the extent included in Combined EBITDA, the portion of Service Revenues of Minority Holdings allocable to the Borrower for the same period as Combined EBITDA is measured, plus (vi) to the extent any debt is actually outstanding under a construction loan made to a Minority Holding which is guaranteed by Borrower, the EBITDA or total revenues less total expenses for the same period as Combined EBITDA is measured, as applicable, allocable to non-Investment Grade rated partners or members with Borrower in such Minority Holdings, from such time as any of such debt shall be outstanding until such time as the guaranty of payment has been reduced to the percentage of such loan equal to the percentage ownership of the Borrower in such Minority Holding.

“Administrative Agent” means, initially as is defined in the preamble, or any successor administrative agent appointed in accordance with Section 11.7 hereof.

“Administrative Agent’s Head Office” means Administrative Agent’s head office located at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, or at such other location as the Administrative Agent may designate from time to time by notice to the Borrower and the Lenders.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise; provided, however, notwithstanding any of the aforementioned, KanAm shall not be considered an “Affiliate” of the Borrower or TMC.

“Agreement” is defined in the preamble.

“Amended Agreements” means the Existing Revolving Agreement and the Original Term Loan Agreement.

“Annual EBITDA” means, with respect to any Property, for the immediately preceding consecutive four (4) fiscal quarters, an amount equal to (i) total revenues relating to such Property for such period, less (ii) total operating expenses relating to such Property for such period (it being understood that the foregoing calculation shall exclude interest, income taxes (but not real estate taxes), depreciation, amortization and other non-cash charges as determined in accordance with GAAP and shall be adjusted for non-recurring items such as sales of Properties or sales of Minority Holdings (but allowing for Recurring Land Sales, subject to the limitations described in the definition of Combined EBITDA)); provided, that (a) in the case of (x) an Acquisition Asset (other than an Acquisition Asset Under Redevelopment) owned by the Borrower, a Consolidated Business or a Minority Holding for a period of less than the immediately preceding consecutive four (4) fiscal quarters or (y) a Property that has been open for business for a period of less than the immediately preceding consecutive four (4) fiscal quarters following such asset ceasing to be a Construction Asset or Redevelopment Asset, Annual EBITDA shall be calculated on the basis set forth above, but determined by annualizing the results of operations from the immediately preceding consecutive one, two or three fiscal quarters, as applicable, with respect to the length of such ownership (in the case of an Acquisition Asset (other than an Acquisition Asset Under Redevelopment)) or the time the project has been operating since ceasing to be a Construction Asset or a Redevelopment Asset, as applicable and (b) in the case of any Property that is a Redevelopment Asset or an Acquisition Asset Under Redevelopment, the Annual EBITDA for such Property shall be equal to the lesser of (x) Annual EBITDA determined as set forth above for the period of four (4) consecutive fiscal quarters ending immediately prior the Redevelopment Commencement Date (or, in the case of a Property owned for a period of less than the immediately preceding consecutive four (4) fiscal quarters prior to the Redevelopment Commencement Date, by annualizing the results of operations from the immediately preceding consecutive one, two, or three fiscal quarters, as applicable, with respect to the length of such ownership prior to the Redevelopment Commencement Date) and (y) 85% of the pro-forma, projected Annual EBITDA of such Redevelopment Asset or Acquisition Asset Under Redevelopment for the period of four (4) consecutive fiscal quarters ending after such Property ceases to be a Redevelopment Asset or Acquisition Asset Under Redevelopment; provided further, that for each (a) Acquisition Asset which has been owned by the Borrower, a Consolidated Business or a Minority Holding for a period of less than one (1) full fiscal quarter and (b) Property that has been open for business for a period of less than one (1) full fiscal quarter after ceasing to be a Construction Asset or Redevelopment Asset, no amount shall be included in  calculating “Annual EBITDA”.  Annual EBITDA shall not include revenues or expenses attributable to the CVS Portfolio.

“Applicable Lending Office” means, with respect to a particular Lender, (i) its Eurocurrency Lending Office in respect of provisions relating to Eurocurrency Rate Loans and  (ii) its Domestic Lending office in respect of provisions relating to Base Rate Loans or Fixed Rate Loans.

“Applicable Margin” means, with respect to each Loan other than a Negotiated Rate Loan, the respective percentages per annum determined at any time based on the range into which the Leverage Ratio, as evidenced by the most recent Compliance Certificate delivered pursuant to Section 5.1 or Section 7.2, as applicable, then falls, in accordance with the following table.  Any change in the Applicable Margin shall be effective on the first Business Day after the receipt by Administrative Agent of the Compliance Certificate required to be delivered to Administrative Agent pursuant to Section 7.2; provided that if a Compliance Certificate required in Section 7.2 hereof has not been delivered by the date such certificates are required to be delivered to Administrative Agent, then from the date the applicable information is required until the date the applicable information has been duly delivered, the greatest Applicable Margin set forth below shall be deemed to apply.

Leverage Ratio	Applicable Margin for Eurocurrency Rate Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)

less than 50%	0.950%	0.000%

50% to less than 55%	1.025%	0.000%

55% to less than 60%	1.175%	0.150%

60% or greater	1.450%	0.450%

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 13.1.

“Authorized Financial Officer” means a chief executive officer, chief operating officer, chief financial officer, treasurer, president, chief accounting officer or other qualified senior officer acceptable to the Administrative Agent.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i)                                      the rate of interest designated by the Administrative Agent at the Administrative Agent’s principal office in New York City from time to time, as Administrative Agent’s “prime rate”; and

(ii)                                   the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period (rounded upwards, if necessary, to the next one-eighth of one percent).

The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

“Base Rate Loan” means a Loan which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 4.1(a).

“Benefit Plan” means a “defined benefit plan” as defined in Section 3(35) of ERISA and any other “pension plan” as defined in Section 3(2) of ERISA subject to Section 302 of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

“Borrower” is defined in the preamble.

“Borrowing” means (a) Negotiated Rate Loans, Revolving Credit Tranche A Loans or Revolving Credit Tranche B Loans of the same type made, continued or converted on the same day and in the case of Eurocurrency Rate Loans or Negotiated Rate Loans, as to which a single Interest Period is in effect, or (b) each portion of the Term Loan of the same type made, converted or continued on the same day.

“Business” means the business of acquiring, developing, re-developing, leasing and managing predominantly retail Real Properties with entertainment and mixed-use components and portfolios of like Real Properties and providing complementary ancillary services to retail Real Properties, including the acquisition or disposition of significant non-real estate assets or portfolio assets.

“Business Day” means (i) a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in the city and state of the Administrative Agent’s Head Office are located, or in New York, New York, (ii) in the case of LIBOR Rate Loans, a LIBOR Business Day, and (iii) in the case of Eurocurrency Rate Loans denominated in Optional Currency, a day qualifying under clause (i) above and which is also a day on which (a) dealings and exchanges in Dollars and in the relevant Optional Currency are carried on in the Eurocurrency Interbank Market (and, if the Eurocurrency Rate Loans that are the subject of a borrowing, payment or rate selection are denominated in Euros, a day on which such clearing systems as are determined by the Administrative Agent to be suitable for clearing or settlement of the Euro are open for business) and (b) such Optional Currency and Dollar settlements of such dealings may be effected in New York, New York or London, England.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower’s or any of its Subsidiaries’ fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of payments under Capital Leases which is capitalized on the Consolidated balance sheet of the Borrower and its Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Capitalization Value” means, as of any date of determination, the sum, without duplication, of (i) the Adjusted Combined EBITDA (excluding the Regional Mall Assets, Acquisition Assets, Construction Assets, Other Assets and Redevelopment Assets) for the immediately preceding consecutive four (4) fiscal quarters divided by 8.25%, (ii) Service Revenues for such period divided by 15.00%, (iii) Cash and Cash Equivalents of the Borrower and its Subsidiaries (including the Borrower’s pro rata share of the Minority Holdings’ Cash and Cash Equivalents), (iv) Other Assets at Cost, (v) the Adjusted Combined EBITDA of the Regional Mall Assets for the immediately preceding consecutive four (4) fiscal quarters divided by 8.0%, (vi) Acquisition Assets at Cost, including Acquisition Assets Under Redevelopment and (vii) for each Redevelopment Asset, the sum of (I) the Adjusted Combined EBITDA of such Redevelopment Asset for the period of four (4) consecutive fiscal quarters ending immediately prior to the Redevelopment Commencement Date divided by 8.00% (if a Regional Mall Asset) or 8.25% (if a Property other than a Regional Mall Asset) (“Redevelopment EBITDA”) plus (II) the Redevelopment Cost of such Redevelopment Asset from and after the Redevelopment Commencement Date; provided, however, that for purposes of calculating Capitalization Value, (A) the value of Other Assets at Cost and Redevelopment Costs shall be included only to the extent that the aggregate amount thereof included in the sum of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), (1) with respect to the value of all Other Assets at Cost and Redevelopment Costs, does not exceed twenty-five percent (25%) of such sum, (2) with respect to the value of Construction Assets at Cost and Redevelopment Costs, does not exceed twenty-two and one-half percent (22.5%) of such sum, and (3) with respect to the value of Other Assets at Cost (not including Construction Assets at Cost), does not exceed five percent (5%) of such sum; and (B) the sum of the Redevelopment EBITDA plus the Redevelopment Cost for any Redevelopment Asset shall be limited to 85% of its pro-forma, projected Capitalization Value after completion of redevelopment improvements.

“Cash and Cash Equivalents” means (i) unrestricted cash, (ii) Securities issued or directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); and (iii) unrestricted domestic and LIBOR certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (any such bank an “Approved Bank”), maturing within one year from the date of acquisition, (iv) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (v) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the any type described in any one or more of clauses (i) through (vi) above, but without regard to the maturity date of the underlying assets of any such money market fund.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Change in Control” shall exist upon the occurrence of any of the following:

(a)                                  TMC shall cease to be the sole general partner of Borrower; or

(b)                                 TMC shall cease to own at least fifty percent (50%) of the economic interest of the Borrower; or

(c)                                  any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder), other than TMC or any wholly-owned Subsidiary of TMC, shall have acquired after the Closing Date beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of TMC equal to at least forty percent (40%); or

(d)                                 during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors of TMC (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of TMC was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Directors of TMC then in office.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means December 17, 2004.

“Co-Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc.

“Co-Documentation Agents” means KeyBank, National Association and Wachovia Bank, National Association.

“Combined EBITDA” means the sum of (i) 100% of the Annual EBITDA, Other Operations, Management Fees, Service Revenues and Recurring Land Sales of the Borrower and its wholly-owned Subsidiaries with respect to the Properties and entities wholly-owned by the Borrower or any such Subsidiary; and (ii) the portion of the Annual EBITDA, the Other Operations, Management Fees, the Service Revenues and Recurring Land Sales of the Minority Holdings allocable to the Borrower in accordance with GAAP, provided, however, that (a) Combined EBITDA shall include Annual EBITDA allocable to the Recurring Land Sales (whether of the Borrower, its wholly-owned Subsidiaries or any Minority Holdings) only to the extent that Annual EBITDA allocable to the Recurring Land Sales does not exceed seven percent (7.00%) of Combined EBITDA, and (b) Combined EBITDA shall include Combined EBITDA allocable to the Service Revenues (whether of the Borrower, its wholly-owned Subsidiaries or any Minority Holdings) only to the extent that Annual EBITDA allocable to the Service Revenues does not exceed ten percent (10.00%) of Combined EBITDA; and provided, further, Combined EBITDA shall not include Annual EBITDA allocable to the Real Property known as the CVS Portfolio.  The Other Operations, Management Fees, Service Revenues and Recurring Land Sales shall be measured for the same period as the Annual EBITDA.

“Combined Equity Value” means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

“Combined Interest Expense” means, for any period, the sum of (i) interest expense of the Consolidated Businesses paid or accrued in accordance with GAAP during such period and (ii) the portion of the interest expense of Minority Holdings allocable to the Borrower paid or accrued in accordance with GAAP during such period, in each case excluding extraordinary interest expense and prepayment fees, premiums or penalties and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness; provided, that (a) with respect to Properties that are included in the calculation of Annual EBITDA pursuant to clauses (a) and (b) of the first proviso of the definition thereof, the interest expense with respect thereto (incurred in connection with any Loans made in connection with the acquisition and/or construction of such Property or in connection with any mortgage loans entered into or assumed in connection therewith) shall be the interest expense paid or accrued in accordance with GAAP during the same period over which results of operations are measured (and annualized, if applicable) to determine Annual EBITDA of such Property, and (b) with respect to Properties that are not included in the calculation of Annual EBITDA, the interest expense with respect thereto (incurred in connection with any Loans made in connection with the acquisition and/or construction of such Property or in connection with any mortgage loans entered into or assumed in connection therewith) shall be excluded; provided further that Combined Interest Expense shall not include any dividends payable by Borrower or TMC on the Series A Preferred Interests prior to the sale, waiver, release, termination or other cancellation by the holders of the Series A Preferred Interests of their option to convert the Series A Preferred Interests to common equity of TMC or Borrower.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Compliance Certificate” is defined in Section 7.2(b).

“Consolidated” means consolidated in accordance with GAAP.

“Consolidated Businesses” means TMC, the Borrower and their respective wholly-owned Subsidiaries.

“Construction Assets” means (i) any Property which is raw land, vacant out-parcels, or Property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) but has not yet been (a) completed (as evidenced by a certificate of occupancy permitting use of such Property by the general public) and (b) opened for business for one (1) full fiscal quarter, and (ii) any other non-income producing real estate investment, but excluding any Redevelopment Assets or Acquisition Assets.

“Construction Assets at Cost” means, with respect to all Construction Assets, the aggregate sums expended on the construction of such improvements including land acquisition costs; provided that, for purposes of making any calculation under this Agreement, “Construction Assets at Cost” of Construction Assets held by Minority Holdings that are not Consolidated in accordance with GAAP (such as those held in a joint venture format) will be equal to (without duplication) the sum of (a) the Borrower’s contributed equity, (b) the Borrower’s pro-rata share of debt from items that are not Consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not Consolidated in accordance with GAAP, to the extent not redundant with (b), plus (d) any (non-Borrower) co-venturer’s equity in such items that are not Consolidated in accordance with GAAP to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Adjusted Outstanding Indebtedness.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations; provided, however, that “Contaminant” shall not include the foregoing items to the extent (i) the same exist on the applicable Property in negligible or customary amounts and are stored and used in accordance with all Environmental, Health or Safety Requirements of Law or (ii) are used in connection with a tire or battery retail store provided the same are stored, sold and used in accordance with all Environmental, Health or Safety Requirements of Law.

“Contingent Obligations” means as to any Person (the “guaranteeing person”), without duplication, (i) the amount of any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) the amount of any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, which obligation guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a)  to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to reimburse, indemnify or otherwise protect any other person for any advance of funds, issuance of a letter of credit or undertaking of other obligations by such person for the benefit of the primary obligor, or (e) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, or (y) guarantees or indemnification given to a lender in connection with any non-recourse Indebtedness of Borrower, its Subsidiaries or Minority Holdings, with respect to claims that (A) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (B) result from intentional mismanagement of or waste at such Real Property securing such non-recourse Indebtedness, (C) arise from the presence of any Contaminant on such Real Property securing such non-recourse Indebtedness, (D) are the result of any unpaid real estate taxes and assessments relating to the Real Property securing such non-recourse Indebtedness, (E) arise as a result of a voluntary bankruptcy filing, or (F) are based on any usual and customary exclusions for non-recourse limitations governing any non-recourse Indebtedness of Borrower, its Subsidiaries and Minority Holdings, in each case, until such claim is made with respect thereto, and then only to the extent of the amount of such claim.  Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the above provisions, in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is not non-recourse debt, directly or indirectly to the applicable guarantor), the amount of the guaranty shall be deemed to be 100% thereof; provided that (i) so long as such other Person holds an Investment Grade Credit Rating, the amount of such Person’s guaranty to be included in Contingent Obligations shall be reduced by an amount equal to the Contingent Obligation Amount, or (ii) in the event such other Person does not hold an Investment Grade Credit Rating, the amount of such Person’s guaranty to be included as Contingent Obligations may be reduced by an amount based on the creditworthiness of such other Person, as such amount is approved by the Requisite Lenders.

“Contingent Obligation Amount” means the sum of (i) the total amount of the obligations guaranteed pursuant to any joint and several guaranty multiplied by a fraction the numerator of which is the amount of the guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty and (ii) the total amount of the obligations guaranteed multiplied by the product of (a) a fraction the numerator of which is the amount of  such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) not holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty times (b) a fraction the numerator of which is the amount of  such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (including such guaranteeing person) holding an Investment Grade Credit Rating.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Co-Syndication Agents” means Bank of America, N.A. and Eurohypo AG, New York Branch.

“Credit Rating” means the publicly announced senior unsecured debt rating of a Person given by Moody’s or S&P.

“Cure Loans” is defined in Section 3.2(b)(v)(C).

“Customary Permitted Liens” means

(i)                                      Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or utility or governmental charges in all cases which are not yet overdue or which are being contested in good faith by appropriate proceedings in accordance with Section 8.4 and with respect to which adequate reserves or other appropriate provisions, if any, are being maintained in accordance with GAAP;

(ii)                                   statutory Liens of landlords or Equipment lessors against any Property of the Borrower or any of its Subsidiaries and Liens against any Property in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property imposed by law created in the ordinary course of business for amounts which are being contested in good faith by appropriate proceedings in accordance with Section 8.4 and with respect to which adequate reserves or other appropriate provisions, if any, are being maintained in accordance with GAAP;

(iii)                                Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal, indemnity, judgment or award and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Group’s assets or Property (taken as a whole) or materially impair the use thereof in the operation of their respective businesses, and (B) with respect to any Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals , the judgment to which such Lien relates does not constitute an Event of Default;

(iv)                               Liens against any Property arising with respect to zoning restrictions, easements, operating agreements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, and do not secure the payment of borrowed money, or materially affect the value thereof or, taken together, to the extent they would not be likely to result in a Material Adverse Effect;

(v)                                  Restrictions under applicable federal and state securities laws on the transfer of securities;

(vi)                              Federal, state, local or foreign tax Liens filed against the Borrower or TMC which are discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within thirty (30) days after the later of the filing thereof or the date upon which the Borrower receives actual knowledge of the filing thereof, the aggregate of which at any time equals less than $30,000,000; and

(vii)                           Environmental Liens filed against any Real Property with respect to Claims which in the aggregate equal less than $30,000,000.

“CVS Portfolio” means the single tenant net lease properties owned by the Subsidiaries of the Borrower that are operated by third parties as CVS pharmacies as indicated on Schedule 1.1-B hereto.

“Designated Bank” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 13.1(h), and (ii) is not otherwise a Lender.

“Designated Bank Notes” means promissory notes of the Borrower, substantially in the form of Exhibit I hereto, evidencing the obligation of the Borrower to repay Negotiated Rate Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under Section 13.1(h).

“Designating Lender” shall have the meaning set forth in Section 13.1(h).

“Designation Agreement” means a designation agreement, substantially in the form of Exhibit J, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar Equivalent” means, on any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in any Optional Currency, the amount (as conclusively ascertained by the Administrative Agent absent manifest error) of Dollars which could be purchased by the Administrative Agent (in accordance with its normal banking practices) in the London foreign currency deposit market with such amount of currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office specified as the “Domestic Lending Office,” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any period of determination, earnings before interest, taxes, depreciation and amortization (positive or negative), net of any gains or losses from any foreign currency contracts.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise acceptable to the Administrative Agent.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect, in each case as applicable to the Borrower or its Property.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act” or “Responsible Property Transfer Act”.

“Equipment” means equipment which is personal property used in connection with the maintenance of Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or TMC or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or TMC or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or TMC or any ERISA Affiliate from a Multiemployer Plan.

“EURIBOR Rate” means, as applicable to any Interest Period for any Eurocurrency Rate Loan denominated in Euros, the rate of interest equal to (a) the per annum rate as determined by the Administrative Agent on the basis of offered rates for deposits in Euros for the period of time comparable to such Interest Period that appears on the Reuters Screen EURIBOR01 as of 11:00 a.m. (Brussels time) on the date that is two (2) TARGET Settlement Days preceding the first day of such Interest Period; provided, however, if such rate described above does not appear on the Reuters Screen EURIBOR01 on any applicable determination date, the EURIBOR Rate shall be the rate equal to the arithmetic mean determined by the Administrative Agent (rounded upwards to the nearest 0.01%) of the rates per annum at which deposits in Euros are offered by three (3) major banks in the Eurocurrency Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) TARGET Settlement Days preceding the first day of such Interest Period to other leading banks in the Eurocurrency Interbank Market at which deposits in Euros are offered, adjusted for reserves, divided by (b) a number equal to 1.00 minus the Reserve Percentage, if applicable.

“Euro” or “€” means the euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Eurocurrency Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurocurrency Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurocurrency Interbank Market” means any lawful recognized market in which deposits of Dollars and the relevant Optional Currency are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

“Eurocurrency Lending Office” means, with respect to any Lender, such Lender’s office (if any) specified as the “Eurocurrency Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurocurrency Negotiated Rate Loan” means a Negotiated Rate Loan bearing interest calculated by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means (a) with respect to amounts denominated in Dollars, the LIBOR Rate, (b) with respect to amounts denominated in Euros, the EURIBOR Rate, and (c) with respect to amounts denominated in any other Optional Currency other than the Euro, the International Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan (including a Eurocurrency Negotiated Rate Loan) bearing interest calculated by reference to the Eurocurrency Rate.

“Eurocurrency Revolving Credit Loan” means a Revolving Credit Loan bearing interest calculated by reference to the Eurocurrency Rate.

“Eurocurrency Term Loan” means a Term Loan (or portion thereof) bearing interest calculated by reference to the Eurocurrency Rate.

“Event of Default” means any of the occurrences set forth in Section 10.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 10.1.

“Existing Revolving Agreement” is defined in the recitals.

“Existing Term Loan Agreement” means the Credit Agreement, dated as of May 20, 2002, among the Borrower, Bayerische Hypo- Und Vereinsbank, AG, acting by and through its New York Branch, as agent, co-lead arranger and bookrunner, and Commerzbank AG, New York Branch, as documentation agent and co-lead arranger, and the other lenders party thereto, as the same may be amended, modified or restated.

“Facility Fee” is defined in Section 4.3(a).

“Facility Fee Rate” means the respective percentages per annum determined based on the range into which the Leverage Ratio, as evidenced by the most recent Compliance Certificate delivered pursuant to Section 5.1 or Section 7.2, as applicable, then falls, in accordance with the following table.  If a Compliance Certificate required in Section 7.2 hereof has not been delivered by the date such certificates are required to be delivered to Administrative Agent, then from the date the applicable information is required until the date the applicable information has been duly delivered, the greatest Facility Fee Rate set forth below shall be deemed to apply.

Leverage Ratio	Facility Fee Rate (% per annum)

less than 50%	0.200%

50% to less than 55%	0.225%

55% to less than 60%	0.225%

60% or greater	0.250%

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the Fee Letter, dated as of December 14, 2004, between the Borrower, JPMCB and J.P. Morgan Securities Inc.

“FFO” means net income, as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring, sales of property (except Recurring Land Sales) and foreign currency exchange rate changes (whether or not associated with a foreign currency contract), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which will be calculated to reflect funds from operations on the same basis).

“Financial Statements” means (i) quarterly and annual Consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the Borrower shall routinely and regularly prepare and publish on a quarterly or annual basis, and (iii) such other regularly prepared financial statements of the Consolidated Businesses or Minority Holdings as the Administrative Agent or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form reasonably satisfactory to the Administrative Agent.

“Fiscal Year” means the fiscal year of the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

“Fixed Charges” means, for the immediately preceding consecutive four fiscal quarters, the sum of (a) Combined Interest Expense and (b) the aggregate of all scheduled principal payments on Total Adjusted Outstanding Indebtedness according to GAAP made or required to be made during such fiscal period for the Consolidated Businesses and Minority Holdings (but excluding balloon payments of principal due upon the stated maturity of an Indebtedness), and (c) the aggregate of all dividends payable on the preferred stock of the Consolidated Businesses not owned by the Borrower or any of its Affiliates.

“Fixed Rate” means, with respect to any Negotiated Rate Loan (other than a Eurocurrency Negotiated Rate Loan), the fixed rate of interest per annum specified by the Lender making such Negotiated Rate Loan in its related Negotiated Rate Quote.

“Fixed Rate Loan” means a Negotiated Rate Loan bearing interest at a Fixed Rate.

“Fleet” means Fleet National Bank or any successor thereto.

“Fleet Letters of Credit” is defined in Section 2.4(a).

“Funding Date” means, with respect to any Loan, the date of funding of such Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“Governmental Approval” means all right, title and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Property.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means TMC, the Borrower and/or their Subsidiaries.

“Guaranty” means that certain Second Amended and Restated Guaranty, dated as of even date herewith, made by TMC in favor of the Administrative Agent, as agent for the Lenders, guaranteeing the payment and performance of the Obligations of the Borrower hereunder, substantially in the form of Exhibit H attached hereto and made a part hereof .

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each other Lender.

“Improvements” means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently or hereafter located thereon and used in the operation thereof, excluding (i) any such items owned by utility service providers, (ii) any such items owned by tenants or other third-parties and (iii) any items of personal property.

“Indebtedness” means, as applied to any Person at any time without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements that are not contingent or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or agreements to pay dividends in respect of any stock (excluding any ordinary declaration of a dividend or exchange of Securities for replacement Securities), (iii) with respect to letters of credit or bankers’ acceptances issued for such Person’s account, (iv) to pay the deferred purchase price of acquired property or rendered services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases or “synthetic leases”, or (vi) which are Contingent Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts, foreign exchange contracts and derivatives contracts (but excluding interest rate and foreign exchange contracts entered into in the ordinary course of business for the purpose of hedging or locking interest rates or foreign currency exchange rates with respect to outstanding project-related financings that are (1) non-recourse to the Borrower, TMC or the Consolidated Businesses, or (2) recourse to the Borrower, TMC or the Consolidated Businesses, to the extent that such recourse obligations in the aggregate do not exceed two percent (2%) of the then outstanding Indebtedness of the Borrower, TMC and the Consolidated Businesses), net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, excluding any Series A Preferred Interests prior to the sale, waiver, release, termination or other cancellation by the holders of the Series A Preferred Interests of their option to convert the Series A Preferred Interests to common equity of TMC or Borrower; and (e) all Contingent Obligations with respect to any of the foregoing; provided, however, that Indebtedness shall not include any indebtedness attributable to the CVS Portfolio; and provided further that Indebtedness shall not include any obligation of TMC or Borrower to redeem any interest of KanAm in any Minority Holding until such time as such obligation is triggered.

“Indemnified Matters” is defined in Section 13.3.

“Indemnitees” is defined in Section 13.3.

“Initial Funding Date” means the date on or after the Closing Date, but in no event after January 15, 2005, on which all of the conditions described in Section 5.1 have been satisfied (or waived) in a manner satisfactory to the Administrative Agent and on which the initial Loans under this Agreement are made by the Lenders to the Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance having the force of law promulgated thereunder.

“Interest Period” means, (a) with respect to any Negotiated Rate Loan, the period commencing on the Funding Date of such Loan and ending on the last day of one of the following periods, as selected by the Borrower in an accepted Negotiated Rate Quote or as otherwise required by the terms of this Agreement, 1, 2, 3, or 6 months, and (b) with respect to each Eurocurrency Rate Loan (other than a Eurocurrency Negotiated Rate Loan), (i) initially, the period commencing on the Funding Date of such Loan and ending on the last day of one of the following periods, as selected by the Borrower in a Notice of Borrowing or as otherwise required by the terms of this Agreement (A) for any Eurocurrency Rate Loan other than a LIBOR Rate Loan, 1, 2, or 3 months, or 6 months if approved by and available from all Lenders with Revolving Credit Tranche B Commitments; or (B) for any LIBOR Rate Loan, 1, 2, 3, or 6 months, one week with the approval of all Lenders, or one year if available from all Lenders; provided that the Borrower may, on up to five (5) occasions per year without the approval of the Lenders, request an Interest Period of one week for Revolving Credit Loans or the Term Loan in order to consolidate LIBOR Rate Loans; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Notice of Conversion/Continuation; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)                                   if any Interest Period with respect to a Eurocurrency Rate Loan or Negotiated Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(2)                                   any Interest Period relating to any Eurocurrency Rate Loan (other than one (1) week LIBOR Rate Loans) or to any Negotiated Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3)                                   the Borrower may not select an Interest Period that terminates beyond (x) the Revolving Credit Termination Date with respect to Revolving Credit Loans and (y) the Term Loan Maturity Date with respect to the Term Loan.

“Interest Rate Determination Date” is defined in Section 4.2(c).

“International Eurocurrency Rate” means, as applicable to any Interest Period for a Eurocurrency Rate Loan denominated in any Optional Currency other than Euros, the rate of interest equal to (a) the rate per annum as determined by the Administrative Agent on the basis of offered rates for deposits in such Optional Currency other than Euros for the period of the time comparable to such Interest Period that appears on Reuters Screen FRBD or the applicable Reuters Screen for such Optional Currency as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided, however, (i) if Reuters Screen FRBD or the applicable Reuters Screen for such Optional Currency is not available to the Administrative Agent for any reason, the applicable International Eurocurrency Rate for the relevant Eurocurrency Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Optional Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable International Eurocurrency Rate for the relevant Interest Period shall be the rate determined by the Administrative Agent, as the rate at which the Administrative Agent offers to place deposits in the applicable Optional Currency with other major banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurocurrency Rate Loan and having a maturity equal to such Eurocurrency Interest Period, divided by (b) a number equal to 1.00 minus the Reserve Percentage, if applicable.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by such Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by such Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Grade” means (i) with respect to Moody’s a Credit Rating of Baa3 or higher and (ii) with respect to S&P, a Credit Rating of BBB- or higher.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Lender” means, as the context may require (i) Fleet, in its capacity as the issuer of the Fleet Letters of Credit or (ii) JPMCB, in its capacity as the Lender with a commitment to issue Letters of Credit hereunder.  In the event that the credit rating of JPMCB shall not be sufficient to satisfy the credit requirements of the beneficiary of a Letter of Credit, Administrative Agent and Borrower may request that a Co-Syndication Agent or a Co-Documentation Agent having the required credit rating issue such Letter of Credit, and any such Person, if it elects to issue such Letter of Credit, shall also be an Issuing Lender.

“KanAm” means KanAm US, Inc. and all of its Subsidiaries and Affiliates.

“knowledge” with reference to any member of the Group, means the actual knowledge of an executive officer of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Real Property, including all amendments, supplements, modifications and assignments, thereof and all side letters or side agreements relating thereto.

“Lender” means each of Administrative Agent and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Administrative Agent or Lender).  The Issuing Lender and the Swing Lender shall each be a Lender, as applicable.

“Letter of Credit” means any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with Section 2.4 hereof, including the letters of credit listed on Schedule 2.4.

“Letter of Credit Obligations” means the sum, as of any date of determination, of the Tranche A Letter of Credit Obligations and the Tranche B Letter of Credit Obligations.

“Letter of Credit Request” means a request substantially in the form of Exhibit E attached hereto and made a part hereof.

“Leverage Ratio” means the ratio, expressed as a percentage, of the Total Adjusted Outstanding Indebtedness to the Capitalization Value.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“LIBOR Business Day” means a day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London Interbank Market.

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, the rate appearing on “Telerate Page 3750” (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Rate Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London offices of the Administrative Agent and Bank of America, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (determined by requesting quotes from both such banks and taking the arithmetic average of such quotes; provided that if the Bank of America, N.A. quote is unavailable to the Administrative Agent, then the “LIBOR Rate” shall be the rate offered by the principal London office of the Administrative Agent).  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Rate Loan” means a Loan which bears interest at a rate determined by reference to the LIBOR Rate and the Applicable Margin for Eurocurrency Rate Loans, as provided in Section 4.1(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person (that has the practical effect of creating a security interest in respect of such asset), whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing.

“Limited Minority Holdings” means Minority Holdings in which (i) the Borrower, individually or together with its Affiliates, has less than a 25% economic interest or (ii) the Borrower, individually or together with its Affiliates, has not less than a 25%, nor more than a 50%, economic interest and does not control or share with its Affiliates or other Person by contract control of  the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise.  As used in this definition only, the term “control” shall mean, in accordance with GAAP, the authority to make major management decisions or the management of day-to-day operations of such entity and shall include instances in which the Borrower manages the day-to-day leasing, management, control or development of the Properties of such Minority Holding pursuant to the terms of a management agreement.

“Limited Partners” means those Persons who from time to time are limited partners of the Borrower; and “Limited Partner” means each of the Limited Partners, individually.

“Loan” means (a) a Revolving Credit Loan, a Swing Loan or the Term Loan made by a Lender pursuant to Section 2.1; provided, that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be, or (b) a Negotiated Rate Loan made by a Lender pursuant to Section 2.7.

“Loan Account” is defined in Section 3.3(b).

“Loan Documents” means this Agreement, the Notes, the Guaranty, any Letter of Credit Requests, any Negotiated Rate Quote Requests, any Notices of Borrowing and all other instruments, agreements and written Contractual Obligations between the Borrower and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

“Management Fees” means for a specified period, all amounts recorded by the Group, or its pro-rata share received through Minority Holdings (which are not consolidated in accordance with GAAP), as management fees.

“Mandatory Costs” means, with respect to any Lender or the Administrative Agent, any cost of compliance by such Lender or the Administrative Agent with (a) the requirements of the Bank of England and/or the Financial Services Authority, the independent financial services regulatory agency of the United Kingdom, (or, in either case, any other authority which replaces all or any of its functions) and/or (b) the requirements of the European Central Bank.

“Margin” means, with respect to any Eurocurrency Negotiated Rate Loan, the marginal rate of interest, if any, to be added to or subtracted from the applicable Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Negotiated Rate Quote.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of TMC, the Borrower and their respective Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

“Maximum Revolving Credit Amount” means, at any particular time, the aggregate amount of the Revolving Credit Commitments at such time.

“Minority Holdings” means partnerships, joint ventures, corporations, limited liability companies or other business associations held or owned directly or indirectly by the Borrower which are not directly or indirectly wholly-owned by the Borrower.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

“Negotiated Rate” means, with respect to any Negotiated Rate Quote, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Negotiated Rate Quote.

“Negotiated Rate Loan” means a Loan made pursuant to Section 2.7.

“Negotiated Rate Quote” means an offer by a Lender to make a Negotiated Rate Loan in accordance with Section 2.7, substantially in the form of Exhibit G.

“Negotiated Rate Quote Request” means a request by the Borrower for Negotiated Rate Quotes in accordance with Section 2.7, substantially in the form of Exhibit F.

“Non Pro Rata Loan” is defined in Section 3.2(b)(v).

“Note” or “Notes” means the Revolving Credit Notes, the Term Loan Notes, any promissory notes issued to the Lenders to evidence Negotiated Rate Loans made by Lenders, the Designated Bank Notes, and any promissory notes issued to the Swing Lender, individually or collectively, as appropriate.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 4.l(c).

“Obligations” means all Loans, advances, debts, liabilities, obligations, reimbursement obligations relating to Letters of Credit, covenants and duties owing by the Borrower to the Administrative Agent, any other Lender, any Affiliate of the Administrative Agent, any other Lender, or any Person entitled to indemnification pursuant to Section 13.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

“Officer’s Certificate” means, as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, its chief operating officer, its chief accounting officer, or its treasurer and, as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors (if an officer of such corporation) or chief executive officer, president, any vice-president, chief financial officer, chief operating officer, chief accounting officer, or treasurer of the general partner of such partnership.

“OP Units” means any class or series of partnership interests of the Borrower now or hereafter authorized, issued or outstanding.

“Optional Currency” means Euros or Sterling, so long as (a) (i) such currency is readily available to all Lenders and is freely transferable and freely convertible to Dollars and (ii) Telerate (or any successor thereto) reports Eurocurrency interbank rates for such currency for the relevant Interest Period, and (b) such currency is requested by the Borrower.

“Original Agreement” is defined in the recitals.

“Original Term Loan Agreement” is defined in the recitals.

“Organizational Documents” means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation, formation or limited partnership (or the equivalent organizational documents) of such corporation or limited liability company or limited partnership, (ii) the operating agreement executed by the members in the limited liability company or the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock or such limited liability company’s or partnership’s equity or ownership interests.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance having the force of law promulgated thereunder.

“Other Asset” means for any member of the Group, (i) any other asset (but without duplication of other assets included in Capitalization Value) which is included in the Consolidated balance sheet of the Group and is not a Construction Asset, a Redevelopment Asset, an Acquisition Asset, a Regional Mall Asset, or an income producing real estate asset and (ii) the Borrower’s pro-rata share (determined in accordance with GAAP) of any other assets that are not on the Consolidated balance sheet of the Group, such as those owned through Minority Holdings which are not Consolidated in accordance with GAAP and are not a Construction Asset, a Redevelopment Asset, an Acquisition Asset, a Regional Mall Asset, or an income producing real estate asset.

“Other Assets at Cost” means, individually or in the aggregate, the book value or historical cost of Other Assets plus Construction Assets at Cost.

“Other Operations” means, for a specified period, (i) all amounts recorded by the Group as EBITDA for such period in accordance with GAAP, or the Group’s pro-rata share of EBITDA for such period received through Minority Holdings (which are not consolidated in accordance with GAAP), minus (without duplication) (ii) the aggregate amounts of Service Revenues, Annual EBITDA, Recurring Land Sales, and Management Fees that are included in such amounts of EBITDA for such period.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, consent, approval, authorization, license, variance, or permission required from any Person pursuant to Requirements of Law, including any Governmental Approvals.

“Permitted Disposition” means the sale of any direct or indirect beneficial interest in a Subsidiary or Minority Holding so long as (i) no Event of Default shall have occurred and be continuing, (ii) such transfer (or series of transfers) of partnership or membership interests in any Subsidiary or Minority Holding shall not result in Borrower owning less than 25% of the interest held by Borrower in such Person as of the Closing Date, (iii) such transfer (or series of transfers) shall not result in Borrower transferring more than 49% of its general partner or managing member interest in any Subsidiary or Minority Holding, and (iv) Borrower shall maintain control over all material decisions with respect to such Subsidiary or Minority Holding.  For purposes of this definition, Borrower shall be deemed to control a Subsidiary or Minority Holding if Borrower has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale, financing of or other material decision with respect to, the Property owned by such Subsidiary or Minority Holding.

“Permitted REIT Distributions” means the minimum amount necessary for TMC to maintain its tax status as a REIT.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an “employee benefit” plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

“Potential Event of Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Prepayment Date” is defined in Section 3.1(d).

“Process Agent” is defined in Section 13.17(a).

“Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) with respect to Revolving Credit Loans, (i) such Lender’s Revolving Credit Commitments, Revolving Credit Tranche A Commitments or Revolving Credit Tranche B Commitments, as applicable (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate amount of all of the Lenders’ Revolving Credit Commitments, Revolving Credit Tranche A Commitments or Revolving Credit Tranche B Commitments, as applicable or (b) with respect to the Term Loan (x) prior to the making of the Term Loan or the expiration of the Term Loan Commitments, the percentage set forth on Schedule 1.1-A and (y) after the Initial Funding Date, the percentage obtained by dividing (A) the aggregate amount of such Lender’s Term Loans (as may be adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party), by (B) the aggregate amount of all of the Lenders’ Term Loans.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Real Property” means all of the Borrower’s and its Subsidiaries’ and Minority Holdings’ present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

“Recurring Land Sales” means sales of outparcels and/or pad sales.

“Redevelopment Asset” means any Property (other than an Acquisition Asset) that is being redeveloped if the expected cost of redevelopment improvements exceeds 25% of the Capitalization Value of such Property immediately prior to such redevelopment.  A Redevelopment Asset shall cease to be a Redevelopment Asset at the beginning of the fiscal quarter immediately following the earliest to occur of (i) eighteen (18) months from the date of completion (as evidenced by a certificate of occupancy permitting use of such Property by the general public), (ii) such Property achieving a 90% occupancy rate (determined on the basis of square footage after redevelopment improvements leased to tenants paying rent) and (iii) the Borrower notifying the Administrative Agent of its election to no longer treat such Property as a Redevelopment Asset.

“Redevelopment Commencement Date” means, with respect to any Redevelopment Asset or Acquisition Asset Under Redevelopment, the date on which construction of redevelopment improvements to the subject Property has commenced.

“Redevelopment Cost” means, with respect to any Redevelopment Asset, the aggregate sums expended on the construction of such improvements including land acquisition costs; provided that for purposes of making any calculation under this Agreement, “Redevelopment Cost” of Redevelopment Assets held by Minority Holdings that are not Consolidated in accordance with GAAP (such as those held in a joint venture format) will be equal to (without duplication) the sum of (a) the Borrower’s contributed equity, (b) the Borrower’s pro-rata share of debt from items that are not Consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not Consolidated in accordance with GAAP, to the extent not redundant with clause (b), plus (d) any (non-Borrower) co-venturer’s equity in such items that are not Consolidated in accordance with GAAP to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Adjusted Outstanding Indebtedness.

“Redevelopment EBITDA” is defined in the definition of Capitalization Value.

“Refunded Swing Loans” has the meaning set forth in Section 2.1(c)(iii).

“Refunding Date” has the meaning as set forth in Section 2.1(c)(iv).

“Regional Mall Assets” means the Properties set forth on Schedule 1.1-C attached hereto and other similar properties with (i) two or more traditional anchor tenants, each of which has a long term lease or is the owner of the site upon which the anchor tenant is located and (ii) gross leaseable space in excess of 500,000 square feet; provided, that for the purposes of calculating Capitialization Value hereunder, such other assets must be approved as Regional Mall Assets by the Administrative Agent.

“Register” is defined in Section 13.1(c).

“Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA and the regulations having the force of law promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

“Requirements of Law” means, as to any Person, the Organizational Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental

Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

“Requisite Lenders” means Lenders whose aggregate Revolving Credit Commitments and outstanding principal amount of the Term Loan are equal to or greater than sixty-six and two thirds percent (66-2/3%) of the Revolving Credit Commitments and outstanding principal amount of the Term Loan of all Lenders; provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower or acquire its Pro Rata Share of any Letter of Credit Obligations which such Lenders are obligated to fund or acquire under the terms of this Agreement and any such failure has not been cured as provided in Section 3.2(b)(v)(B), then for so long as such failure continues, “Requisite Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans or acquire their respective Pro Rata Shares of such Letter of Credit Obligations have not been so cured) whose aggregate Revolving Credit Commitments and outstanding principal amount of the Term Loan, are equal to or greater than sixty-six and two thirds percent (66-2/3%) of the Revolving Credit Commitments and outstanding principal amount of the Term Loan of such Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, “Requisite Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate outstanding principal balance of all Loans (including Negotiated Rate Loans) and Letter of Credit Obligations.

“Reserve Percentage” means for any day with respect to a Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any Lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Revolving Credit Availability” means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the sum of the Revolving Credit Obligations plus the Letter of Credit Obligations at such time.

“Revolving Credit Borrowing” means a Borrowing of Revolving Credit Tranche A Loans or Revolving Credit Tranche B Loans.

“Revolving Credit Commitment” means, with respect to any Lender, the sum of such Lender’s Revolving Credit Tranche A Commitment and Revolving Credit Tranche B Commitment and “Revolving Credit Commitments” means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $1,000,000,000, as increased from time to time pursuant to Section 2.9 or as reduced from time to time pursuant to Section 3.1.

“Revolving Credit Loans” means, collectively, the Revolving Credit Tranche A Loans and the Revolving Credit Tranche B Loans.

“Revolving Credit Note” means a promissory note substantially in the form attached hereto as Exhibit B-1 payable to a Lender, evidencing certain of the Revolving Credit Obligations of the Borrower and executed by the Borrower as required by Section 3.3(a), as the same may be amended, supplemented, modified or restated from time to time; “Revolving Credit Notes” means, collectively, all of such Revolving Credit Notes outstanding at any given time.

“Revolving Credit Obligations” means, at any particular time, the sum of the Dollar Equivalent of outstanding principal amount of the Revolving Credit Tranche A Obligations and the Revolving Credit Tranche B Obligations at such time.

“Revolving Credit Period” means the period from the Initial Funding Date to the Business Day next preceding the Revolving Credit Termination Date.

“Revolving Credit Termination Date” means the earlier to occur of (i) December 15, 2007 (or, if extended by the Borrower pursuant to Section 2.3, December 15, 2008); provided, that if the date set forth in this clause (i) is not a Business Day, then the preceding Business Day); and (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement.

“Revolving Credit Tranche A Availability” means, at any particular time, the amount by which the Revolving Credit Tranche A Commitments at such time exceeds the sum of the Revolving Credit Tranche A Obligations and the Tranche A Letter of Credit Obligations at such time.

“Revolving Credit Tranche A Commitment” means, with respect to any Lender, the obligation of such Lender to make Revolving Credit Tranche A Loans and participate in Tranche A Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amounts set forth on Schedule 1.1-A attached hereto and made a part hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and “Revolving Credit Tranche A Commitments” means the aggregate principal amount of the Revolving Credit Tranche A Commitments of all the Lenders, the maximum amount of which shall be $825,000,000, as increased from time to time pursuant to Section 2.9 or as reduced from time to time pursuant to Section 3.1.

“Revolving Credit Tranche A Loans” means Loans (including Swing Loans) made by the Lenders pursuant to Sections 2.1(a) and 2.1(c), to the extent that such loans are deemed, pursuant to Sections 2.1(a) and 2.1(c)(i), as applicable, to be a use of the Revolving Credit Tranche A Commitment.

“Revolving Credit Tranche A Obligations” means, at any particular time, the sum of the outstanding principal amount of the Revolving Credit Tranche A Loans at such time, plus the portion (if any) of the outstanding principal amount of the Negotiated Rate Loans that are deemed, pursuant to Section 2.7, to be a use of the Revolving Credit Tranche A Commitments.

“Revolving Credit Tranche B Availability” means, at any particular time, the amount by which the Revolving Credit Tranche B Commitments at such time exceeds the sum of the Revolving Credit Tranche B Obligations and the Tranche B Letter of Credit Obligations at such time.

“Revolving Credit Tranche B Commitment” means, with respect to any Lender, the obligation of such Lender to make Revolving Credit Tranche B Loans and participate in Tranche B Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amounts set forth on Schedule 1.1-A attached  hereto and made a part hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and “Revolving

Credit Tranche B Commitments” means the aggregate principal amount of the Revolving Credit Tranche B Commitments of all the Lenders, the maximum amount of which shall be $175,000,000, as reduced from time to time pursuant to Section 3.1.

“Revolving Credit Tranche B Loans” means Loans (including Swing Loans) made by the Lenders pursuant to Sections 2.1(b) and 2.1(c), to the extent that such loans are deemed, pursuant to Sections 2.1(a) and 2.1(c)(i), as applicable, to be a use of the Revolving Credit Tranche B Commitment.

“Revolving Credit Tranche B Obligations” means, at any particular time, the Dollar Equivalent of the sum of the outstanding principal amount of the Revolving Credit Tranche B Loans at such time, plus the portion (if any) of the outstanding principal amount of the Negotiated Rate Loans that are deemed, pursuant to Section 2.7, to be a use of the Revolving Credit Tranche B Commitments.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Secured Indebtedness” means any Indebtedness secured by a Lien on Property of the Borrower and any Subsidiary of the Borrower (other than Indebtedness secured by a pari passu Lien granted in accordance with Section 9.2(b)).  Secured Indebtedness shall also include Borrower’s pro rata share of any Indebtedness of Minority Holdings that is secured by a Lien on Property of Minority Holdings.

“Secured Leverage Ratio” means the ratio, expressed as a percentage, of the Total Adjusted Outstanding Indebtedness that consists of Secured Indebtedness to the Capitalization Value.

“Securities” means any stock, shares, voting trust certificates, partnership or limited liability company interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including, without limitation, any “security” as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Series A Preferred Interests” means the outstanding Series A Cumulative Convertible Preferred Stock of TMC and the underlying Series A Preferred OP Units of Borrower.

“Service Revenues” means for a specified period all amounts recorded in accordance with GAAP by the Group, or its pro-rata share received through Minority Holdings (which are not consolidated in accordance with GAAP) as leasing commissions and/or development fees.

“Sharing Event” shall mean (i) the occurrence of an Event of Default with respect to the Borrower or TMC pursuant to clauses (f) or (g) of Section 10.1, (ii) the termination of the Revolving Credit Commitments pursuant to Section 10.2 or (iii) the acceleration of the Loans pursuant to Section 10.2.

“Solvent”, when used with respect to any Person, means that at the time of determination:

(i)                                      the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(ii)                                   the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(iii)                                it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(iv)                               it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Sterling” or “£” means the lawful money of the United Kingdom.

“Subsidiary” of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other Subsidiaries of such Person or any combination thereof.

“Swing Lender” means JPMCB or, if requested by the Borrower, another Lender designated by the Borrower from among those institutions identified by the Administrative Agent as permissible Swing Lenders.

“Swing Loan” means a Loan made by the Swing Lender pursuant to Section 2.1(c).

“Swing Loan Commitment” means the lesser of (i) $60,000,000 and (ii) the Revolving Credit Availability.

“Swing Loan Refund Amount” has the meaning set forth in Section 2.1(c)(iii).

“TARGET Settlement Day”  Any day on which the Trans-European Automated Real-Time Gross Settlement Transfer (TARGET) System is open.

“Taxes” is defined in Section 12.1(a) hereof.

“Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

“Term Loan” means the Loan made pursuant to Section 2.1(d), the aggregate amount of which shall equal $200,000,000.

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender to make, convert or continue a portion of the Term Loan pursuant to the terms and conditions of this Agreement as set forth on Schedule 1.1-A attached hereto and made a part hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and “Term Loan Commitments” means the aggregate principal amount of the Term Loan Commitments of all the Lenders, the maximum amount of which shall be $200,000,000.

“Term Loan Maturity Date” means December 15, 2007 (or, if extended by the Borrower pursuant to Section 2.3, December 15, 2008); provided, that if such date shall fall on a day that is not a Business Day, then the Term Loan Maturity Date shall be the preceding Business Day).

“Term Loan Note” means a promissory note substantially in the form attached hereto as Exhibit B-2 payable to a Lender, evidencing certain of the Term Loan Obligations of the Borrower and executed by the Borrower as required by Section 3.3(a), as the same may be amended, supplemented, modified or restated from time to time; “Term Loan Notes” means, collectively, all of such Term Loan Notes outstanding at any given time.

“Term Loan Obligations” means, at any particular time, the sum of the outstanding principal amount of the Term Loan at such time.

“TIF Guarantee” means, collectively, any guarantees now or hereafter entered into by TMC, Borrower or any of their respective Subsidiaries or Minority Holdings that are related to or associated with a public financing.

“TI Work” means any construction or other “buildout” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

“TMC” means The Mills Corporation, a Delaware corporation, which is the General Partner of the Borrower.

“TMLP Partnership Agreement” means that certain Limited Partnership Agreement of the Borrower dated April 21, 1994, as such agreement has been heretofore amended, restated, modified and supplemented and as such agreement hereafter may be amended, restated, modified or supplemented from time to time with the consent of the Administrative Agent or as permitted under Section 9.8.

“Total Adjusted Outstanding Indebtedness” means, for any period, the sum (without duplication) of (i) the amount of Indebtedness of the Consolidated Businesses set forth or required to be set forth on the then most recent quarterly financial statements of TMC, the Borrower and its wholly-owned Subsidiaries (without duplication), (ii) the outstanding amount of Indebtedness of Minority Holdings pro rata allocable to the Borrower as of the date of the financial statements described in clause (i), and (iii) without duplication, the Contingent Obligations of the Consolidated Businesses and, to the extent allocable to the Consolidated Businesses in accordance with GAAP, of the Minority Holdings as of the date of the financial statements described in clause (i); provided, however, that in no event shall Total Outstanding Adjusted Indebtedness include (1) Indebtedness attributed to any TIF Guarantee (provided that the exclusion for the TIF Guarantee shall not exceed 2% of Capitalization Value), (2) for purposes of avoiding double counting relating to the same underlying obligations, Indebtedness with respect to the letters of credit issued to support guaranties of interest or interest and principal, (3) operating income guaranties or other performance guaranty or completion guaranty obligations, or (4) Contingent Obligations relating to the obligations of any Investment Grade rated, or as otherwise approved by the Lenders, co-venturer.

“Tranche A Letter of Credit” shall mean any standby letter of credit issued at the request of the Borrower and for the account of the Borrower against the Revolving Credit Tranche A Commitment in accordance with Section 2.4.

“Tranche A Letter of Credit Obligations” shall mean the sum, as of any date of determination, of (i) the maximum amount which the Issuing Lender may be required to pay on such date or at any future time under Tranche A Letters of Credit, plus (ii) the aggregate amount of all payments that have been made by Issuing Lender with respect to the Tranche A Letters of Credit but have not been reimbursed by the Borrower or converted into Loans pursuant to Section 2.4 hereof.

“Tranche B Letter of Credit” shall mean any standby letter of credit issued at the request of the Borrower and for the account of the Borrower against the Revolving Credit Tranche B Commitment in accordance with Section 2.4.

“Tranche B Letter of Credit Obligations” shall mean the sum, as of any date of determination, of the Dollar Equivalents of (i) the maximum amount which the Issuing Lender may be required to pay on such date or at any future time under Tranche B Letters of Credit, plus (ii) the aggregate amount of all payments that have been made by Issuing Lender with respect to the Tranche B Letters of Credit but have not been reimbursed by the Borrower or converted into Loans pursuant to Section 2.4 hereof.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

1.2.  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each mean “to and including.”  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.  Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, on the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.3.  Accounting Terms.  Subject to Section 13.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.4.  Other Terms.  All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

ARTICLE II.
AMOUNTS AND TERMS OF LOANS

2.1.  Loans.

(a)                                  Revolving Credit Tranche A Loans.  Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.5), each Lender with a Revolving Credit Tranche A Commitment hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a “Revolving Credit Tranche A Loan” and, collectively, the “Revolving Credit Tranche A Loans”) to the Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender’s Pro Rata Share of the Revolving Credit Tranche A Availability at such time.  All Revolving Credit Tranche A Loans comprising the same Borrowing under this Agreement shall be made by the Lenders with a Revolving Credit Tranche A Commitment simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Credit Tranche A Loan hereunder nor shall the Revolving Credit Tranche A Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Revolving Credit Tranche A Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  Each requested Borrowing of Revolving Credit Tranche A Loans funded on any Funding Date shall be in a principal amount of at least $2,000,000 in the case of a LIBOR Rate Loan or $1,000,000 in the case of any other Loan and in integral multiples of $500,000 in excess of such amount; provided, however, that if the aggregate Revolving Credit Tranche A Availability at the time of such requested Borrowing is less than $2,000,000 in the case of a LIBOR Rate Loan or $1,000,000 in the case of any other Loan, then the requested Borrowing shall be for the total amount of the Revolving Credit Tranche A Availability. Notwithstanding any other provision of this Agreement to the contrary, (a) each Revolving Credit Borrowing denominated in Dollars (whether bearing interest at the LIBOR Rate or the Base Rate) shall be a Revolving Credit Tranche A Loan and shall be deemed to use the Revolving Credit Tranche A Commitments, unless the Revolving Credit Tranche A Commitments have been fully used and are not available at such time for such Borrowing, in which case such Borrowing denominated in Dollars shall be a Revolving Credit Tranche B Loan and shall be deemed to use the Revolving Credit Tranche B Commitments, if such Revolving Credit Tranche B Commitments are available, and (b) each Revolving Credit Borrowing denominated in an Optional Currency shall be a Revolving Credit Tranche B Loan and shall be deemed to use the Revolving Credit Tranche B Commitments, if such Revolving Credit Tranche B Commitments are available.

(b)                                 Revolving Credit Tranche B Loans.  Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.5), each Lender with a Revolving Credit Tranche B Commitment hereby severally and not jointly agrees to make revolving loans, in Dollars and/or, at the Borrower’s option from time to time, subject to Section 4.2 hereof, in an Optional Currency (each individually, a “Revolving Credit Tranche B Loan” and, collectively, the “Revolving Credit Tranche B Loans”) to the Borrower from time to time during the Revolving Credit Period, in an amount the Dollar Equivalent of which does not exceed such Lender’s Pro Rata Share of the Revolving Credit Tranche B Availability at such time.  All Revolving Credit Tranche B Loans comprising the same Borrowing under this Agreement shall be made by the Lenders with a Revolving Credit Tranche B Commitment simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Credit Tranche B Loan hereunder nor shall the Revolving Credit Tranche B Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this

Agreement, the Borrower may repay any outstanding Revolving Credit Tranche B Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(b) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  Each requested Borrowing of Revolving Credit Tranche B Loans funded on any Funding Date shall be in a principal amount of at least $2,000,000 in the case of a LIBOR Rate Loan denominated in Dollars or the Dollar Equivalent of $1,000,000 in the case of any other Loan (including a Loan made in an Optional Currency) and in integral multiples of the Dollar Equivalent of $500,000 in excess of such amount; provided, however, that if the aggregate Revolving Credit Tranche B Availability at the time of such requested Borrowing is less than $2,000,000 in the case of a LIBOR Rate Loan denominated in Dollars or $1,000,000 in the case of any other Loan, then the requested Borrowing shall be for the total amount of the aggregate Revolving Credit Tranche B Availability.

(c)                                  Swing Loans.

(i)                                     Basic Terms.  During the term of this Agreement, the Swing Lender agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower pursuant to this Section 2.1(c)(i) from time to time in amounts such that the requested Swing Loan does not exceed the Revolving Credit Availability and, after giving effect to the Borrowing of such Swing Loan, the aggregate principal amount of Swing Loans does not at any time exceed the Swing Loan Commitment.  Each Borrowing under this Section 2.1(c)(i) shall be in an aggregate principal amount of at least $2,000,000 and in integral multiples of $1,000,000 in excess of such amount.  Within the foregoing limits, the Borrower may borrow under this Section 2.1(c)(i), repay or, to the extent permitted by Section 3.1, prepay Swing Loans and reborrow at any time during the term of this Agreement under this Section 2.1(c)(i); provided, that the Swing Lender shall not be required to make a Swing Loan to refinance an outstanding Swing Loan.  Notwithstanding anything to the contrary contained herein, the Swing Lender shall not make a Swing Loan without the consent of the Requisite Lenders after the occurrence and during the continuance of a Potential Event of Default or without the consent of all of the Lenders after the occurrence and during the continuance of an Event of Default.  Notwithstanding any other provision of this Agreement to the contrary, each Swing Loan shall be a Revolving Credit Tranche A Loan and shall be deemed to use the Revolving Credit Tranche A Commitments, unless the Revolving Credit Tranche A Commitments have been fully used and are not available at such time for such Borrowing, in which case such Swing Loan shall be a Revolving Credit Tranche B Loan and shall be deemed to use the Revolving Credit Tranche B Commitments, if such Revolving Credit Tranche B Commitments are available.

(ii)                                  Repayment and Interest.  Each Swing Loan is due and payable on the earliest to occur of (a) four (4) Business Days after the date of the making of such Swing Loan, (b) the date of the next Borrowing under the Revolving Credit Commitments that is not a Swing Loan, (c) the Revolving Credit Termination Date, and (d) the last day of any calendar quarter.  Except as otherwise provided in Section 4.1(d), Swing Loans shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Base Rate Loans.

(iii)                               Conversion of Swing Loans to Committed Loans.  The Swing Lender (A) may, at any time in its sole discretion with respect to any outstanding Swing Loans or (B) shall, on any of the dates set forth in clauses (a) – (d) of Section 2.1(c)(ii), on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), request each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount (with respect to each Lender, its “Swing Loan Refund Amount”) equal to such Lender’s Pro Rata Share of the applicable Revolving Credit Commitments with respect to the aggregate principal amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date of such notice, to repay the Swing Lender.  Unless any of the events described in clause (f) or (g) of Section 10.1 with respect to the Borrower or TMC shall have occurred and be continuing (in which case the procedures of Section 2.1(c)(iv) shall apply), each Lender shall make such Base Rate Loan available to the Administrative Agent at the Administrative Agent’s Head Office, in immediately available funds, not later than 12:00 noon (New York time), on the Business Day immediately following the date of such request.  The Administrative Agent shall pay the proceeds of such Base Rate Loans to the Swing Lender, which shall immediately apply such proceeds to repay Refunded Swing Loans.  Effective on the day such Base Rate Loans are made, the portion of the Swing Loans so paid shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Note held by the Swing Lender, and shall be due as Base Rate Loans under the respective Notes issued to the Lenders (including the Swing Lender) in accordance with their Pro Rata Share of the applicable Revolving Credit Commitments.  The Borrower authorizes the Swing Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Loans.

(iv)                              Purchase of Participations in Swing Loans.  If, prior to the time Loans would have otherwise been made pursuant to Section 2.1(c)(iii), one of the events described in clause (f) or (g) of Section 10.1 with respect to the Borrower or TMC shall have occurred and be continuing, each Lender shall, on the date such Loans were to have been made pursuant to the request referred to in Section 2.1(c)(iii) (the “Refunding Date”), purchase an undivided participating interest in the Swing Loans in an amount equal to such Lender’s Swing Loan Refund Amount.  On the Refunding Date, each Lender shall transfer to the Swing Lender, in immediately available funds, such Lender’s Swing Loan Refund Amount, and upon receipt thereof the Swing Lender shall deliver to such Lender a Swing Loan participation certificate dated the date of the Swing Lender’s receipt of such funds and in the Swing Loan Refund Amount of such Lender.

(v)                                 Payments on Participated Swing Loans.  Whenever, at any time after the Swing Lender has received from any Lender such Lender’s Swing Loan Refund Amount pursuant to Section 2.1(c)(iii), the Swing Lender receives any payment on account of the Swing Loans in which the Lenders have purchased participations pursuant to Section 2.1(c)(iv), the Swing Lender will promptly distribute to each such Lender its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Lenders) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Lender will return to the Swing Lender any portion thereof previously distributed to it by the Swing Lender.

(vi)                              Obligations to Refund or Purchase Participations in Swing Loans Absolute.  Each Lender’s obligation to transfer the amount of a Loan to the Swing Lender as provided in Section 2.1(c)(iii) or to purchase a participating interest pursuant to Section 2.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender, the Borrower or any other Person may have against the Swing Lender or any other Person, other than the Swing Lender’s gross negligence or willful misconduct in connection with making any such Swing Loan, (B) the occurrence or continuance of a Potential Event of Default or an Event of Default or the termination or reduction of the Revolving Credit Commitments, (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (D) any breach of this Agreement by the Borrower, any other Lender or any other Person, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d)                                 Term Loan.  Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to lend such Lender’s Pro Rata Share of the Term Loan, in Dollars to the Borrower on the Initial Funding Date.  The Term Loan shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make its portion of the Term Loan hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure.  The Term Loan, or any portion thereof, may be either a Base Rate Loan or a LIBOR Rate Loan, as determined by the Borrower in the Notice of Borrowing related thereto, any Notice of Conversion/Continuation or as otherwise provided in this Agreement.

(e)                                  Notice of Borrowing.  When the Borrower desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Borrowing, signed by it (i) no later than 11:00 a.m. (New York time) on the Business Day immediately preceding the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, (ii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurocurrency Rate Loans denominated in Dollars, (iii) no later than 11:00 a.m. (New York time) at least four (4) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurocurrency Rate Loans denominated in an Optional Currency and (iv) no later than 10:00 a.m. (New York time) on the proposed Funding Date, in the case of a Borrowing of Swing Loans.  Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the type and amount of the proposed Borrowing in the requested currency, (iii) the Revolving Credit Tranche A Availability, or Revolving Credit Tranche B Availability, as and if applicable, as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, (v) in the case of Eurocurrency Revolving Credit Loans, the currency of the requested Loan and whether it is a Loan using the LIBOR Rate, the EURIBOR Rate or the International Eurocurrency Rate, (vi) in the case of Eurocurrency Rate Loans, the requested Interest Period, and (vii) instructions for the disbursement of the proceeds of the proposed Borrowing.  In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Initial Funding Date), the Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(e), if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 12:00 noon (New York time) on the same day.  Any Notice of Borrowing (or telephonic notice in lieu thereof, when properly confirmed in accordance with this Section 2.1(e)) given pursuant to this Section 2.1(e) shall be irrevocable.

(f)                                    Making of Loans.

(i)                                     Promptly after receipt of a Notice of Borrowing under Section 2.1(e) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender (or the Swing Lender in the case of Notice of Borrowing for a Swing Loan) by facsimile transmission, or other similar form of transmission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of Eurocurrency Rate Loans, shall be at least three (3) (for such Loans denominated in Dollars) or four (4) (for such Loans denominated in Optional Currency) Business Days in advance of the proposed Funding Date for such Loans).  Each Lender (or in the case of a Swing Loan Borrowing, the Swing Lender) shall deposit an amount in the requested currency equal to its Pro Rata Share of the Borrowing requested by the Borrower with the Administrative Agent at the Administrative Agent’s Head Office, in immediately available funds, not later than 12:00 noon (New York time) on the respective Funding Date therefor.  Subject to the fulfillment of the conditions precedent set forth in Section 5.1 or Section 5.2, as applicable, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent’s Head Office on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date.  In the event the conditions precedent set forth in Section 5.1 or 5.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii)                                  Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Administrative Agent may assume that each Lender has funded its Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and if not paid by such Lender on demand, in addition the Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Administrative Agent if paid by the Borrower, at the interest rate applicable to such Borrowing and if paid by such Lender at the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender’s Loan, and if both such Lender and Borrower shall pay and repay such corresponding amount of Administrative Agent’s Loan, the Administrative Agent shall promptly pay the Borrower such corresponding amount.  This Section 2.1(f)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

2.2.  Use of Proceeds of Loans.  The proceeds of the Loans to the Borrower hereunder may be used for the purposes of:

(a)                                  acquisition of Real Properties, directly or through a Subsidiary or Minority Holding, by the Borrower;

(b)                                 development of Real Properties owned and operated, directly or indirectly, by the Borrower (including Minority Holdings);

(c)                                  investments permitted in accordance with Section 9.11; and

(d)                                 other general and working capital needs of the Borrower, inclusive of repayment of Indebtedness for borrowed money;

each of which purposes described in clauses (a) through (d) above shall be lawful working capital purposes of the Borrower. The proceeds of the Loans shall not be used directly or indirectly to repurchase stock of TMC or OP Units if such repurchase would cause the Lenders to be in violation of Regulation U or Regulation X or if a Potential Event of Default or Event of Default has occurred and is continuing or would occur as a result of such repurchase.

2.3.  Termination, Maturity and Extensions.  (a) Revolving Credit Termination Date.  (i)  The Revolving Credit Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be paid in full, on the Revolving Credit Termination Date.  Each Lender’s obligation to make Revolving Credit Loans shall terminate on the Business Day immediately preceding the Revolving Credit Termination Date.

(ii)  The Borrower may on one occasion, by notice to the Administrative Agent no earlier than 180 days and no later than 90 days prior to December 15, 2007, extend the Revolving Credit Termination Date for one (1) year; provided, that (i) no Potential Event of Default or Event of Default exists at the time of such request and at the time of such extension, (ii) all of the representations and warranties of the Borrower contained in Section 6.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects at the time of such request and at the time of such extension, and (iii) the Borrower pays an extension fee equal to 0.25% of the Revolving Credit Commitments to the Administrative Agent for the ratable benefit of the Lenders at the time of such extension.

(b) Term Loan Maturity Date.  (i)  All outstanding Term Loan Obligations shall be paid in full on the Term Loan Maturity Date.

(ii)  The Borrower may on one occasion, by notice to the Administrative Agent no earlier than 180 days and no later than 90 days prior to December 15, 2007, extend the Term Loan Maturity Date for one (1) year provided, that (i) no Potential Event of Default or Event of Default exists at the time of such request and at the time of such extension, (ii) all of the representations and warranties of the Borrower contained in Section 6.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects at the time of such request and at the time of such extension, and (iii) the Borrower pays an extension fee equal to 0.25% of the outstanding amount of the Term Loan to the Administrative Agent for the ratable benefit of the Lenders at the time of such extension.

2.4.  Letters of Credit.

(a)                                  Letter of Credit Commitment.  Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.5), at any time and from time to time from the Initial Funding Date through the day that is thirty (30) days prior to the Revolving Credit Termination Date, the Issuing Lender shall issue such Letters of Credit in any amount, in Dollars or Optional Currency, as the Borrower may request upon the delivery of a Letter of Credit Request to the Issuing Lender, provided that (i) no Potential Event of Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed Two Hundred Million Dollars ($200,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Obligations and (B) the amount of the Letter of Credit Obligations (after giving effect to all Letters of Credit requested and any Letters of Credit accepted but unpaid) exceed the Maximum Revolving Credit Amount, (iv) the conditions set forth in Sections 5.1 and 5.2, as applicable, shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  Each Letter of Credit Request shall be executed by an Authorized Financial Officer of Borrower, or such other persons as are identified pursuant to Section 2.6.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Requisite Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is fifteen (15) days (thirty (30) days in the case of a Letter of Credit denominated in Optional Currency) prior to the Revolving Credit Termination Date; provided, that Letters of Credit denominated in Dollars with a maximum aggregate amount of up to $20,000,000 may have a later expiration date so long as (I) such expiration date is not later than 180 days after the Revolving Credit Termination Date and (II) the Borrower (1) provides cash collateral for each such Letter of Credit at least 100 days prior to the Revolving Credit Termination Date or (2) provides a back-to-back letter of credit or other credit support satisfactory to the Administrative Agent and the Issuing Lender at least thirty (30) days prior to the Revolving Credit Termination Date.  Any Letter of Credit expiring after the Revolving Credit Termination Date shall be governed by the terms of this Agreement, which shall survive the Revolving Credit Termination Date for such purpose.  Unless a Letter of Credit denominated in Optional Currency is requested, each Letter of Credit issued hereunder shall be a Tranche A Letter of Credit and shall be deemed to use the Revolving Credit Tranche A Commitments unless the Revolving Credit Tranche A Commitments have been fully used (or partially used with the remainder being inadequate to issue such requested Letter of Credit) and are not available at such time for the issuance of such Letter of Credit, in which case such Letter of Credit shall be a Tranche B Letter of Credit and shall be deemed to use the Revolving Credit Tranche B Commitments, if available.  Each Letter of Credit denominated in Optional Currency issued hereunder shall be a Tranche B Letter of Credit and shall be deemed to use the Revolving Credit Tranche B Commitments, if available.  Each of the letters of credit described on Schedule 2.4 that have been (x) issued by JPMCB on or after December 1, 2004, or (y) issued by Fleet as the “Issuing Lender” under the Existing Revolving Agreement (the “Fleet Letters of Credit”) (Bank of America, N.A.. having acquired a 100% interest in the Fleet Letters of Credit), shall for all purposes be Letters of Credit hereunder.

(b)                                 Letter of Credit Request.  Each Letter of Credit Request shall be submitted to the Administrative Agent and the Issuing Lender at least five (5) Business Days (or in the case of a Letter of Credit denominated in Optional Currency at least ten (10) Business Days) (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be permitted by the terms of this Agreement), and (ii) a certification by an Authorized Financial Officer of Borrower that the Borrower and TMC are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)                                  Issuance of Letter of Credit.  The Issuing Lender shall, if it approves of the content of the Letter of Credit Request (which approval shall not be unreasonably withheld), and subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days in the case of a Letter of Credit denominated in Dollars (ten (10) Business Days in the case of a Letter of

Credit denominated in Optional Currency) following receipt of such Letter of Credit Request.  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender.  Upon issuance of a Letter of Credit, the Issuing Lender shall provide notice of the issuance of such Letter of Credit to the Administrative Agent and the Lenders with Revolving Credit Tranche A Commitments or Revolving Credit Tranche B Commitments, as applicable, and shall provide a copy of such Letter of Credit to Administrative Agent and to any Lender that requests a copy.

(d)                                 Letter of Credit Participations.  Upon (i) the issuance of a Letter of Credit or (ii) the Closing Date with respect to the Letters of Credit listed on Schedule 2.4, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its Pro Rata Share of the amount of such Letter of Credit.  No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)                                  Letter of Credit Fees.  With respect to each Letter of Credit, the Borrower shall pay to the Administrative Agent (i) for the account of the Issuing Bank, a fronting bank Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the Dollar Equivalent of the amount available to be drawn under such Letter of Credit (which aggregate fee for any Letter of Credit shall not be less than $1,000.00 in any event), and (ii) for the accounts of the Lenders in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Eurocurrency Rate Loans (or two percent (2%) per annum during the continuation of an Event of Default) on the Dollar Equivalent of the amount available to be drawn under such Letter of Credit.  Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of the calendar quarter following the date of issuance and shall accrue thereafter from the date of issuance and continuing for each quarter or portion thereof, as applicable, until the earliest date on which (x) the Revolving Credit Commitments shall terminate, (y) the Letter of Credit shall expire or (z) the Letter of Credit is returned marked “cancelled” along with a letter from the Letter of Credit beneficiary on its letterhead acknowledging such cancellation.  In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)                                    Letter of Credit Drawing; Reimbursement.  In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Issuing Lender shall promptly notify the Administrative Agent, and, unless the Borrower shall have (i) notified the Administrative Agent and the Issuing Lender prior to 11:00 a.m. (New York time) (A) in the case of a Letter of Credit denominated in Dollars, on the Business day immediately prior to the date of such drawing, that the Borrower intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, or (B) in the case of a Letter of Credit denominated in Optional Currency, at least two (2) Business Days prior to the date of such drawing that the Borrower intends to reimburse such Issuing Lender for the amount of such drawing in the applicable Optional Currency, and (ii) repaid the full amount of such drawing on the date of any such draw, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.1(e) to the Administrative Agent, requesting a Base Rate Loan on the date of such drawing in an amount equal to the Dollar Equivalent of such drawing.  The Administrative Agent shall promptly notify the Borrower and each Lender of such drawing and deemed Notice of Borrowing by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, provided that failure to deliver such notice to the Borrower shall not in any way relieve the Borrower of any of its Obligations hereunder), and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Pro Rata Share of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Administrative Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Rate.  Further, such Lender shall be deemed to have assigned any and all payments made by the Borrower of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Administrative Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this Section 2.4(f) until such amount has been funded (as a result of such assignment or otherwise).  The failure of any Lender to make funds available to the Administrative Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent pursuant to this Section 2.4(f).

(g)                                 Funding of Letter of Credit Participations.  If after the issuance of a Letter of Credit pursuant to Section 2.4(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender in accordance with Section 2.4(f), one of the events described in Sections 10.1(f) or 10.1(g) shall have occurred, each Lender will, on the date such Loan pursuant to Section 2.4 was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Pro Rata Share of the amount of such Letter of Credit.  Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)                                 Distribution of Borrower Reimbursement Payments.  Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)                                     Letter of Credit Amendments.  For purposes of this Section 2.4, Section 5.2, Section 6.1, Section 10.2 and Section 12.2, the issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit (including any Letters of Credit listed on Schedule 2.4) shall be treated the same as the issuance of a new Letter of Credit.

(j)                                     Nature of Lender Obligations.  Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Administrative Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) absent gross negligence or willful misconduct by the Issuing Lender, the failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Administrative Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Administrative Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Administrative Agent, Issuing Lender or the other Lenders in good faith and absent gross negligence or willful misconduct will be binding on Borrower and will not put Administrative Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower.

2.5.  Maximum Credit Facility.  Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the sum of the aggregate Revolving Credit Tranche A Obligations and the aggregate Tranche A Letter of Credit Obligations exceed the Revolving Credit Tranche A Commitments, (ii) the sum of the aggregate Revolving Credit Tranche B Obligations and the aggregate Tranche B Letter of Credit Obligations exceed the Revolving Credit Tranche B Commitments, (iii) the aggregate Term Loan Obligations exceed the Term Loan Commitments, or (iv) the sum of the aggregate Revolving Credit Obligations and the aggregate Letter of Credit Obligations exceed the Maximum Revolving Credit Amount; provided, however, that any excess that exists pursuant to the foregoing clauses (ii) and (iv) resulting solely from changes in foreign currency exchange rates shall be deemed to not violate this Section 2.5, so long as the Borrower complies with the applicable requirements of Section 4.2(j)(iii).

2.6.  Authorized Agents.  On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth the names of the employees and agents authorized to request Loans or Letters of Credit and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent.  The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents.  The Administrative Agent and the Lenders shall be entitled to rely conclusively on such employee’s or agent’s authority to request such Loan or Letter of Credit or such conversion/continuation until the Administrative Agent receives written notice to the contrary.  The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing, Letter of Credit Request or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or a Letter of Credit or such conversion/continuation, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower.  None of the Administrative Agent or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Administrative Agent or such Lender reasonably believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Administrative Agent and each other Lender from any loss or expense the Administrative Agent or the Lenders incur in acting in good faith as provided in this Section 2.6, provided, however, that the Borrower shall not indemnify or hold harmless the Administrative Agent or any other Lender from any loss or expense incurred as the result of the Administrative Agent’s or such Lender’s gross negligence or willful misconduct.

2.7.  Negotiated Rate Procedure.  (a)  Negotiated Rate Loans.  Subject to the terms and conditions set forth herein, from time to time the Borrower may request Negotiated Rate Quotes in Dollars or an Optional Currency and may (but shall not have any obligation to) accept Negotiated Rate Quotes and borrow Negotiated Rate Loans; provided that (i) the Dollar Equivalent of the aggregate principal amount of any requested Negotiated Rate Loan shall not exceed the Revolving Credit Availability, (ii) after giving effect to the borrowing of such Negotiated Rate Loans, the Dollar Equivalent of the aggregate principal amount of the outstanding Negotiated Rate Loans shall not exceed fifty percent (50%) of the Maximum Revolving Credit Amount and (iii) to the extent that the requested Negotiated Rate Loan is to be denominated in an Optional Currency, the Dollar Equivalent of the aggregate principal amount of requested Negotiated Rate Loan shall not exceed the Revolving Credit Tranche B Availability.  Notwithstanding any other provision of this Agreement to the contrary, (A) each Negotiated Rate Loan denominated in Dollars shall constitute Revolving Credit Tranche A Obligations and shall be deemed to use the Revolving Credit Tranche A Commitments, except to the extent that the Revolving Credit Tranche A Commitments have been fully used and are not available at such time for such Borrowing, in which case the portion of such Negotiated Rate Loan that can not be accommodated by the Revolving Credit Tranche A Commitments shall constitute Revolving Credit Tranche B Obligations and shall be deemed to use the Revolving Credit Tranche B Commitments, if such Revolving Credit Tranche B Commitments are available, and (B) each Negotiated Rate Loan denominated in an Optional Currency shall constitute Revolving Credit Tranche B Obligations and shall be deemed to use the Revolving Credit Tranche B Commitments, if such Revolving Credit Tranche B Commitments are available.

(b)  Negotiated Rate Request.  To request Negotiated Rate Quotes, the Borrower shall notify the Administrative Agent of such request by telephone, (i) in the case of a Eurocurrency Negotiated Rate Loan denominated in Dollars, not later than 11:00 a.m. (New York time) four (4) Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Negotiated Rate Loan denominated in an Optional Currency, not later than 11:00 a.m.(New York time) five (5) Business Days before the date of the proposed Borrowing, and (iii) in the case of a Fixed Rate Loan, not later than 10:00 a.m. (New York time) one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) two (2) Negotiated Rate Quote Requests in any thirty (30) day period, and provided further that each Negotiated Rate Quote Request may solicit Negotiated Rate Quotes for up to three different Interest Periods.  Each such telephonic Negotiated Rate Quote Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Negotiated Rate Quote Request in the form of Exhibit F and signed by the Borrower.  Each such Negotiated Rate Quote Request shall be accompanied by the officer’s certificate required by Section 5.2(e).  Each such telephonic and written Negotiated Rate Quote Request shall specify the following information in compliance with Section 2.1:

(i)                                     the aggregate amount of the requested Borrowing in the requested currency;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be for a Eurocurrency Negotiated Rate Loan or a Fixed Rate Loan;

(iv)                              the Interest Period(s) to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed.

Promptly following receipt of a Negotiated Rate Quote Request in accordance with this Section 2.7(b), the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Negotiated Rate Quotes.

(c)                                  Negotiated Rate Quotes.  Each Lender may (but shall not have any obligation to) make one or more Negotiated Rate Quotes to the Borrower in response to a Negotiated Rate Quote Request.  Each Negotiated Rate Quote by a Lender must be substantially in the form of Exhibit G and must be received by the Administrative Agent by telecopy, (i) in the case of a Eurocurrency Negotiated Rate Loan denominated in Dollars, not later than 9:30 a.m. (New York time) three (3) Business Days before the proposed date of such Negotiated Rate Borrowing, (ii) in the case of a Eurocurrency Negotiated Rate Loan denominated in Optional Currency, not later than 9:30 a.m.(New York time) four (4) Business Days before the proposed date of such Negotiated Rate Borrowing, and (iii) in the case of a Fixed Rate Loan, not later than 9:30 a.m. (New York time) on the proposed date of such Negotiated Rate Borrowing.  Negotiated Rate Quotes that do not conform substantially to Exhibit G may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable.  Negotiated Rate Loans to be funded pursuant to a Negotiated Rate Quote may, as provided in Section 13.1(h), be funded by a Lender’s Designated Bank.  A Lender making a Negotiated Rate Quote may, but shall not be required to, specify in its Negotiated Rate Quote whether the related Negotiated Rate Loans are intended to be funded by such Lender’s Designated Bank, as provided in Section 13.1(h).  Each Negotiated Rate Quote shall specify (1) the identity of the Lender and the contact person at such Lender for such Negotiated Rate Quote, (2) the currency and principal amount (which shall be a minimum of the Dollar Equivalent of $5,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000 and which may equal the entire principal amount of the Negotiated Rate Borrowing requested by the Borrower) of the Negotiated Rate Loan or Loans that the Lender is willing to make, (3) the Negotiated Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (4) the Interest Period applicable to each such Loan and the last day thereof.

(d)                                 Transmission of Quotes to Borrower.  The Administrative Agent shall, promptly after the deadline for the receipt of quotes in respect of any Negotiated Rate Quote Request, notify the Borrower by telecopy of the Negotiated Rate and the principal amount specified in each Negotiated Rate Quote and the identity of the Lender that shall have made such Negotiated Rate Quote.

(e)                                  Borrower Acceptance.  Subject only to the provisions of this paragraph, the Borrower may accept or reject any Negotiated Rate Quote.  The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Negotiated Rate Quote, (i) in the case of a Eurocurrency Negotiated Rate Loan denominated in Dollars, not later than 10:30 a.m. (New York time) three (3) Business Days before the date of the proposed Negotiated Rate Borrowing, (ii) in the case of a Eurocurrency Negotiated Rate Loan denominated in an Optional Currency, not later than 10:30 a.m.(New York time) four (4) Business Days before the date of the proposed Negotiated Rate Borrowing, and (iii) in the case of a Fixed Rate Loan, not later than 10:30 a.m. (New York time) on the proposed date of the Negotiated Rate Borrowing; provided that (A) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Negotiated Rate Quote, (B) the Borrower shall not accept a Negotiated Rate Quote made at a particular Negotiated Rate for a particular Interest Period if the Borrower rejects a Negotiated Rate Quote made at a lower Negotiated Rate for the applicable Interest Period, (C) the aggregate amount of the Negotiated Rate Quotes accepted by the Borrower shall not exceed the aggregate amount of the requested Negotiated Rate Borrowing specified in the related Negotiated Rate Quote Request, (D) to the extent necessary to comply with clause (C) above, the Borrower may accept Negotiated Rate Quotes at the same Negotiated Rate in part, which acceptance, in the case of multiple

Negotiated Rate Quotes at such Negotiated Rate, shall be made pro rata in accordance with the amount of each such Negotiated Rate Quote, rounded to Dollar Equivalent of the nearest $1,000,000 increment, and (E) except pursuant to clauses (C) and (D) above, no Negotiated Rate Quote shall be accepted for a Negotiated Rate Loan unless such Negotiated Rate Loan is in a minimum principal amount of the Dollar Equivalent of $5,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000; provided further that if a Negotiated Rate Loan must be in an amount less than the Dollar Equivalent of $5,000,000 because of the provisions of clauses (C) and (D) above, such Negotiated Rate Loan may be for a minimum of the Dollar Equivalent of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Negotiated Rate Quotes at a particular Negotiated Rate pursuant to clause (D) the amounts shall be rounded to integral multiples of the Dollar Equivalent of $1,000,000 in a manner determined by the Borrower.  A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(f)                                    Notice of Borrower Acceptance.  The Administrative Agent shall promptly notify each quoting Lender by telecopy whether or not its Negotiated Rate Quote has been accepted (and, if so, the amount and Negotiated Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Negotiated Rate Loan in respect of which its Negotiated Rate Quote has been accepted.  A Lender who is notified that it has been selected to make a Negotiated Rate Loan may designate its Designated Bank (if any) to fund such Negotiated Rate Loan on its behalf, as described in Section 13.1(h).  Any Designated Bank which funds a Negotiated Rate Loan shall on and after the time of such funding become the obligee in respect of such Negotiated Rate Loan and be entitled to receive payment thereof when due.

(g)                                 Quotes by the Administrative Agent.  If the Administrative Agent shall elect to submit a Negotiated Rate Quote in its capacity as a Lender, it shall submit such Negotiated Rate Quote directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Negotiated Rate Quote to the Administrative Agent pursuant to paragraph (c) of this Section.

(h)                                 Repayment of Negotiated Rate Loans.  Negotiated Rate Loans may not be continued and shall be repaid in full on the last day of the Interest Period applicable thereto, including from the proceeds of new Negotiated Rate Loans made in accordance with this Section 2.7, or with proceeds of ratable Borrowings in accordance with Section 2.1.

(i)                                     Other Terms.  Any Negotiated Rate Loan shall not reduce the Revolving Credit Commitment of the Lender making such Negotiated Rate Loan, and each such Lender shall continue to be obligated to fund its Pro Rata Share of all ratable Borrowings under this Agreement.

2.8.  Sharing Event.  (a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Eurocurrency Rate Loans denominated in an Optional Currency (other than Negotiated Rate Loans) shall be automatically converted into Loans denominated in Dollars (in an amount equal to the Dollar Equivalent, as determined by the Administrative Agent on the date of such conversion, of the aggregate principal amount of the such Eurocurrency Rate Loans on the date such Sharing Event first occurred, which Loans denominated in Dollars (i) shall thereafter be deemed to be Base Rate Loans and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Credit Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless the Sharing Event resulted solely from a termination of the Revolving Credit Commitments, all accrued and unpaid interest and other amounts owing with respect to such Eurocurrency Rate Loans shall be immediately due and payable in Dollars, in an amount equal to the Dollar Equivalent of such accrued and unpaid interest and other amounts.

(b)                                 Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.8(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all Loans (other than Negotiated Rate Loans) outstanding to, and any unpaid amounts the Issuing Lender has disbursed under a Letter of Credit owing by, the Borrower in amounts such that each Lender shall have a share of the outstanding Loans (other than Negotiated Rate Loans) and unpaid amounts the Issuing Lender has disbursed under a Letter of Credit then owing by the Borrower equal to its Pro Rata Share of the Revolving Credit Commitments (although if because of fluctuations in currency exchange rates any Lender would be required to purchase such participations after giving effect to which such Lender’s Loans and Letter of Credit participations under Section 2.4(d) (including participations therein purchased pursuant to this Section 2.8) would exceed such Lender’s Revolving Credit Commitment, then such participations shall be in an amount after giving effect to which such Lender’s Loans and Letter of Credit participations under Section 2.4(d) (including participations therein purchased pursuant to this Section 2.8) would equal such Lender’s Revolving Credit Commitment).  Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrowers pursuant to Section 12.1 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests.  Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent.  The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above.  Promptly following receipt thereof, each Lender which has sold participations in any of its Loans and Letter of Credit participations under Section 2.4(d) (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount.  It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(c)                                  Upon the occurrence of a Sharing Event (i) no further Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Rate Loans denominated in Optional Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be converted to Loans denominated in Dollars in accordance with Section 2.8(a) and be payable immediately in Dollars as if such Eurocurrency Rate Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their affiliates) to the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (iii) the Revolving Credit Commitments of the Lenders shall be automatically terminated.  Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest in any Loans upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(d)                                 If any amount required to be paid by any Lender pursuant to Section 2.8(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.8(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  If any such amount required to be paid by any Lender pursuant to Section 2.8(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section 2.8 shall be deemed conclusive absent manifest error.  Amounts payable under this Section 2.8 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to such Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e)                                  Whenever, at any time after the relevant Lenders have received from any Lenders purchases of participations in any Loans pursuant to this Section 2.8, the Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders are required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(f)                                    Each Lender’s obligation to purchase participating interests pursuant to this Section 2.8 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Potential Event of Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower, TMC, any of its Subsidiaries or any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein.  The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.8, increased Taxes may be owing by the Borrower pursuant to Section 12.1, which Taxes shall be paid (to the extent provided in Section 12.1) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.8.

2.9.  Increase of Revolving Credit Commitment.  Unless a Potential Event of Default or an Event of Default has occurred and is continuing, the Borrower, by written notice to the Administrative

Agent, may request on one occasion on or before the second anniversary of the Closing Date that the Revolving Credit Tranche A Commitments be increased by an amount not less than $25,000,000 and not more than $50,000,000 in the aggregate (such that the Revolving Credit Commitments after such increase shall never exceed $1,050,000,000); provided that for any such request (a) any Lender which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Revolving Credit Tranche A Commitment but shall not have any obligation to so increase its Revolving Credit Tranche A Commitment, and (b) in the event that a Lender does not elect to increase its Revolving Credit Tranche A Commitment, the Administrative Agent shall use commercially reasonable efforts to locate additional lenders willing to hold commitments for the requested increase.  In the event that lenders commit to any such increase, (i) the Revolving Credit Tranche A Commitment of each such Lender shall be increased (or, in the case of a new lender not previously party hereto, added to the Revolving Credit Tranche A Commitments), (ii) the applicable Pro Rata Share of each of the Lenders shall be adjusted, (iii) if requested by any Lender making an additional or new commitment, new Notes shall be issued, (iv) the Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Revolving Credit Tranche A Commitments, and (v) other changes shall be made by way of supplement, amendment or restatement of any Loan Document as may be necessary or desirable to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Revolving Credit Tranche A Commitments or any other lenders have agreed to make new commitments pursuant to this Section 2.9, in each case notwithstanding anything in Section 13.7 to the contrary, without the consent of any Lender other than those Lenders participating in the increase or increasing their Revolving Credit Tranche A Commitments (it being understood that the Administrative Agent shall execute any such supplement, amendment or restatement as maybe reasonably requested by the Borrower and necessary or desirable in connection with an increase in the Revolving Credit Commitment permitted pursuant to this Section 2.9).  The fees payable by the Borrower upon any such increase in the Revolving Credit Tranche A Commitments shall be agreed upon by the Administrative Agent and the Borrower at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.9 shall constitute or be deemed to constitute an agreement by any Lender to increase its Revolving Credit Commitment hereunder.

ARTICLE III.
PAYMENTS AND PREPAYMENTS

3.1.  Prepayments; Reductions in Revolving Credit Commitments.

(a)                                  Voluntary Prepayments.  The Borrower may, at any time and from time to time, prepay the Loans, in part or in their entirety, subject to the following limitations; provided that the Borrower shall not have the right to prepay any Negotiated Rate Loan without the prior consent of the Lender thereof.  The Borrower shall give at least one (1) Business Day’s prior written notice in the case of Loans denominated in Dollars and four (4) Business Days’ prior written notice in the case of Loans denominated in Optional Currency to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment.  When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans to be prepaid on the prepayment date specified in the notice shall become due and payable on such prepayment date.  Each voluntary partial prepayment of the Loans shall be in a minimum amount of the Dollar Equivalent of $1,000,000.  Eurocurrency Rate Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 4.2(f).  Amounts prepaid with respect to the Term Loan pursuant to this Section 3.1(a) may not be reborrowed.

(b)                                 Voluntary Reductions In Revolving Credit Commitments.  The Borrower may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that (i) the Borrower shall first have made whatever payment may be required to reduce the sum of the Revolving Credit Obligations and the Letter of Credit Obligations to an amount less than or equal to the aggregate Revolving Credit Commitments as reduced or terminated, which amount shall become due and payable on the date specified in such notice, (ii) the Revolving Credit Tranche A Commitments as reduced or terminated shall not be in an amount less than the sum of (A) the aggregate Revolving Credit Tranche A Obligations and (B) the aggregate Tranche A Letter of Credit Obligations, (iii) the Revolving Credit Tranche B Commitments as reduced or terminated shall not be in an amount less than the sum of (A) the aggregate Revolving Credit Tranche B Obligations and (B) the aggregate Tranche B Letter of Credit Obligations and (iv) reductions to the Revolving Credit Commitments shall be allocated on a pro rata basis between the Revolving Credit Tranche A Commitments and the Revolving Credit Tranche B Commitments.  Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000, and shall reduce the applicable Revolving Credit Commitment of each Lender proportionately in accordance with its applicable Pro Rata Share; provided, however, that without terminating the Revolving Credit Commitments, the Revolving Credit Commitments in the aggregate shall not be reduced below $150,000,000.  Any notice of termination or reduction given to the Administrative Agent under this Section 3.1(b) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

(c)                                  No Penalty.  The prepayments and payments in respect of reductions and terminations described in clauses (a) and (b) of this Section 3.1 may be made without premium or penalty (except as provided in Section 4.2(f)).

(d)                                 Mandatory Prepayment.  If at any time from and after the Closing Date:  (i) the Borrower merges or consolidates with another Person and the Borrower is not the surviving entity, or (ii) the Borrower or any Consolidated Subsidiary or any Minority Holding sells, transfers, assigns or conveys assets, the book value (of the Borrower) of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, or conveyances would cause the Capitalization Value immediately after such sale to be less than 75% of the Capitalization Value set forth in the Compliance Certificate delivered pursuant to Section 5.1(j); provided, that for purposes of this clause (ii) only, the phrase “sells, transfers, assigns or conveys” shall not include (A) sales or conveyances among the Borrower and any Consolidated Subsidiaries, (B) mortgages secured by Real Property, or (C) sales or conveyances of Securities in the Borrower or TMC or in newly-formed Subsidiaries or Minority Holdings in connection with the acquisition of Real Property; (the date any such event in (i) or (ii) shall occur being the “Prepayment Date”) the Revolving Credit Commitments and Term Loan Commitments shall be terminated and the Borrower shall be required to prepay the Loans in their entirety and return any outstanding Letters of Credit as if the Prepayment Date were the Revolving Credit Termination Date and the Term Loan Maturity Date.  The Borrower shall make such prepayment on the Prepayment Date together with interest accrued to the date of the prepayment on the principal amount prepaid.  In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 4.2(f). Each such prepayment shall be applied to prepay ratably the Loans of the Lenders.  Amounts prepaid pursuant to this Section 3.1(d) may not be reborrowed.

3.2.  Payments.

(a)                                  Manner and Time of Payment.  All payments of principal of and interest on the Loans and other obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or any other Lender shall be made without setoff, counterclaim, condition or reservation of right, in the currency in which such Loan was made (with respect to Loans) or in lawful money of the United States (with respect to other Obligations) in immediately available funds, transmitted to the Administrative Agent not later than 11:00 a.m. (New York time) on the date and at the place due, to such account of the Administrative Agent as it may designate, for the account of the Administrative Agent or such other Lender, as the case may be; and funds received by the Administrative Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 11:00 a.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Administrative Agent after that time shall be deemed to have been paid on the next succeeding Business Day.  Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent in immediately available funds promptly after receipt thereof.

(b)                                 Apportionment of Payments. (i) Subject to the provisions of Section 3.2(b)(v), all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.  Subject to the provisions of Section 3.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied in the following order:

(A)                              first, to pay all Obligations then due and payable, and

(B)                                second, as the Borrower so designates.

In the event that the Administrative Agent (at its sole discretion, as provided in Section 2.1(f)(ii) shall have advanced any Loan on behalf of any Lender for which the Administrative Agent has not been reimbursed by the Borrower or Lender, then any payment to be made to such Lender under this Agreement shall first be paid to the Administrative Agent until the Administrative Agent has received all principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of such Lender.  Unless otherwise designated by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, second, to repay outstanding Eurocurrency Rate Loans, with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods and third, subject to Section 3.1(a), to repay outstanding Negotiated Rate Loans, with those Negotiated Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(ii)                                  After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

(A)                              first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent in its capacity as Administrative Agent and not as Lender hereunder;

(B)                                second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

(C)                                third, to pay interest then due in respect of Loans;

(D)                               fourth, to the ratable payment or prepayment of principal outstanding on Loans; and

(E)                                 fifth, to the ratable payment of all other Obligations.

In the event that the Administrative Agent (at its sole discretion, as provided in Section 2.1(f)(ii)) shall have advanced any Loan on behalf of any Lender for which the Administrative Agent has not been reimbursed by the Borrower or Lender, then any payment to be made to such Lender under this Agreement shall first be paid to the Administrative Agent until the Administrative Agent has received all principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of such Lender.  The order of priority set forth in this Section 3.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the other Lenders and other Holders as among themselves.  The order of priority set forth in clauses (B) through (E) of this Section 3.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender, or any other Person; provided, however, no such change shall favor one Lender over any other Lender.  The order of priority as to payments due to the Administrative Agent with respect to Loans made on behalf of another Lender may be changed only with the prior written consent of the Administrative Agent.

(iii)                               Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, in its sole discretion subject only to the terms of this Section 3.2(b)(iii), may pay from the proceeds of Loans made to the Borrower hereunder, whether made following a request by the Borrower pursuant to Section 2.1 or a deemed request as provided in this Section 3.2(b)(iii), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest and fees, all reimbursements for expenses pursuant to Section 13.2 and amounts that may be drawn under Letters of Credit.  The Borrower hereby irrevocably authorizes the Lenders, upon the occurrence and during the continuation of an Event of Default, to make Loans, which Loans shall be Base Rate Loans, in each case, upon notice from the Administrative Agent as described in the following sentence for the purpose of paying principal, interest and fees due from the Borrower, reimbursing expenses pursuant to Section 13.2, paying amounts that are drawn under Letters of Credit and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.1 as of the date of the aforementioned notice.  If demanded by Administrative Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Administrative Agent cash in an amount equal to the amount of all Letter of Credit Obligations.  Such amounts will be pledged to and held by Administrative Agent for the benefit of the Lenders as security for any Letter of Credit Obligations and all other Obligations.  Upon any draws under Letters of Credit, at Administrative Agent’s sole discretion, Administrative Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and the Lenders have no further obligation to make Loans or issue Letters of Credit, such proceeds deposited by Borrower will be released to Borrower.  The Administrative Agent shall request Loans on behalf of the Borrower as described in this section by notifying the Lenders by facsimile transmission or other similar form of transmission (which notice the Administrative Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower’s behalf pursuant to this Section 3.2(b)(iii).  On the proposed Funding Date, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.1.

(iv)                              Subject to Section 3.2(b)(v), the Administrative Agent shall promptly distribute to each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XI; provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(v)                                 In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Revolving Credit Commitments and the Term Loan Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations.  Notwithstanding anything in this Agreement to the contrary:

(A)                              the foregoing provisions of this Section 3.2(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 4.1(c);

(B)                                a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan (without waiver by the Borrower of any claim against such Lender arising as a consequence of such failure) at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan (as reduced by such Lender’s Pro Rata Share of any principal prepayments occurring after the date of such Non Pro Rata Loan) is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.2(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C)                                amounts advanced to the Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the same rate as, and for all other purposes of this Agreement shall be treated as if they were Loans similar to, the advances that would have been made had such Lender advanced its Pro Rata Share of the requested Loan; and

(D)                               regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base

Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

Notwithstanding anything herein to the contrary, the provisions of this Section 3.2(b)(v) shall not apply to Loans to be made pursuant to Section 2.4(f) or to a failure of a Lender to fund its Pro Rata Share of an advance under a Letter of Credit pursuant to Section 2.4(g).

(c)                                  Payments on Non-Business Days.  Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, in the case of certain Eurocurrency Rate Loans, on the preceding Business Day as set forth in the definition of “Interest Period”).

(d)                                 Obligations Absolute.  The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lender (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Event of Default or Potential Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender.

(e)                                  Distribution of Payments.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

3.3.  Promise to Repay; Evidence of Indebtedness.

(a)                                  Promise to Repay.  The Borrower hereby unconditionally promises and agrees to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Termination Date; (ii) to the Administrative Agent for the account of each Lender, the then unpaid principal amount of the Term Loan on the Term Loan Maturity Date, (iii) to the Administrative Agent for the account of each Lender of an outstanding Negotiated Rate Loan, the then unpaid principal amount of each Negotiated Rate Loan on the last day of the Interest Period applicable to such Loan and (iv) to the Swing Lender, the then unpaid principal amount of each Swing Loan on or before the earlier of (x) the Revolving Credit Termination Date, (y) the last day of any calendar quarter, and (z) the fourth Business Day after such Swing Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swing Loans then outstanding.  The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender and the Swing Lender, all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.  The Borrower shall execute and deliver to each Lender on the Closing Date, a Revolving Credit Note and a Term Loan Note, evidencing the Loans to each Lender requesting a Note on or prior to the Closing Date and thereafter shall execute and deliver such other Notes as are requested to evidence (x) any Negotiated Rate Loans or Swing Loans, as requested by the Administrative Agent or the Lender making such Negotiated Rate Loan, or (y) the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 13.1, all in form and substance acceptable to the Administrative Agent and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes).  In connection with the issuance of any Note that replaces, in whole or in part, an existing Note, the existing replaced Note shall be returned to the Borrower marked “Cancelled” or “Replaced” upon request by the Borrower.  In the event that such replaced Note is not returned within twenty (20) days after the issuance of a replacement Note (or, in the case of Note relating to a Negotiated Rate Loan, within twenty (20) days after the repayment of such Negotiated Rate Loan) and the request for return is made, the Borrower shall be entitled to receive an affidavit from the Lender that was issued the Note, including an indemnity agreement, reasonably satisfactory to the Borrower, with respect to such unreturned Note.

(b)                                 Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

(c)                                  Control Account.  The Register maintained by the Administrative Agent pursuant to Section 13.1(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing, any Interest Period applicable thereto and the Negotiated Rate, if applicable, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(d)                                 Entries Binding.  The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

3.4.  Currency Matters.  Dollars are the currency of account and payment for each and every sum at any time due from the Borrower hereunder; provided that:  (a) except as expressly provided in this Agreement, each repayment of a Revolving Credit Tranche B Obligation, Tranche B Letter of Credit Obligation or a part thereof shall be made in the currency in which such Revolving Credit Tranche B Obligation or Tranche B Letter of Credit Obligation, as the case may be, is denominated at the time of that repayment; (b) each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is payable is denominated; (c) each payment of any fees shall be in Dollars; (d) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and (e) any amount expressed to be payable in an Optional Currency shall be paid in such Optional Currency.  No payment to the Administrative Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Administrative Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability, actual or contingent, expressed in that currency, the Borrower agrees to indemnify and hold harmless the Administrative Agent or such Lender, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.  To the extent the Administrative Agent or any Lender receives payment of any Obligation in a currency other than the currency required to be paid hereunder, each of the Administrative Agent and such Lender shall take all reasonable actions to convert such currency into the currency in which the underlying liability was incurred, at the Administrative Agent’s or such Lender’s spot rate of exchange, within one (1) Business Day after receipt of payment by the Borrower, provided, if reasonable methods and/or markets do not exist for making such exchange, then the Administrative Agent or such Lender, as the case may be, will make such exchange within one (1) Business Day of the date on which making such exchange is, in the Administrative Agent’s or such Lender’s reasonable determination, commercially possible, and, provided further, nothing contained herein shall in any manner limit the Borrower’s obligations to pay all Obligations in the currency required under this Agreement, nor shall it be construed as the Administrative Agent’s or any Lender’s consent to the Borrower paying any Obligation in any currency other than as set forth in clauses (a) – (e) of this Section 3.4.

ARTICLE IV.
INTEREST AND FEES

4.1.  Interest on the Loans and other Obligations.

(a)                                  Rate of Interest.  All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.1(d), as follows:

(i)                                     If a Base Rate Loan or an Obligation other than a Eurocurrency Rate Loan or Negotiated Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans;

(ii)                                  If a Eurocurrency Revolving Credit Loan or a Eurocurrency Term Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period, plus (B) the then Applicable Margin for Eurocurrency Rate Loans;

(iii)                               If a Negotiated Rate Loan, at a rate per annum equal to either (x) in the case of a Fixed Rate Loan, the Fixed Rate specified in such accepted Negotiated Rate Quote or (y) in the case of a Eurocurrency Negotiated Rate Loan, the sum of the Margin specified in such accepted Negotiated Rate Quote, plus the applicable Eurocurrency Rate determined for the applicable Interest Period; and

(iv)                              If a Swing Loan, at a rate per annum set forth in Section 2.1(c)(ii).

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent or at the time of acceptance of one or more Negotiated Rate Quotes by the Borrower; provided, however, that the Borrower may not select the Eurocurrency Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default has occurred and is continuing and further provided, that from and after the occurrence of an Event of Default, each LIBOR Rate Loan (other than a Negotiated Rate Loan) then outstanding may, at the Administrative Agent’s option, convert to a Base Rate Loan.  If on any day any Revolving Credit Loan or Term Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then the Borrower shall be deemed to have submitted a Notice of Conversion/Continuation with respect to the full amount of such LIBOR Loan requesting a Base Rate Loan.  From and after the occurrence of an Event of Default, the Administrative Agent may, or upon request of the Requisite Lenders holding Revolving Credit Tranche B Commitments shall, require that each Revolving Credit Loan denominated in Optional Currency then outstanding be repaid by means of a Base Rate Borrowing in the amount of the Dollar Equivalent of such Revolving Credit Loan denominated in Optional Currency.

(b)                                 Interest Payments. (i)                               Interest accrued on the Loans shall be calculated and payable in arrears (A)(x) with respect to Eurocurrency Rate Loans and Negotiated Rate Loans, on (1) the last day of the Interest Period and (2) if such Interest Period is longer than three (3) months in duration, the last day of each three (3) month period following the Funding Date, and (y) with respect to Base Rate Loans, on the first Business Day of each calendar month commencing on the first such day following the Funding Date of such Loan, (B) upon the payment or prepayment thereof, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Loan.

(ii)                                  Interest accrued on the principal balance of all other Obligations shall be calculated and payable in arrears on the first Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation and if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c)                                  Conversion or Continuation.  (i) The Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to LIBOR Rate Loans; (B) to convert all or any part of outstanding LIBOR Rate Loans having Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurocurrency Rate Loans having Interest Periods that expire on the same date, as Eurocurrency Rate Loans, and the succeeding Interest Period of such continued Loans, shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as a Eurocurrency Rate Loan, or be converted into, a LIBOR Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.2 or (ii) if an Event of Default or Potential Event of Default has occurred and is continuing.  Any conversion into a LIBOR Rate Loan or continuation of Eurocurrency Rate Loans under this Section 4.1(c) shall be in a minimum amount of $2,000,000 (the Dollar Equivalent of $1,000,000 in the case of a Loan denominated in an Optional Currency) and in integral multiples of $1,000,000 (the Dollar Equivalent of $500,000 in the case of a Loan denominated in an Optional Currency) in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans or the continuation of an entire Borrowing of an Optional Currency Loan outstanding at any one time.

(ii)                                  To convert or continue a Loan under Section 4.1(c)(i), the Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) (for Loans denominated in Dollars) or four (4) (for Loans denominated in Optional Currency) Business Days in advance of the proposed conversion/continuation date.  A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to a LIBOR Rate Loan or continuation of a Eurocurrency Rate Loan, the requested Interest Period.  In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 4.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 12:00 p.m. (New York time) on the same day.  Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.1(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 4.1(c)(ii) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.  In the event no Notice of Conversion/Continuation is delivered at least three (3) (for Loans denominated in Dollars) or four (4) (for Loans denominated in Optional Currency)  Business Days in advance of the proposed conversion/continuation date with respect to outstanding Eurocurrency Rate Loans, then (a) as to Eurocurrency Rate Loans denominated in an Optional Currency, the Borrower shall repay such Eurocurrency Rate Loans at the end of such Interest Period, and (b) as to Eurocurrency Rate Loans denominated in Dollars, such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 4.1(c)(ii) is scheduled to occur.

(iii)                               This Section 4.1(c) shall not apply to Negotiated Rate Loans or Swing Loans, which may not be converted or continued.

(d)                                 Default Interest.  Notwithstanding the rates of interest specified in Section 4.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of (i) all Base Rate Loans and other Obligations denominated in Dollars (excluding Negotiated Rate Loans) shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum, (ii) all Eurocurrency Rate Loans and Obligations denominated in Optional Currency (excluding Negotiated Rate Loans) shall bear interest at a rate equal to the sum of (A) the applicable Eurocurrency Rate with respect thereto, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum, and (iii) all Negotiated Rate Loans shall bear interest at a rate equal to the sum of (A) the applicable Negotiated Rate with respect thereto, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum.

(e)                                  Computation of Interest.  Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days (for Negotiated Rate Loans and Eurocurrency Rate Loans) or 365 or 366 days, as applicable (for all other Obligations).  In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be excluded and the date of payment or the expiration date of an Interest Period, as the case may be, shall be included; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)                                    Eurocurrency Rate Information.  Upon the reasonable request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurocurrency Rate as may be so requested.

4.2.  Special Provisions Governing Eurocurrency Rate Loans.

(a)                                  Amount of Eurocurrency Rate Loans.  Each Eurocurrency Rate Loan (excluding any Negotiated Rate Loans) shall be in a minimum principal amount of the Dollar Equivalent of $2,000,000 (or the Dollar Equivalent of $1,000,000 in the case of any Eurocurrency Rate Loan denominated in an Optional Currency) and in integral multiples of the Dollar Equivalent of $1,000,000 (or the Dollar Equivalent of $500,000 in the case of any Eurocurrency Rate Loan denominated in an Optional Currency) in excess of that amount. There shall be no more than fifteen (15) Eurocurrency Rate Borrowings denominated in Dollars (exclusive of Negotiated Rate Loans) and five (5) Eurocurrency Rate Borrowings (exclusive of Negotiated Rate Loans) denominated in Optional Currency outstanding at any one time.

(b)                                 Determination of Eurocurrency Interest Period.  By giving notice as set forth in Section 2.1(e) (with respect to a Borrowing of Eurocurrency Rate Loans) or Section 4.1(c) (with respect to a conversion into or continuation of Eurocurrency Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 4.2, to select an Interest Period to apply to the Loans described in such notice.

(c)                                  Determination of Eurocurrency Interest Rate.  As soon as practicable on the second LIBOR Business Day or the second TARGET Settlement Date, as the case may be, prior to the first day of each Interest Period (the “Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Eurocurrency Rate”) the interest rate which shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

(d)                                 Interest Rate Unascertainable, Inadequate or Unfair.  In the event that at least one (1) Business Day before the Interest Rate Determination Date:

(i)                                     the Administrative Agent determines that deposits in Dollars or Optional Currency (in the applicable amounts) are not being offered to the Administrative Agent in the Eurocurrency Interbank Market for such Interest Period; or

(ii)                                  the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the applicable Eurocurrency Rate then being determined is to be fixed; or

(iii)                               the Requisite Lenders advise the Administrative Agent that the applicable Eurocurrency Rate for Eurocurrency Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars or Optional Currency in Eurocurrency Interbank Market in the amount substantially equal to such Lenders’ Eurocurrency Rate Loans in Dollars or Optional Currency and for a period equal to such Interest Period;

then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the applicable Eurocurrency Rate shall be suspended and each outstanding Revolving Credit Loan or Term Loan bearing interest at a rate based on such Eurocurrency Rate shall, if such Eurocurrency Rate is the LIBOR Rate, be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, and each such outstanding Revolving Credit Loan denominated in Optional Currency or Eurocurrency Negotiated Rate Loan shall be repaid on the last day of the current Interest Period, notwithstanding any prior election by the Borrower to the contrary.

(e)                                  Illegality.  (i)                              If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurocurrency Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)                                  When notice is given by a Lender under Section 4.2(e)(i), (A) the Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make applicable Eurocurrency Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of applicable Eurocurrency Rate Loans and (B) if the affected Eurocurrency Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan dominated in Dollars into a Base Rate Loan and each such Loan denominated in Optional Currency or Eurocurrency Negotiated Rate Loan held by such Lender shall be repaid on the last day of the current Interest Period.

(iii)                               If at any time after a Lender gives notice under Section 4.2(e)(i) such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.

(iv)                              Notwithstanding the foregoing, in the event that any Lender gives such a notice, at the Borrower’s sole election, the Borrower may identify an Eligible Assignee not giving such a notice to whom the Lender which has given such a notice shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A, subject to the consent of the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld or delayed).

(f)                                    Compensation.  In addition to all amounts required to be paid by the Borrower pursuant to Section 4.1 and Article XII, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans or Negotiated Rate Loan to the Borrower but excluding losses or expenses incurred as the result of such Lender’s gross negligence or willful misconduct) which such Lender may sustain (i) if for any reason a Borrowing, conversion into LIBOR Rate Loans or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by, or a Negotiated Rate Quote accepted by, the Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 4.1(c), including, without limitation, pursuant to Section 4.2(d), (ii) if for any reason any Eurocurrency Rate Loan or Negotiated Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.1(d)) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a LIBOR Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.2(d), or (iv) as a consequence of any failure by the Borrower to repay a Eurocurrency Rate Loan or Negotiated Rate Loan when required by the terms of this Agreement, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the Eurocurrency Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (A) the interest rate calculated on the basis of the Eurocurrency Rate applicable to such Eurocurrency Rate Loan minus (B) the Eurocurrency Rate in effect as of such repayment or conversion which has a maturity date most closely approximating the last day of such existing Interest Period.  Such amount shall be reduced to present value by using the Eurocurrency Rate for the new interest period and the number of days remaining in the unexpired portion of the Interest Period in question.  The Lender making demand for such compensation shall deliver to Administrative Agent who shall forward to the Borrower, concurrently with such demand, a written statement setting forth in reasonable detail such losses, expenses and liabilities, and such statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(g)                                 Booking of Eurocurrency Rate Loans.  Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of, its Eurocurrency Lending Office or Eurocurrency Affiliate or its other offices or Affiliates.  No Lender shall be entitled, however, to receive any greater amount under Sections 3.2 or 4.2(f) or Article XII as a result of the transfer of any such Eurocurrency Rate Loan to any office (other than such Eurocurrency Lending office) or any Affiliate (other than such Eurocurrency Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(h)                                 Affiliates Not Obligated.  No Eurocurrency Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement unless such Eurocurrency Affiliate or other Affiliate, itself, is a Lender.

(i)                                     Adjusted Eurocurrency Rate.  Any failure by Administrative Agent to take into account the Reserve Percentage when calculating interest due on Eurocurrency Rate Loans shall not constitute, whether by course of dealing or otherwise, a waiver by Administrative Agent or the Lenders of their right to collect such amount for any future period.

(j)                                     Optional Currencies.

(i)                                     Request for Optional Currencies.  In the event that the Borrower requests any Revolving Credit Tranche B Loans be made as Eurocurrency Rate Loans in an Optional Currency pursuant to Section 2.1(e), the Revolving Credit Tranche B Loan proposed to be made under Section 2.1(e) shall be in an amount not less than the applicable Optional Currency’s Dollar Equivalent of the minimum borrowing amounts set forth in Section 2.1(b); provided, that after giving effect to the making of such Loan, the sum of (a) the aggregate Revolving Credit Tranche B Obligations and (b) the aggregate Tranche B Letter of Credit Obligations shall not exceed the Revolving Credit Tranche B Commitments at the time of such Loan.  Subject to the foregoing and to the satisfaction of the terms and conditions of Article V, each Revolving Credit Tranche B Loan requested to be made in an Optional Currency will be made on the date specified therefor in the Notice of Borrowing and, upon being so made, will have the Interest Period requested in the Notice of Borrowing.  Each Loan denominated in an Optional Currency shall be a Eurocurrency Rate Loan.

(ii)                                  Denominations.  In the event that any portion of the funds available under the terms of this Agreement is denominated in an Optional Currency, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to the definition of “Dollar Equivalent.” The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining availability of funds under Sections 2.1 and 4.2(j)(i) and any required repayments under Section 4.2(j)(iii).

(iii)                               Repayment.  The Administrative Agent shall, on the fifth Business Day of each calendar month, each date of a Sharing Event, and each date that is two (2) days prior to any Funding Date of a Borrowing of Optional Currency, calculate the Dollar Equivalent of all Borrowings denominated in Optional Currency.  If at any such time the Dollar Equivalent of the aggregate principal amount outstanding of the sum of (A) all Revolving Credit Tranche B Obligations and (B) all Tranche B Letter of Credit Obligations shall exceed the lesser of $175,000,000 or the Revolving Credit Tranche B Commitments due to currency fluctuations, the Borrower shall, upon demand by the Administrative Agent, pay or cause to be paid within two (2) Business Days of any such demand made by the Administrative Agent, such amounts as are sufficient to eliminate such excess and to reduce the Dollar Equivalent of the aggregate principal amount outstanding of the sum of (I) the Revolving Credit Tranche B Obligations and (II) the Tranche B Letters of Credit Obligations to an amount equal to the lesser of $175,000,000 or the amount of the Revolving Credit Tranche B Commitments.

(iv)                              Funding.  Each Lender may make any Eurocurrency Rate Loan denominated in an Optional Currency by causing any of its domestic or foreign branches or foreign affiliates to make such Eurocurrency Rate Loan (whether or not such branch or affiliate is named as a lending office on the signature pages hereof); provided that in such event the obligation of the Borrower to repay such Eurocurrency Rate Loan shall nevertheless be to such Lender and shall, for all purposes of this Agreement (including without limitation for purposes of the definition of “Requisite Lenders”) be deemed made by such Lender, to the extent of such Eurocurrency Rate Loan, for the account of such branch or affiliate.

4.3.  Fees.

(a)                                  Facility Fee.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the “Facility Fee”), equal to the Facility Fee Rate multiplied by the sum of the Maximum Revolving Credit Amount plus the outstanding principal amount of the Term Loan.  Such fee shall be payable quarterly, in arrears, commencing on January 1, 2005 and on the first Business Day of each calendar quarter thereafter.  The Facility Fee shall also be payable upon any termination of the Revolving Credit Commitments and/or repayment in full of the Term

Loan, which payment shall be prorated for any partial quarter during which termination of the Revolving Credit Commitments and/or repayment in full of the Term Loan occurs.  Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, (x) the portion of the Facility Fee with respect to such Lender’s Revolving Credit Commitment shall abate until such failure has been cured in accordance with Section 3.2(b)(v)(B) and (y) until such time, the Facility Fee (as reduced by clause (x) of this Section 4.3(a)) shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments.

(b)                                 Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, an annual Administrative Agent’s fee as provided in the Fee Letter. The Administrative Agent’s fee shall be payable quarterly in advance on the Closing Date and on the first day of each calendar quarter after the Closing Date for the following calendar quarter or portion thereof.  The Administrative Agent’s fee for any partial calendar quarter shall be prorated.

(c)                                  Negotiated Rate Loan Fee.  Simultaneously with the delivery of a Negotiated Rate Quote Request, the Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, a fee of $2,500.

(d)                                 Calculation and Payment of Fees.  All fees shall be calculated on the basis of the actual number of days elapsed during the relevant period in a 360-day year.  All fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations.  Fees shall be payable to the Administrative Agent at Administrative Agent’s Head Office in immediately available funds.  All fees shall be fully earned and nonrefundable when paid.  All fees due to any other Lender, including, without limitation, those referred to in this Section 4.3, shall bear interest, if not paid when due, at the interest rate specified in Section 4.1(d) and shall constitute Obligations.

(e)                                  Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower and the Lenders and the Administrative Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Lenders and the Administrative Agent.

ARTICLE V.
CONDITIONS TO LOANS AND ISSUANCE OF LETTERS OF CREDIT

5.1.  Conditions Precedent to the Initial Loans and Letters of Credit.  The obligation of each Lender on the Initial Funding Date to make the Term Loan and any other Loan requested to be made by it or of the Issuing Lender on the Initial Funding Date to issue any Letter of Credit requested of it shall be subject to the satisfaction or waiver of all of the following conditions precedent:

(a)                                  Documents.  The Administrative Agent shall have received on or before the Initial Funding Date all of the following:

(i)                                     this Agreement, the Notes, the Guaranty and, to the extent not otherwise specifically referenced in this Section 5.1(a), all other Loan Documents and agreements, documents and instruments described in the List of Closing Documents attached hereto as Schedule 5.1(a) and made a part hereof, each duly executed and in form and substance satisfactory to the Administrative Agent;

(ii)                                  a legal opinion from Hogan & Hartson L.L.P., counsel to TMC and the Borrower, satisfactory in form and substance to the Administrative Agent, and delivered to the Administrative Agent and the Lenders; and

(iii)                               such additional documentation as the Administrative Agent may reasonably request.

(b)                                 No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans or the issuance of any Letter of Credit on the Initial Funding Date or (ii) impose or result in the imposition of a Material Adverse Effect.

(c)                                  No Change in Condition.  No change in the business, assets, management, operations, financial condition or prospects of TMC, the Borrower or any of their respective Properties or Subsidiaries shall have occurred since September 30, 2004 which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

(d)                                 Interim Liabilities and Equity.  Except as disclosed to the Administrative Agent and the Lenders or as permitted under the Existing Revolving Agreement and the Original Term Loan Agreement, since September 30, 2004, Borrower shall not have (i) entered into any material (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and Capital Expenditures, which are not in the ordinary course of the Borrower’s business, (ii) declared or paid any dividends or other distributions which are not in the ordinary course of the Borrower’s business, (iii) established any new compensation or employee benefit plans or made any change to any existing compensation or employee benefit plan, in each case, that is material to the Borrower’s financial condition or prospects, or (iv) redeemed any equity Securities in the Borrower or TMC.

(e)                                  No Loss of Material Agreements and Licenses.  Since September 30, 2004, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.

(f)                                    No Default.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of such Letters of Credit.

(g)                                 Representations and Warranties.  All of the representations and warranties contained in Section 6.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Initial Funding Date (except to the extent that such representations and warranties expressly speak as to a different specific date).

(h)                                 Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the accounts of the Administrative Agent and the other Lenders, as applicable, all fees due and payable on or before the Initial Funding Date and all expenses due and payable on or before the Initial Funding Date, including, without limitation, reasonable attorneys’ fees and expenses, and other costs and expenses incurred in connection with the Loan Documents; provided that the Borrower shall not be responsible for the fees and expenses of any law firm representing the Administrative Agent or the Lenders other than Bingham McCutchen LLP.

(i)                                     Financial Statements.  There shall have been delivered to the Administrative Agent, for each of the Lenders, the Financial Statements and certificates with respect to the Fiscal Year ending December 31, 2003 and with respect to the fiscal quarter ended September 30, 2004 required pursuant to Section 7.2(a) and Section 7.2(b) of the Existing Revolving Agreement, including those required pursuant to Section 7.2(a)(ii) and Section 7.2(b)(ii) of the Existing Revolving Agreement.

(j)                                     Compliance Certificate.  A Compliance Certificate dated as of the Initial Funding Date demonstrating compliance with each of the covenants calculated therein as of the Closing Date, after giving effect to the making of the Term Loan, the other Loans and the issuance of any Letters of Credit.

(k)                                  Existing Term Loan Agreement.  The Borrower shall have provided evidence to the Administrative Agent that the Existing Term Loan Agreement has been repaid in full, in form and substance reasonably satisfactory to the Administrative Agent.

5.2.  Conditions Precedent to All Subsequent Loans and Letters of Credit.  The obligation of each Lender to make any Loan requested to be made by it and of the Issuing Lender to issue any Letter of Credit requested to be issued by it on any date after the Initial Funding Date is subject to the following conditions precedent as of each such date:

(a)                                  Representations and Warranties.  As of such date, both before and after giving effect to the Loans to be made or the Letters of Credit to be issued on such date, all of the representations and warranties of the Borrower contained in Section 6.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

(b)                                 No Defaults.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan.

(c)                                  No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to, (i) enjoin, prohibit or restrain the making of the requested Loan or the issuance of the requested Letter of Credit or (ii) impose or result in the imposition of a Material Adverse Effect.

(d)                                 No Material Adverse Effect.  No event has occurred since the date of this Agreement which has had and continues to have, or is reasonably likely to have, a Material Adverse Effect.

(e)                                  Compliance Certificate.  Administrative Agent shall have received a certificate from an Authorized Financial Officer that TMC and the Borrower are and will be in compliance with all covenants under the Loan Documents  (including, without limitation, Section 9.10) after giving effect to the making of such Loan or the issuance of such Letter of Credit.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing, a Negotiated Rate Quote Request or a Letter of Credit Request and each acceptance by the Borrower of the proceeds of each Loan made or the acceptance of a Letter of Credit, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan or the issuance of such Letter of Credit, that all the conditions contained in this Section 5.2 have been satisfied or waived in accordance with Section 13.7.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

6.1.  Representations and Warranties of the Borrower.  In order to induce the Lenders to enter into this Agreement and to issue the Letters of Credit and make the Loans and the other financial accommodations to the Borrower described herein, each of the Borrower and TMC hereby represents and warrants to Administrative Agent and each Lender that the following statements, insofar as such statements are applicable to it, its Subsidiaries or its properties, are true, correct and complete:

(a)                                  Organization; Powers. (i) The Borrower (A) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite partnership power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (D) is a partnership for federal income tax purposes.

(ii)                                  TMC (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own and operate its interest in the Borrower and to conduct its business as presently conducted.

(iii)                               True, correct and complete certified copies of the Organizational Documents of the Borrower and TMC have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended as of the Closing Date except to the extent indicated therein and, to the best of the Borrower’s knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(iv)                              The principal office, chief executive office and principal place of business of TMC and the Borrower is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, or such other address specified by the Borrower and TMC to the Administrative Agent in writing.  The Tax Identification Number of the Borrower is 52-1873369 and the Tax Identification Number of TMC is 52-1802283.

(b)                                 Authority. (i)                          TMC, individually and in its capacity as the sole general partner of the Borrower, has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrower and each of the other Loan Documents which are required to be executed by TMC individually or on behalf of the Borrower as required by this Agreement.  TMC has executed this Agreement and such other Loan Documents on behalf of the Borrower and is the sole general partner of the Borrower.

(ii)                                  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower or TMC and to which the Borrower or TMC is a party and the consummation of the transactions contemplated thereby are within the Borrower’s partnership powers and TMC’s corporate powers, have been duly authorized by all necessary partnership action (and, in the case of TMC acting individually or on behalf of the Borrower in connection therewith, all necessary corporate action thereof) and such authorization has not been rescinded.  No other partnership or corporate action or proceedings on the part of the Borrower or TMC is necessary to consummate such transactions.

(iii)                               Each of the Loan Documents to which the Borrower or TMC is a party has been duly executed and delivered on behalf of the Borrower or TMC and constitutes the Borrower’s or TMC’s legal, valid and binding obligation, enforceable against such Person in accordance with its terms except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a preceding in equity or at law, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower and TMC on or before the Initial Funding Date have been performed or complied with, and no Potential Event of Default or Event of Default exists thereunder.

(c)                                  Subsidiaries; Ownership of Capital Stock and Partnership Interests.  (i) Part I of Schedule 6.1-C specifies, as of December 6, 2004, each Person in which the Borrower holds a direct or indirect partnership, or other equity interest indicating the nature and amount of such interest with respect to each person and accurately sets forth the correct legal name of such Person and the jurisdiction of its incorporation or formation.  There have been no material changes to the information specified on Part I of Schedule 6.1-C from December 6, 2004 through the Closing Date other than changes disclosed in filings with the Securities and Exchange Commission and changes resulting from internal reorganizations.  Part II of Schedule 6.1-C sets forth, as of September 30, 2004, the authorized, issued and outstanding shares or interests of each class of Securities of the Borrower and TMC.  There have been no material changes to the information specified on Part II of Schedule 6.1-C from September 30, 2004 through the Closing Date other than changes disclosed in filings with the Securities and Exchange Commission and changes resulting from redemptions of OP Units for shares of common stock of TMC or the issuance or vesting of shares of common stock of TMC pursuant to employee, officer or director benefit plans.  As of September 30, 2004, none of the issued and outstanding Securities of the Borrower or TMC is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as noted on Schedule 6.1-C.  The outstanding Capital Stock of TMC is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of TMC and its Subsidiaries are duly authorized and validly issued.  TMC or the Borrower has delivered to the Administrative Agent a true, accurate and complete copy of the TMLP Partnership Agreement as amended through and as in effect on the Closing Date and, except in accordance with Section 9.8, such TMLP Partnership Agreement has not been amended, supplemented, replaced, restated or otherwise modified in any respect since the Closing Date.

(ii)                                  Except where failure would not have a Material Adverse Effect on the Borrower or any Subsidiary, each of the Borrower and its Subsidiaries listed on Schedule 6.1-C: (A) is a corporation, limited liability company or partnership, as indicated on Schedule 6.1-C, or in the case of certain foreign subsidiaries, other type of entity, duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) if applicable, is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

(d)                                 No Conflict.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or TMC is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or TMC, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or any material Contractual Obligation of the Borrower or TMC, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, TMC or any Subsidiary of the Borrower or TMC, or (iv) require any approval of shareholders of TMC or partners of Borrower that has not been obtained.

(e)                                  Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or TMC is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given and (ii) filings with the Securities and Exchange Commission that will be made in accordance with applicable Requirements of Law.

(f)                                    Governmental Regulation.  Neither Borrower nor TMC is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits their respective ability to incur indebtedness or their respective ability to consummate the transactions contemplated by this Agreement.

(g)                                 Financial Position.  Complete and accurate copies of the financial statements and materials as described in Section 5.1(i) have been delivered to the Administrative Agent.  All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective Consolidated financial positions, and the Consolidated results of operations and cash flows for each of the periods covered thereby of TMC and the Borrower and its Consolidated Subsidiaries as at the respective dates thereof.  Neither Borrower nor any of its Consolidated Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.  As of the Closing Date, except for assets under capital leases and assets of joint ventures that are Consolidated as variable interest entities in accordance with GAAP, TMC, Borrower and their respective Subsidiaries own all of the assets reflected in the Consolidated balance sheet of the Borrower as of September 30, 2004 or acquired since that date except the minority interests reflected therein (except property and assets sold or otherwise disposed of (x) in the ordinary course of business since that date or (y) as permitted under the Existing Revolving Agreement and the Original Term Loan Agreement), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Liens permitted by Section 9.2.  Without limiting the foregoing, Borrower and its Subsidiaries have good and marketable fee simple title to all Real Property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Liens permitted by Section 9.2.  The Borrower or one of its Subsidiaries, as the case may be, has, in each case, title insurance in such amounts and coverages as are customarily carried by REITs substantially similar to the Borrower and in any event no less than the amounts required by the applicable lender(s) providing financing for such Real Property.

(h)                                 Indebtedness.  Schedule 6.1-H sets forth, as of the Closing Date, all Indebtedness for borrowed money of the Borrower and its respective Subsidiaries not disclosed in the financial statements delivered pursuant to Section 5.1(i) and, except as set forth on Schedule 6.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity.

(i)                                     Litigation; Adverse Effects.  Except as set forth in Schedule 6.1-I, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against TMC, the Borrower, or any of its respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) as of the Closing Date, which will or is reasonably likely to result in any Material Adverse Effect, or (iii) as of the Closing Date, under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.  There is no material loss contingency within the meaning of GAAP which has not been reflected in the Consolidated financial statements of the Borrower.  Neither the Borrower nor TMC or any Subsidiary of the Borrower or TMC is (a) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(j)                                     No Material Adverse Effect.  Since September 30, 2004, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(k)                                  Tax Examinations.  All deficiencies which have been asserted against the Borrower or TMC as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of the Borrower or TMC, as applicable, to the extent, if any, required by GAAP.  Neither Borrower nor TMC has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(l)                                     Payment of Taxes.  All tax returns, reports and similar statements or filings of the Borrower, TMC and their respective Subsidiaries required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 8.4 or (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower, TMC or their respective Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect.  All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower, TMC and their respective Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) or (ii) hereinabove.  Neither Borrower nor TMC has any knowledge of any proposed tax assessment against the Person, any of their respective Subsidiaries, or any of the Properties that, if not paid, will have or is reasonably likely to have a Material Adverse Effect.

(m)                               Performance.  Neither the Borrower nor TMC nor any of their Subsidiaries has received any notice, citation or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or violation, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

(n)                                 Disclosure.  The representations and warranties of the Borrower and TMC contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  Neither the Borrower nor TMC has intentionally withheld any fact from the Administrative Agent or the other Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.  Notwithstanding the foregoing, the Lenders acknowledge that neither the Borrower nor TMC shall have liability under this clause (n) with respect to its projections of future events.

(o)                                 Requirements of Law.  The Borrower, TMC and each of their respective Subsidiaries are in compliance in all material respects with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

(p)                                 Environmental Matters.

(i)                                     Except as disclosed on Schedule 6.1-P and except where failure is not reasonably likely to have a Material Adverse Effect:

(A)                              the operations of the Borrower, TMC, each of their respective Subsidiaries, and their respective Properties comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

(B)                                TMC, the Borrower and each of their respective Subsidiaries have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance in all material respects with all material terms and conditions of such Permits;

(C)                                none of the Borrower, TMC or any of their Subsidiaries or any of their respective present or, to the Borrower’s knowledge, past Property or operations is subject to or is the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement by any Governmental Authority respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)                               none of  the Borrower, TMC or any of their respective Subsidiaries has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)                                 none of  the Borrower, TMC or any of their respective Subsidiaries present or, to the Borrower’s knowledge, past Property presently is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(F)                                 TMC, the Borrower nor any of their Subsidiaries has sent or directly arranged for the transport of any Contaminant to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

(G)                                to the best of the Borrower’s knowledge, there is not now, and to the Borrower’s knowledge there has never been on or in any Real Property (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to the Borrower’s knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect;

(H)                               neither the Borrower nor TMC nor any of their respective Subsidiaries has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, except for Claims that have been resolved;

(I)                                    to the Borrower’s knowledge, neither the Borrower nor TMC nor any of their respective Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

(J)                                   no Environmental Lien is presently recorded with respect to any Property of the Borrower or any Subsidiary of the Borrower;

(K)                               no Property of the Borrower or any Subsidiary of the Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)                                 neither the Borrower nor any of its Subsidiaries owns or operates any underground storage tank, the presence or use of which is in violation of applicable Environmental, Health or Safety Requirements of Law, at any Real Property.

(ii)                                  the Borrower and each of its Subsidiaries are conducting and will continue to conduct their respective businesses and operations and maintain each Real Property in compliance in all material respects with applicable Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Property will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.

(q)                                 ERISA.  As of the Closing Date, neither the Borrower nor TMC nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 6.1-Q hereto.  Each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect: (i) has been determined by the IRS to be so qualified or is entitled to rely on a favorable IRS opinion letter, (ii) has been submitted to the IRS for such determination letter within the applicable remedial amendment period under section 401(b) of the Internal Revenue Code, or (iii) the applicable remedial amendment period has not expired.  As of the Closing Date, except as disclosed in Schedule 6.1-Q, neither the Borrower nor TMC nor any of their respective Subsidiaries maintains or contributes to any “employee welfare benefit plan” within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or a similar state law.  Each of the Borrower, TMC and their respective Subsidiaries is in compliance with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans, except where failure to so comply would not be reasonably likely to result in liability to the Borrower or any of its ERISA Affiliates of an amount in excess of $5,000,000.  No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived.  Neither the Borrower nor TMC nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to which such Persons are reasonably likely to be subject to any liability individually or in the aggregate in excess of $5,000,000 or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event that is reasonably likely to result in liability to the Borrower or any ERISA Affiliate of an amount in excess of $5,000,000.  Neither the Borrower nor TMC nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.  Neither the Borrower nor TMC nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Schedule B to the most recent annual report filed with the Department of Labor (i.e. Form 5500) with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate in all material respects.  Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B.  Neither the Borrower nor TMC nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan, in each case, where such failure or withdrawal could reasonably be expected to result in liability to the Borrower or an ERISA Affiliate of an amount in excess of $5,000,000.  Neither the Borrower nor TMC nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.  Neither the Borrower nor TMC nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year.  As of the Closing Date, except as disclosed on Schedule 6.1-Q, neither the Borrower nor TMC nor any of their respective Subsidiaries has, solely by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

(r)                                    Securities Activities.  No member of the Group is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No portion of any Loan is to be used for the purpose of purchasing or carrying any Margin Stock except to the extent permitted by Section 2.2.

(s)                                  Solvency.  After giving effect to the Loans to be made or Letters of Credit to be issued on the Initial Funding Date or such other date as Loans or Letters of Credit requested hereunder are made or issued, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, each of the Borrower and TMC is Solvent.

(t)                                    Insurance.  Schedule 6.1-T accurately sets forth as of the Closing Date all material insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof.  Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 8.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

(u)                                 REIT Status.  TMC qualifies as a REIT under the Internal Revenue Code.

(v)                                 Franchises, Patents, Copyrights, Etc.   TMC and Borrower and its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

(w)                               Labor Matters.  As of the Closing Date, there are no collective bargaining agreements covering the employees of TMC, the Borrower or any of their Subsidiaries or Affiliates and none of such businesses have suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

ARTICLE VII.
REPORTING COVENANTS

Each of the Borrower and TMC covenants and agrees that so long as any Revolving Credit Commitments, Loans or Letters of Credit are outstanding and thereafter until payment in full of all of the

Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return to Issuing Lender of any outstanding Letters of Credit (other than any Letters of Credit collateralized pursuant to Section 2.4(a)) unless the Requisite Lenders shall otherwise give prior written consent thereto:

7.1.  Borrower Accounting Practices.  The Borrower shall maintain, and cause TMC and each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Consolidated and Consolidating financial statements in conformity with GAAP, and each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent.

7.2.  Financial Reports.  TMC shall deliver or cause to be delivered to the Administrative Agent (in electronic format or hard copy; provided, that all signatures are to be delivered in the original hard copy format), the following financial reports, each prepared by a certified public accountant reasonably acceptable to the Administrative Agent in accordance with generally accepted accounting principles consistently applied except that the financial statement for the Borrower may be in the form of an internally prepared adjustment statement showing the necessary adjustment to derive the Borrower statement from the audited TMC statement if accompanied by a certificate showing such adjustment certified by an officer of the Borrower and TMC as fairly presenting such information to the knowledge of such officer after due inquiry.  Each annual report shall be certified, to the knowledge of such officer after due inquiry, as true, complete and correct in all material respects by an officer of the Borrower and TMC.

(a)                                  Quarterly Reports.

(i)                                     Quarterly Financial Reports.  As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), an unaudited Consolidated balance sheet of the Borrower and the related Consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of TMC as fairly presenting the Consolidated and Consolidating financial position of TMC and the Borrower as of the dates indicated and the results of its operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(ii)                                  Quarterly Financial Reports.  As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of TMC and its Subsidiaries on Form l0-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of TMC as fairly presenting the consolidated and consolidating financial position of TMC and the Borrower and their Subsidiaries as at the date indicated and the results of its operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iii)                               Quarterly Compliance Certificates.  Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 7.2, the Borrower shall deliver appropriate an Officer’s Certificate (the “Quarterly Compliance Certificates”), signed by an Authorized Financial Officer of the Borrower representing and certifying (1) that the Authorized Financial

Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and Consolidated and Consolidating financial condition of the Borrower, TMC and their respective Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as of the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event as described in Section 3.1(d) of this Agreement, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower, TMC or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations (in the form of Schedule 7.2 hereto or otherwise with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles VIII and IX and, when applicable, that no Event of Default described in Section 10.1 exists, (3) a schedule of changes, if any, in the Borrower’s outstanding Indebtedness, including the amount, maturity, and interest rate, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, since the last date on which such a schedule was submitted, and (4) a schedule of Combined EBITDA.

(iv) Asset Sales, Acquisitions and Liens.  Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 7.2, the information required pursuant to Section 7.9.

(b)                                 Annual Reports.

(i)                                     Borrower and TMC Financial Statements.  As soon as practicable, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (x) the Financial Statements of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and certified by an Authorized Financial Officer of the Borrower as fairly presenting the Consolidated financial position of Borrower and its Subsidiaries as of the dates indicated, (y) the Financial Statements of TMC and its Consolidated Subsidiaries on Form 10-K as at the end of such Fiscal Year, and (z) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants reasonably acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the Consolidated and Consolidating financial position of TMC and its Consolidating Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements).  The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(ii)                                  Annual Compliance Certificates.  Together with each delivery of any annual report pursuant to clause (i) of this Section 7.2(b), the Borrower shall deliver an Officer’s Certificate of the Borrower (the “Annual Compliance Certificates” and, collectively with the Quarterly Compliance Certificates, the “Compliance Certificates”), signed by an Authorized Financial Officer of the Borrower, representing and certifying (1) that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and Consolidated and Consolidating financial condition of the Borrower, TMC and their respective Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event as described in Section 3.1(d) of this Agreement, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower, TMC or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations (in the form of Schedule 7.2, hereto or otherwise with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles VIII and IX and, when applicable, that no Event of Default described in Section 10.1 exists, (3) a schedule of the Borrower’s outstanding Indebtedness including the amount, maturity and interest rate, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, and (5) a schedule of property sales and occupancy with respect to each Real Property.

(iii)                               Tenant Bankruptcy Reports.  As soon as practicable after the end of each Fiscal Year, and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower shall deliver a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against, or (to Borrower’s knowledge) the cessation of business or operations of, any tenant of any of the Real Properties, the base rent payments of which tenant account for more than 5% of the Borrower’s share of consolidated minimum rent in the Real Properties in the aggregate.

(iv) Asset Sales, Acquisitions and Liens.  Together with each delivery of any quarterly or annual report pursuant to paragraphs (a)(i) and (b)(i) of this Section 7.2, the information required pursuant to Section 7.9.

7.3.  Events of Default.  Promptly upon the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower, TMC or any Subsidiary of the Borrower or TMC or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.1(e); or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

7.4.  Lawsuits.  (i) Promptly upon the Borrower’s obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower, TMC or any of their respective Subsidiaries of the type described in Section 6.l(i) of this Agreement not previously disclosed pursuant to Section 6.1(i), the Borrower shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; (ii) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall provide a written quarterly report to the Administrative Agent covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration of the type described in Section 6.1(i) of this Agreement (not previously reported) and involving a Claim which is uninsured against the Borrower, TMC or any of their respective Subsidiaries or any Property of the Borrower, TMC or any of their respective Subsidiaries not previously disclosed by the Borrower to the Administrative Agent and the Lenders, and shall provide such other information at such time as may be reasonably requested by Administrative Agent to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 7.4, the Borrower upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably requested by Administrative Agent to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

7.5.  Insurance.  As soon as practicable following the end of the calendar year and in any event by February 15th of the following calendar year, the Borrower shall deliver to the Administrative Agent (i) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower, TMC and their respective Subsidiaries and the duration of such coverage and (ii) the certificate of an Authorized Financial Officer that all premiums with respect to such coverage have been paid when due.

7.6.  ERISA Notices.  The Borrower shall deliver or cause to be delivered to the Administrative Agent, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(a)                                  within fifteen (15) Business Days after the Borrower, TMC or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or TMC or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)                                 within fifteen (15) Business Days after the Borrower knows or has reason to know that a material non-exempt prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred with respect to a Plan, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or TMC or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c)                                  within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (Form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

(d)                                 within fifteen (15) Business Days after receipt by the Borrower or TMC or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan (Form 5500), copies of each such report;

(e)                                  within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all written communications received by the Borrower or TMC or any ERISA Affiliate from the IRS with respect to such request;

(f)                                    within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Benefit Plan or Multiemployer Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or TMC or any ERISA Affiliate was not previously contributing, any of which is reasonably likely to result in a material increase in the liabilities of the Borrower, TMC or any ERISA Affiliate, notification of such increase, establishment or commencement;

(g)                                 within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(h)                                 within fifteen (15) Business Days after the Borrower or TMC or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)                                     within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, copies of each such notice;

(j)                                     within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)                                  within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate knows (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 7.6, the Borrower, TMC and any ERISA Affiliate shall be deemed to know all facts known by the “Administrator” of any Plan of which the Borrower or TMC or any ERISA Affiliate is the plan sponsor.

7.7.  Environmental Notices.  The Borrower shall notify the Administrative Agent in writing, promptly upon any senior employee of the Borrower or TMC responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

(a)                                  notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability would result in a Material Adverse Effect;

(b)                                 notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which is reasonably likely to result in a Material Adverse Effect;

(c)                                  notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect;

(d)                                 notice of a material violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

(e)                                  any condition which might reasonably result in a violation by the Borrower or any Subsidiary of the Borrower of any Environmental, Health or Safety Requirement of Law, which violation would result in a Material Adverse Effect;

(f)                                    commencement or written notice of intent to commence of any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect;

(g)                                 new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that is reasonably likely to result in a Material Adverse Effect; or

(h)                                 any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that is reasonably likely to subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which is reasonably likely to result in a Material Adverse Effect.

7.8.  Labor Matters.  The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower’s learning thereof, of any labor dispute to which the Borrower or TMC or any of their respective Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons and other facilities) which is reasonably likely to result in a Material Adverse Effect.

7.9.  Notices of Asset Sales and/or Acquisitions.  The Borrower shall deliver to the Administrative Agent written notice of each of the following on a quarterly basis for the quarter then ended, together with the quarterly or annual reports delivered under Sections 7.2(a) or 7.2(b), as applicable: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $100,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $100,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $100,000,000.

7.10.  Tenant Notifications.  The Borrower shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrower’s and its Subsidiaries’ share of consolidated minimum rent is attributable.

7.11.  Other Reports.  The Borrower shall deliver or cause to be delivered to the Administrative Agent (i) within ten (10) days of the filing or delivery to its shareholders, copies of all public financial statements, proxy statements, reports, notices and other materials, if any, sent or made available generally by the Borrower or TMC to its respective Securities holders or filed with the Commission concerning material developments in the business of the Borrower or TMC or any Subsidiary (excluding any regular 10-Q or 10-K filings, but including any revisions or amendments thereto), and (ii) within ten (10) days of receipt thereof, all notifications received by the Borrower or TMC or their Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

7.12.  Other Information.  Promptly upon receiving a request therefor from the Administrative Agent, the Borrower shall prepare and deliver to the Administrative Agent such other information with respect to the Borrower, TMC and their respective Subsidiaries, on a Consolidated basis (including without limitation, property operating statements, cash flow statements and balance sheets), as from time to time may be reasonably requested by the Administrative Agent.

7.13.  Credit Rating.  If at any time the Borrower or TMC shall receive a credit rating by S&P or Moody’s, the Borrower shall notify the Administrative Agent promptly thereof, and thereafter shall notify the Administrative Agent upon receiving notice of any actual or proposed downward change in such credit rating.

ARTICLE VIII.
AFFIRMATIVE COVENANTS

The Borrower and TMC each covenants and agrees that so long as any Revolving Credit Commitments or any Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return of any outstanding Letters of Credit, (other than any Letters of Credit collateralized pursuant to Section 2.4(a)) unless the Requisite Lenders shall otherwise give prior written consent:

8.1.  Existence, Etc.  The Borrower shall, and shall cause each of TMC and their respective Subsidiaries to, at all times maintain its corporate existence or existence as a limited liability company, limited partnership or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises or the termination of existence of a Subsidiary is not likely to have a Material Adverse Effect.

8.2.  Powers; Conduct of Business.  The Borrower shall remain qualified, and shall cause TMC and each of their respective Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing, except where the failure to remain so qualified or in good standing is not likely to have a Material Adverse Effect.

8.3.  Compliance with Laws, Etc.  The Borrower shall, and shall cause TMC and each of their respective Subsidiaries to, (a) comply in all material respects with all Requirements of Law and all restrictive covenants or Contractual Obligations affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Real Properties) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect.

8.4.  Payment of Taxes and Claims.  The Borrower shall pay, and cause TMC and each of their respective Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.2) upon any of the Borrower’s or any of the Borrower’s Subsidiaries, Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

8.5.  Insurance.  The Borrower shall maintain for itself, TMC and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, with financially sound and reputable insurance companies, the insurance policies and programs listed on Schedule 6.1-T or substantially similar policies and programs or other policies and programs as are customarily carried by companies engaged in similar businesses, and owning similar properties in the same general areas where the Borrower engages in business or owns property.  Without limiting the foregoing, the Borrower shall maintain for itself, TMC and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance, comparable to the coverage that is described on Schedule 6.1-T, to the extent such insurance is available at commercially reasonable rates.

8.6.  Inspection of Property; Books and Records; Discussion.  The Borrower shall permit, and cause TMC and each of their respective Subsidiaries to permit, upon no less than three (3) days prior notice, any authorized representative(s) designated by either the Administrative Agent or any other Lender, to visit and inspect any of the Real Properties, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their Authorized Financial Officers and independent certified public accountants, all with a representative of the Borrower present, and at such reasonable times during normal business hours, as often as may be reasonably requested, so long as such inspections do not unreasonably interfere with the daily operations of the Borrower.  Each such visitation and inspection shall be at such visitor’s expense.  The Borrower shall keep and maintain, and cause TMC and their respective Subsidiaries to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

8.7.  ERISA Compliance.  The Borrower shall, and shall cause TMC and each of their respective ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations having the force of law thereunder and the respective requirements of the governing documents for such Plans, except where failure to do is not reasonably likely to result in liability to the Borrower or an ERISA Affiliate of an amount in excess of $5,000,000.

8.8.  Maintenance of Property.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects the condition of all of their respective owned and leased Property in good, safe and insurable condition and repair, subject to damage and destruction due to fires or other casualties, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in good condition and repair; provided, however, that such Property may be altered, renovated or otherwise improved in the ordinary course of business of the Borrower or such applicable Subsidiary.  Without limiting the foregoing or limiting the ability to make improvements to any Real Property, the Borrower shall maintain the condition of the Real Property in a manner such that each Real Property can be used in the manner and substantially for the purposes such Real Property is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Real Property.

8.9.  Company Status.  TMC shall at all times (1) remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange; (2) maintain its status as a REIT under the Internal Revenue Code; (3) retain direct or indirect management and control of the Borrower; and (4) cooperate in all cases where the Borrower is required hereunder to cause TMC to take or refrain from taking any action required under this Agreement.

8.10.  Distributions of Income to the Borrower.  The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower, unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective Properties after (a) the payment by each Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

8.11.  Variable Rate Debt.  Borrower shall cause fifty percent (50%) or more of Total Adjusted Outstanding Indebtedness (excluding Contingent Obligations and the Revolving Credit Obligations) to bear interest (i) by reference to a rate of interest that is fixed until the earlier of the final maturity of such Indebtedness or the Revolving Credit Termination Date, or (ii) by reference to a floating or variable rate of interest which is hedged or otherwise capped pursuant to an interest rate swap, cap or other agreement that has a tenor equal to the earlier of the maturity date of such floating-rate Indebtedness or the Revolving Credit Maturity Date, and contains other terms and conditions customarily entered into by borrowers in order to provide protection against, or minimize the impact of, increasing floating rates of interest.

8.12.  Property Management.  The Borrower and its Affiliates shall at all times provide property management services to Real Properties to which at least 75% of the Capitalization Value is attributable.

ARTICLE IX.
NEGATIVE COVENANTS

Each of the Borrower and TMC covenants and agrees that it shall comply with the following covenants so long as any Revolving Credit Commitments or any Loans are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return of any outstanding Letters of Credit (other than any Letters of Credit collateralized pursuant to Section 2.4(a)), unless the Requisite Lenders shall otherwise give prior written consent:

9.1.  Sales of Assets.  Except for a Permitted Disposition or as otherwise provided in this Agreement, neither Borrower nor TMC nor any of their respective Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, directly or indirectly, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which would result in a Material Adverse Effect or would cause an Event of Default or Potential Event of Default.

9.2.  Liens.  Neither the Borrower nor TMC nor any of their respective Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to (i) any Property, or (ii) any Securities held by TMC, the Borrower or any of their respective Subsidiaries (to the extent the same constitutes a pledge or other encumbrance of equity interests in the Borrower, the Consolidated Businesses, any Minority Holding or any Subsidiary), or (iii) any direct or indirect interest in any Consolidated Businesses or Subsidiaries, except:

(a)                      Liens consisting of pledges of the Borrower’s or TMC’s direct or indirect equity interest in any Consolidated Business, Minority Holding or Subsidiary (other than equity interests in TMC or the Borrower); provided that in no event shall the aggregate principal amount of all recourse Indebtedness of TMC or the Borrower that is secured by such Liens at any time exceed an amount (excluding the principal amount of Indebtedness securing any Liens permitted under clause (b) of this Section 9.2) equal to ten percent (10%) of Total Adjusted Outstanding Indebtedness in the aggregate;

(b)                                 Liens consisting of pledges of the Borrower’s or TMC’s direct or indirect equity interest in any Consolidated Business, Minority Holding or Subsidiary (including equity interests in the Borrower) to secure obligations with respect to such Consolidated Business, Minority Holding or Subsidiary only, permitted by this Agreement; provided that (i) the Borrower gives the Administrative Agent at least thirty (30) days prior notice of any such pledge and (ii) the Obligations are secured by such pledge on a pari passu basis with such other obligations (so long as such obligations are outstanding) pursuant to a pledge agreement, an intercreditor agreement or other arrangements to be entered into by the Administrative Agent and in form and substance satisfactory to the Administrative Agent;

(c)          Customary Permitted Liens; and

(d)         Liens encumbering the CVS Portfolio;

provided, however, that none of the foregoing shall limit or prohibit the Borrower, TMC or their respective Subsidiaries from granting Liens on any of its respective Real Property or personal property (other than Liens subject to the requirements of clauses (a), (b) and (c) of this Section 9.2) for the purpose of securing Secured Indebtedness otherwise permitted hereunder (before and after giving effect to such Lien).

9.3.  Conduct of Business.  Except as permitted under Section 9.11(a)(vii), neither the Borrower nor TMC nor any of their respective Subsidiaries shall engage in any business, enterprise or activity other than (a) the Business, and (b) any business or activities which are substantially similar, related or incidental thereto. In any event neither the Borrower nor TMC shall engage in any activity that shall cause TMC to be disqualified as a REIT under the Internal Revenue Code.

9.4.  Transactions with Partners and Affiliates.  Neither Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the Board of Directors (or its equivalent) of TMC (except in the case of non-material transactions, in which case the determination shall be made by officers of such entities engaging in such transaction) to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s-length transaction at the time from Persons who are not such an Affiliate.  Nothing contained in this Section 9.4 shall prohibit (a) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary; provided, that no Event of Default or Potential Event of Default has occurred and is continuing; (b) payment of customary partners’ indemnities; (c) performance of any obligations arising under the Loan Documents or (d) dividends or other distributions to equity holders permitted by the terms of this Agreement.

9.5.  Restriction on Fundamental Changes.  Neither Borrower, TMC nor any of their respective Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person’s business or Property, whether now or hereafter acquired (other than a transfer by Borrower or a Subsidiary of Borrower to another Subsidiary of Borrower) except in connection with issuance, transfer, conversion or repurchase of limited partnership interests in the Borrower or in connection with a sale of assets otherwise permitted under Section 9.1.  Notwithstanding the foregoing, the Borrower or any Subsidiary of Borrower shall be permitted to merge with another Person so long as, (a) in the case of a merger involving the Borrower, the Borrower is the surviving Person following such merger, and (b) no Event of Default or Potential Event of Default has

occurred and is continuing or would occur after giving effect thereto (including, without limitation, an Event of Default or Potential Event of Default resulting from a breach of Sections 8.12, 9.1 or 9.11).

9.6.  Margin Regulations; Securities Laws.  Neither Borrower nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock, except to the extent permitted by Section 2.2.

9.7.  ERISA.  Except as would not be reasonably likely to subject the Borrower or any ERISA Affiliate to liability in excess of $5,000,000, the Borrower and TMC shall not and shall not permit any of their respective ERISA Affiliates to:

(a)                                  engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)                                 permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

(c)                                  fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)                                 terminate any Benefit Plan which would result in any liability of the Borrower, TMC or any ERISA Affiliate under Title IV of ERISA;

(e)                                  fail to make any contribution or payment to any Multiemployer Plan which the Borrower, TMC or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)                                    fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g)                                 amend a Benefit Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

9.8.  Organizational Documents.  Neither Borrower, TMC nor any of their respective Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of the Borrower, TMC or a Subsidiary; provided, that in the case of the Borrower or TMC, the Borrower shall have provided the Administrative Agent with prior written notice of any such name change, (b) changes to the TMLP Partnership Agreement relating to the acquisition of Real Property or interests in an owner of Real Property with respect to which the consideration paid to the seller thereof includes limited partnership interests in the Borrower, or (c) changes that (x) are not otherwise prohibited under, or would not otherwise violate, this Agreement or any other Loan Document, and (y) would not reasonably be expected to have a Material Adverse Effect.

9.9.  Fiscal Year.  Neither Borrower, TMC nor any of their Consolidated Subsidiaries shall change their respective Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

9.10.  Indebtedness.  None of the Borrower, TMC, any of their respective Subsidiaries, or any Minority Holdings shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Indebtedness which would not cause the Leverage Ratio to exceed sixty-five percent (65%) as of the date of incurrence of such Indebtedness. For purposes of this Section 9.10, the Leverage Ratio as of the date of any incurrence of Indebtedness shall be calculated by giving pro forma effect to all acquisitions and dispositions for consideration in excess of $50,000,000 or changes in Total Adjusted Outstanding Indebtedness, occurring since the date of the then most recent quarterly financial statements of TMC and the Borrower, including, without limitation, by giving pro forma effect to the application of the proceeds of such incurrence of Indebtedness.

9.11.  Investments.

(a)                                  Permitted Investments.  Neither Borrower, TMC nor any of their respective Subsidiaries shall directly or indirectly make or own any Investment except:

(i)                                     Investments in Cash and Cash Equivalents;

(ii)                                  Investments by TMC in the Borrower and by Borrower in the Borrower’s Subsidiaries and the Borrower’s Affiliates;

(iii)                               Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

(iv)                              Investments by Borrower and its Subsidiaries (A) in any individual Real Property which, at the time made, do not exceed seventeen and one-half percent (17.5%) of the Capitalization Value after giving effect to such Investments, (B) in a single Person owning, directly or indirectly, a portfolio of Properties which, at the time made, do not exceed thirty percent (30%) of the Capitalization Value after giving effect to such Investments, it being understood that no Investment in any individual Person will be permitted if the Borrower’s allocable share of the Investment of such Person in any individual Real Property would exceed the limitation described in clause (A) hereinabove or (C) in any Limited Minority Holdings that do not in the aggregate, together with all other Investments in Limited Minority Holdings, cause the portion of Capitalization Value attributable to Limited Minority Holdings of the Borrower and its Consolidated Subsidiaries to exceed 25% of Capitalization Value (it being understood that, in the case of clauses (A) and (B) above, any increase in the value of an Investment or a decline in the Capitalization Value following the consummation of such Investment shall be disregarded for purposes of determining compliance with this clause (iv));

(v)                                 Investments held as of the Closing Date;

(vi)                              any Investment permitted under clause (b) of this Section 9.11;

(vii)                           Investments (whether owned as of the Closing Date or thereafter) either directly or in any Person primarily engaged in any business unrelated to Borrower’s Business, which individually or in the aggregate do not exceed five percent (5%) of Capitalization Value (it being understood that any increase in the value of an Investment or a decline in the Capitalization Value following the consummation of such Investment shall be disregarded for purposes of determining compliance with this clause (vii)); and

(viii)                        Investments in bonds, notes, debentures, and other debt instruments which are not convertible into equity Securities and have ratings of AAA by S&P or Aaa by Moody’s.

(b)                                 Unleased Construction Assets. At no time shall the aggregate amount expended on unleased Construction Assets for improvements and land acquisition costs exceed twenty-five percent (25%) of the Capitalization Value; provided, that for purposes of this Section 9.11(b) only, the term “Construction Asset” shall mean a Construction Asset (as otherwise defined in Section 1.1 of this Agreement) which is less than eighty percent (80%) leased and occupied by tenants in compliance with their respective leases, and provided further that for purposes of this Section 9.11(b), any portion of a Construction Asset which is under a binding contract of sale to an anchor “tenant”, shall be deemed to be leased.

9.12.  Other Financial Covenants.

(a)                                  Minimum Combined Equity Value.  The Combined Equity Value shall at no time be less than $1,750,000,000 plus 75% of the net cash proceeds and other assets (after payment of customary costs, fees, expenses, commissions and discounts of issuance) received by the Consolidated Businesses after the Closing Date as a result of the sale of equity interests in any of the Consolidated Businesses (other than such net proceeds of any equity which is issued and used to redeem outstanding equity).

(b)                                 Leverage Ratio.  For the immediately preceding consecutive four fiscal quarters, the Leverage Ratio shall not be greater than 65%.

(c)                                  Secured Leverage Ratio.  For the immediately preceding consecutive four fiscal quarters, the Secured Leverage Ratio shall not be greater than 60%.

(d)                                 Consolidated Interest Coverage Ratio.  For the immediately preceding consecutive four fiscal quarters, the ratio of (i) Combined EBITDA to (ii) Combined Interest Expense, shall not be less than 1.8 to 1.0.

(e)                                  Distributions.  Borrower will not pay any dividends or distributions, or perform any transaction that has a substantially similar effect, except as follows:

(i)                                     Borrower may pay special capital gain distributions, if any;

(ii)                                  So long as TMC qualifies, or has taken all actions necessary to qualify as a REIT, during any fiscal year of TMC, the Borrower may pay cash dividends to TMC and other holders of OP Units with respect to any one (1) year period ending on the last day of a fiscal quarter to the extent necessary for TMC to distribute, and TMC may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (A) Permitted REIT Distributions or (B) 85% of FFO; and

(iii)                               Notwithstanding the foregoing, in the event that (A) an Event of Default shall have occurred under Section 10.1(a), Section 10.1(f) (as to Borrower or TMC) or Section 10.1(g) (as to Borrower or TMC) or would exist immediately after giving effect thereto, (B) an Event of Default shall have occurred with respect to this Section 9.12 or would exist immediately after giving effect thereto, or (C) any other Event of Default shall have occurred and the Obligations have been accelerated, Borrower will not pay any dividends or distributions except so long as TMC qualifies, or has taken all actions necessary to qualify as a REIT, during any fiscal year of TMC, the Borrower may pay cash dividends to TMC and other holders of the OP Units with respect to any period ending on a date set forth above to the extent necessary for TMC to distribute, and TMC may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the Permitted REIT Distributions;

(iv)                              The Borrower and TMC may make share repurchases permitted under Section 9.13.

(f)                                    Minimum Fixed Charge Coverage Ratio.  For the immediately preceding fiscal quarter, the ratio of (i) Combined EBITDA to (ii) Fixed Charges shall not be less than 1.5 to 1.0.

9.13.  Stock Repurchase.  None of Borrower, TMC or any of their Subsidiaries shall effect an immediate, incidental or ultimate, repurchase of shares of TMC or OP Units, or any transaction that has a substantially similar effect, except for (a) repurchases consummated while the Leverage Ratio is equal to or less than 55%, (b) repurchases relating to any redemption of limited partnership interests in Borrower in exchange for shares of common stock of TMC and (c) repurchases consummated while the Leverage Ratio exceeds 55% that do not in the aggregate exceed $150,000,000 after the Closing Date.

9.14.  Negative Pledge Clauses.  From and after the date hereof, except as set forth herein, neither the Borrower nor TMC will, and will not permit any Subsidiary, to enter into any agreement (a) containing any provision prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (other than with respect to (i) prohibitions on liens set forth (x) in a mortgage on a particular property, or (y) in any document or instrument relating to a Lien permitted under Section 9.2 to the extent such prohibition relates only to the assets securing such Lien, (ii) customary restrictions on the assignment of or granting a lien on a particular lease, sublease, license or contract set forth in such lease, sublease, license or contract entered into in the ordinary course of business, (iii) restrictions on the pledge of interests in joint ventures contained in the applicable joint venture agreement, (iv) restrictions on Liens set forth in other agreements for unsecured Indebtedness so long as such restrictions are not materially more restrictive than the provisions of this Agreement or (v) customary restrictions and conditions relating to a sale of Property permitted under Section 9.1 pending the consummation of such sale), or (b) expressly restricting the ability of the Borrower or TMC to amend or modify this Agreement or any of the other Loan Documents.

9.15.  Restriction on Prepayment of Indebtedness.  After the occurrence and during the continuance of any Event of Default, neither TMC, Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Administrative Agent, prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, however, that this Section 9.15 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of Section 9.10.

ARTICLE X.
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.1.  Events of Default.  Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)                                  Failure to Make Payments When Due.  The Borrower shall fail to pay when due (i) any principal payment of the Obligations or reimbursement obligations with respect to any Letter of Credit, (ii) any interest payment on the Obligations or (iii) any fees payable hereunder, and in the case of clauses (ii) and (iii) only, such failure shall continue for a period of five days.

(b)                                 Breach of Certain Covenants.  The Borrower shall fail duly and punctually to perform or observe or cause the performance or observance of any agreement, covenant or obligation binding on such Person under Sections 7.3, 8.1, 8.2, 8.3, 8.6, 8.9, 8.12, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.9, 9.10, 9.13, 9.14, or 9.15.

(c)                                  Breach of Representation or Warranty.  Any representation or warranty made by the Borrower to the Administrative Agent or any other Lender herein or by the Borrower, TMC or any of their respective Subsidiaries in any of the other Loan Documents, in any Letter of Credit Request, or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or repeated.

(d)                                 Other Defaults.  The Borrower shall default in the performance of or compliance with any term, covenant or agreement contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 10.1), or any default or event of default (other than as identified in paragraphs (a), (b) or (c) of this Section 10.1) shall occur under any of the other Loan Documents, and such default or event of default shall continue for thirty (30) days after receipt of written notice from the Administrative Agent thereof; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall promptly commence to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed thirty (30) days; provided further that so long as Borrower has complied with the foregoing cure provisions, an Event of Default shall not be deemed to have occurred with respect to Section 9.12 if Borrower shall cure such default within an additional period not to exceed thirty (30) days (such that for such provision only Borrower shall have a maximum aggregate potential cure period of ninety (90) days).

(e)                                  Defaults and Acceleration of Other Indebtedness. (i) The Borrower or TMC or their Subsidiaries shall fail to pay any principal or interest due when and as the same shall become due and payable, or shall default in any other monetary obligation or cause any other monetary default in respect of (x) any recourse Indebtedness (other than the Obligations) of the Borrower or TMC or their Subsidiaries aggregating $30,000,000 or more (subject to any applicable grace period for such Indebtedness), or (y) any non-recourse Indebtedness of the Borrower or TMC or their Subsidiaries aggregating $300,000,000 or more (subject to any applicable grace period for such Indebtedness); or (ii) any non-monetary breach, default or event of default shall occur, or any other condition shall exist, under any instrument, agreement or indenture pertaining to (1) any recourse Indebtedness (other than the Obligations) of the Borrower or TMC or their Subsidiaries aggregating $30,000,000 or more, or (2) any non-recourse Indebtedness of the Borrower or TMC or their Subsidiaries aggregating $300,000,000 or more, and in the case of either (1) or (2), such Indebtedness shall be declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or TMC or any of their Subsidiaries (other than by a regularly scheduled required prepayment, non-default mandatory prepayment, or a voluntary prepayment made at Borrower’s option) prior to the stated maturity thereof.

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     An involuntary case shall be commenced against the Borrower or TMC or any of their Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable, and the petition shall not be dismissed, stayed or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or TMC or any of their respective Subsidiaries or Affiliates in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of TMC or the partners of the Borrower or the board of directors, partners or similar manager of any of TMC’s or the Borrower’s Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)                                  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or TMC or any of their respective Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable, or over all or a substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be entered; or an interim receiver, trustee or other custodian of any of TMC, the Borrower or any of such Subsidiaries or Affiliates or of all or a substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of any of TMC, the Borrower or partners of the Borrower or the board of directors, partners or similar manager of TMC or any of the Borrowers’ or TMC’s Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any of TMC, the Borrower, or any of their respective Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any of TMC, the Borrower or any of such Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $100,000,000 of the Capitalization Value is attributable shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

(h)                                 Judgments.  Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or TMC or any of their respective Subsidiaries or any of their respective assets involving in any event an amount individually or in the aggregate in excess of $30,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against the Borrower or TMC decreeing its involuntary dissolution or split up; or the Borrower or TMC shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(j)                                     Loan Documents.  At any time, for any reason, any Loan Document ceases to be in full force and effect or the Borrower or TMC seeks to repudiate its obligations thereunder.

(k)                                  ERISA Termination Event.  Any ERISA Termination Event occurs that is reasonably likely to subject either the Borrower or TMC or any ERISA Affiliate to liability in excess of $5,000,000.

(l)                                     Waiver Application.  The plan administrator of any Benefit Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and that the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or TMC or any ERISA Affiliate to liability in excess of $5,000,000.

(m)                               Certain Defaults Pertaining to TMC.  TMC shall fail to (i) maintain its status as a REIT for federal income tax purposes, (ii) continue as the sole general partner of the Borrower and control the management and direction of the Borrower, (iii) comply in all material respects with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (iv) remain listed on the New York Stock Exchange or other national stock exchange, or (v) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by TMC in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(n)                                 Merger or Liquidation of the Borrower.  Either the Borrower or TMC shall merge or liquidate with or into any other Person other than an Affiliate and, as a result thereof and after giving effect thereto, (i) the Borrower or TMC, as the case may be, is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

(o)                                 Change in Control.  The occurrence of a Change in Control.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 13.7.

10.2.  Rights and Remedies.

(a)                                  Acceleration and Termination.  Upon the occurrence of any Event of Default described in Sections 10.1(f) or 10.1(g), the Revolving Credit Commitments, the Term Loan Commitments and the obligation to issue Letters of Credit shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, in the Administrative Agent’s reasonable discretion, and shall, at the request of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments and the Term Loan Commitments are terminated, whereupon the Revolving Credit Commitments, the Term Loan Commitments and the obligation of each Lender to make, convert or continue any Loan or issue any Letter of Credit hereunder shall immediately terminate, and/or (ii) require the Borrower to provide cash collateral in an amount equal to all Letter of Credit Obligations and/or (iii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the obligations to be, and the same shall thereupon be, immediately due and payable, without any other presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.  The Administrative Agent may also exercise its rights and remedies pursuant to Section 3.2(b)(iii).  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent or the Requisite Lenders shall have accelerated the maturity of the Loans pursuant to this Section 10.2(a), the Administrative Agent on behalf of the Lenders may, and upon direction from the Requisite Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.

(b)                                 Rescission.  If at any time after termination of the Revolving Credit Commitments and the Term Loan Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans or with respect to Letters of Credit which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.7, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments and the Term Loan Commitments and/or the acceleration and the consequences thereof may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

(c)                                  Enforcement.  The Borrower acknowledges that in the event the Borrower or TMC or any of their respective Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Lenders; therefore, the Borrower agrees that the Administrative Agent and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XI.
THE AGENT

11.1.  Appointment.  (a)                   Fleet hereby resigns as administrative agent under the Existing Revolving Agreement and each Lender hereby designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement.  Each Lender hereby irrevocably authorizes Administrative Agent to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto.  The Administrative Agent hereby agrees that it shall administer this Agreement and the other Loan Documents and service the Loans with the same degree of care as Administrative Agent would use in servicing a loan of similar size and type for its own account.  The Administrative Agent agrees to act as such on the express conditions contained in this Article XI.  The

Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.  Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Lenders for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.  For the purposes of carrying out the provisions and exercising the rights, remedies, powers and privileges granted by or referred to in this Agreement and the Loan Documents, each of the Lenders, subject to the other terms of this Agreement and the Loan Documents, hereby irrevocably constitutes and appoints the Administrative Agent to enforce the Loan Documents and to exercise such powers, rights and remedies under this Agreement and the Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers, rights and remedies as are reasonably incidental thereto, on behalf of and for the benefit of the Lenders.

(b)                                 The provisions of this Article XI are solely for the benefit of the Administrative Agent and the other Lenders, and neither Borrower nor TMC nor any of their respective Subsidiaries shall have any rights to rely on or enforce any of the provisions hereof (provided that the Borrower may rely on the authority granted to the Administrative Agent by each Lender pursuant to Section 11.1 and shall be entitled to enforce Sections 11.7 and 11.8 of this Agreement).  In performing its respective functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrower or TMC or any of their respective Subsidiaries.  The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through agents or employees.

11.2.  Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of the Administrative Agent shall be mechanical and administrative in nature.  The Administrative Agent shall not have by reason of this Agreement a fiduciary, trustee or agency relationship in respect of any Holder.  Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  The Administrative Agent hereby agrees that its duties shall include (i) providing copies of documents received by the Administrative Agent from the Borrower pursuant to this Agreement (a) which reference or discuss a Potential Event of Default or an Event of Default and (b) any other documents which are reasonably requested by any Lender and (ii) promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder.

11.3.  Right to Request Instructions.  The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and, except where an action or approval is expressly required under this Article XI or Section 10.2 hereof, such Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received (or, pursuant to

Section 13.7(d), be deemed to have received) such instructions from those Lenders from whom Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt (or, pursuant to Section 13.7(d), deemed receipt) of instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents; provided, that no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions (or deemed instructions) of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

11.4.  Reliance.  The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

11.5.  Indemnification.  To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent in its capacity as Administrative Agent and not in its capacity as Lender hereunder, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Administrative Agent under and in accordance with the Loan Documents, in proportion to each Lender’s Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by the Administrative Agent from the Borrower or any other Person on behalf of the Borrower.  The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.

11.6.  Administrative Agent Individually.  With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, if any, and the Loans made by it or Letters of Credit issued by it, if any, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include JPMCB in its individual capacity as a Lender or as one of the Requisite Lenders.  JPMCB and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower, TMC or any of their respective Subsidiaries as if JPMCB were not acting as the Administrative Agent pursuant hereto.

11.7.  Successor Administrative Agent.

(a)                                  Resignation and Removal.  The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control.  Any Administrative Agent may be removed at the direction of the Requisite Lenders, in the event of the gross negligence or willful misconduct of the Administrative Agent.  Such resignation or removal shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 11.7.

(b)                                 Appointment by Requisite Lenders.  Upon any such resignation becoming effective, the Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders, which successor Administrative Agent, so long as no Event of Default has occurred and is continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld).

(c)                                  Appointment by Retiring Administrative Agent.  If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 11.7, the retiring Administrative Agent shall then appoint a successor Administrative Agent selected from among the Lenders who shall serve as Administrative Agent until such time, if any, as the Lenders appoint, subject to the Borrower’s approval, a successor Administrative Agent as provided in paragraph (b) of this Section 11.7.

(d)                                 Rights of the Successor and Retiring Administrative Agents.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

11.8.  Relations Among the Lenders.  No Lender may (i) accelerate its portion of the Obligations, (ii) enforce its portion of the Obligations prior to the maturity thereof, (iii) terminate its Revolving Credit Commitment, or (iv) terminate its Term Loan Commitment, except, in each case, in accordance with Section 10.2(a).

11.9.  Notices.  Promptly upon receipt, Administrative Agent shall forward to each Lender (i) a copy of all notices of default or other formal notices sent or received by Administrative Agent in accordance with Section 13.8 hereof, (ii) copies of all financial statements, certificates, notices, reports and other information sent by Borrower pursuant to Article VII, and (iii) any other document or notice received by Administrative Agent from Borrower or TMC pursuant to this Agreement and requested in writing by any Lender.

11.10.  No Representations.  The Administrative Agent shall not be responsible for the execution, validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or TMC or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or TMC or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, TMC or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of the its Affiliates in any capacity.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, TMC or any of their respective Subsidiaries, or the value of any assets of such Persons.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11.  Co-Agents.  The Co-Documentation Agents, the Co-Syndication Agents and the Co-Arrangers shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

ARTICLE XII.
YIELD PROTECTION

12.1.  Taxes.

(a)                                  Payment of Taxes.  Any and all payments by the Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 3.2, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commitments, the Term Loan and all other liabilities with respect thereto excluding, in the case of each Lender, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Lender’s Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, (x) the sum payable to such Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 12.1) such Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.  Notwithstanding the foregoing, in the event that any Lender is or becomes so subject to such Taxes, at the Borrower’s sole election, the Borrower may identify an Eligible Assignee not so subject to such Taxes to whom the Lender which is so subject shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

(b)                                 Indemnification.  The Borrower will indemnify each Lender against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 12.1 resulting therefrom) incurred or paid by such Lender or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable.  A certificate as to any additional amount payable to any Person under this

Section 12.1 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  Each Lender agrees to the extent it is able, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower and the Administrative Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or  deducted or withheld pursuant to this Section 12.1 in respect of any payments under this Agreement or under the Notes.

(c)                                  Receipts.  Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Administrative Agent, at its address referred to in Section 13.8, the original or a certified copy of a receipt evidencing payment thereof.

(d)                                 Foreign Bank Certifications. (i)  Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Administrative Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 13.1 hereof, to the extent it is legally able to do so, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8BEN (or any successor or substitute form or forms)) or (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8ECI (or any successor or substitute form or forms)).

(ii)                                  Upon written request of Administrative Agent or as otherwise required hereunder, each Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 12.1(d). Each certificate required to be delivered pursuant to this Section 12.1(d)(ii) shall certify as to one of the following:

(A)                              that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

(B)                                that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 12.1(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

(C)                                that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender agrees to deliver to the Borrower and the Administrative Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Administrative Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.  Notwithstanding anything to the contrary contained in this Section 12.1, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person for United States federal income tax purposes to the extent that such Lender has not provided to the Borrower IRS forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Sections 12.1(a) or 12.1(b) hereof to gross-up payments to be made to a Lender or otherwise indemnify a Lender in respect of income or similar taxes imposed by the United States to the extent that (1) the obligation to withhold such amounts existed on the date that such Lender became a party to this Agreement or (2) the obligation to pay such additional amounts would not have arisen but for the failure by such Lender to comply with this Section 12.1(d).  In the event that any Lender notifies the Borrower of withholding obligations pursuant to clause (C) of this Section 12.1(d), at the Borrower’s sole election, the Borrower may identify an Eligible Assignee with the consent of the Administrative Agent, which is not subject to such withholding obligations to whom the notifying Lender shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A and otherwise in accordance with the terms and conditions of Section 13.1.

12.2.  Increased Capital.  If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans, the issuance of Letters of Credit, any Lender’s participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender’s obligation to make Loans or to issue Letters of Credit, then, in any such case, within thirty (30) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefore.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, in the event of any such demand, at the Borrower’s sole election, the Borrower may identify an Eligible Assignee not making such a demand to whom the demanding Lender shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A, subject to the consent of the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld or delayed).

12.3.  Change in Legal Restrictions.  If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

(a)                                  does or will subject a Lender (or its Applicable Lending Office or Eurocurrency Affiliate) to charges (other than taxes) of any kind (including any Mandatory Costs) which such Lender reasonably determines to be applicable to the Term Loan Commitments or the Revolving Credit Commitments of the Lenders to make, convert or continue Eurocurrency Rate Loans or to make Fixed Rate Loans or issue or participate in Letters of Credit or change the basis of taxation of payments to that Lender of principal, fees, interest, or any other amount payable hereunder with respect to Eurocurrency Rate Loans, Fixed Rate Loans or Letters of Credit; or

(b)                                 does or will impose, modify, or hold applicable, in the reasonable determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurocurrency Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurocurrency Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Revolving Credit Commitment or Term Loan Commitment or issuing or participating in Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, within thirty (30) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurocurrency Affiliate for any such additional cost incurred or reduced amount received.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, in the event of any such demand, at the Borrower’s sole election, the Borrower may identify an Eligible Assignee not making such a demand to whom the demanding Lender shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

Notwithstanding the foregoing provisions of this Section 12.3, a Lender shall not be entitled to compensation pursuant to this Section 12.3 in respect of any Negotiated Rate Loan if the change in law or circumstance that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Negotiated Rate Quote pursuant to which such Loan was made.

ARTICLE XIII.
MISCELLANEOUS

13.1.  Assignments.

(a)                                  Assignments.  No assignments of any Lender’s rights or obligations under this Agreement shall be made except in accordance with this Section 13.1.  Each Lender may assign to one or more Eligible Assignees all of its rights and obligations under this Agreement in accordance with the provisions of this Section 13.1.  Each Lender, or on its behalf and at its request, the Administrative Agent, shall promptly provide written notice to the Borrower of any assignment of such Lender’s rights or obligations under this Section 13.1.

(b)                                 Limitations on Assignments.  Each assignment shall be subject to the following conditions: (i) each assignment shall be of a constant, and not a varying ratable percentage of the assigning Lender’s rights and obligations under this Agreement and shall be in a minimum principal amount of $5,000,000, (ii) each such assignment shall be to an Eligible Assignee with the consent of the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld or delayed), and, so long as no Event of Default has occurred and is continuing, the Borrower, (such consent not to be unreasonably withheld or delayed by the Borrower and shall be deemed to be given if the Borrower does not provide a response within five (5) Business Days after such request, provided that such request shall state, in capital letters, that “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT, SHALL BE DEEMED CONSENT TO THE ENCLOSED REQUEST.”) (provided that the consent of the Borrower shall not be required with respect to an assignment to an Eligible Assignee described in clause (i) of the definition thereof), and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement and the assigning Lender shall (if all of its Revolving Credit Commitment, its Negotiated Rate Loans and its portion of the Term Loan are being assigned) cease to be a party hereto and (C) if requested by the assignee or assignor thereunder, the Borrower shall execute and deliver to the assignee and the assignor (to the extent the assignor retains a Revolving Credit Commitment, a Negotiated Rate Loan or a portion of the Term Loan) a Note or Notes evidencing its obligations to such assignee with respect to the Loans upon the cancellation or amendment of the original thereby being replaced.  If after the occurrence and continuance of an Event of Default the Administrative Agent does not hold any portion of the Loans, such Administrative Agent shall offer to resign as Administrative Agent hereunder.  Notwithstanding anything herein to the contrary, in the event that the Administrative Agent shall at any time hold a Revolving Credit Commitment less than $25,000,000 (other than as a result of pro-rata reductions in the Revolving Credit Commitments pursuant to Section 3.1), then such Administrative Agent shall promptly provide written notice thereof to the Lenders and the Requisite Lenders shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Administrative Agent, to elect to remove such Administrative Agent as Administrative Agent and replace such Administrative Agent, subject to the terms of Section 11.7.

(c)                                  The Register.  The Administrative Agent shall maintain at its address referred to in Section 13.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, each accepted Negotiated Rate Loan, each Lender’s portion of the Term Loan, the Revolving Credit Commitment of, and the principal amount of Loans under the Revolving Credit Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, TMC and each of their respective Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Fee.  Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $2,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.  Notwithstanding the foregoing, there shall be no processing or recordation fee due in connection with an assignment by a Lender to an Affiliate of such Lender.

(e)                                  Information Regarding the Borrower.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee, participant, proposed assignee or proposed participant any information relating to the Borrower, TMC or their respective Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrower or TMC; provided that prior to any such disclosure, such assignee, participant, proposed assignee or proposed participant shall agree, in writing, to preserve in accordance with Section 13.20 the confidentiality of any confidential information described therein.

(f)                                    Lenders’ Creation of Security Interests.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) including any pledge or assignment in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31CFR §203.14.

(g)                                 Participations.  Each Lender may sell participations to one or more Eligible Assignees or Approved Funds in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, the Administrative Agent and the other Lenders, (b) such sale and participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents (including, without limitation, the right to approve waivers, amendments or modifications, provided that such participation may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 13.7 (b)(i), (ii) or (iii) or Section 13.7(c)(i) without the consent of such participant), (c) such participant shall have no direct rights against the Borrower or TMC except the rights granted to the Lenders pursuant to Section 13.5, (d) such sale is effected in accordance with all applicable laws.

(h)                                 Designated Lenders.  Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Negotiated Rate Loans on behalf of such Designating Lender subject to the terms of this Section 13.1(h) and the provisions in Section 13.1(b) and Section 13.1(g) shall not apply to such designation.  No Lender may designate more than one (1) Designated Bank.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Company, whereupon, (i) the Borrower shall, if requested by the Designated Lender, execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank (such Note to be subject to the provisions of Section 3.3(a) that apply to other Notes evidencing Negotiated Rate Loans, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Negotiated Rate Loans on behalf of its Designating Lender pursuant to Section 2.7 after the Borrower has accepted a Negotiated Rate Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the

Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank.  Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank.  The Borrower, the Administrative Agent, and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same.  No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

13.2.  Expenses.

(a)                                  Generally.  The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for all of its respective reasonable external audit and investigation expenses and for the reasonable fees, expenses and disbursements of counsel to the Administrative Agent (but not of other legal counsel) and for all other reasonable out-of pocket costs and expenses of every type and nature incurred by the Administrative Agent in connection with (i) the audit and investigation of the Consolidated Businesses, the Real Properties and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution, syndication and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the Loan Documents, and the making of the Loans hereunder or the issuance of Letters of Credit; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Borrower, TMC, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Real Property, the Borrower, TMC, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)                                 After Default.  The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Real Property, any of the Consolidated Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

13.3.  Indemnity.  The Borrower further agrees (a) to defend, protect, indemnify, and hold harmless the Administrative Agent and each and all of the other Lenders and each of their respective officers, directors, employees, attorneys, Affiliates and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans or the issuance of Letters of Credit hereunder, the management of such Loans, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents (collectively, the “Indemnified Matters”); provided, however, the Borrower shall have no obligation to an Indemnitee thereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for consequential or punitive damages arising out of, or in any way in connection with, any Negotiated Rate Loans, the Term Loan, the Term Loan Obligations, the Revolving Credit Commitments, the Revolving Credit Obligations, or the other matters governed by this Agreement and the other Loan Documents except with respect to the willful and intentional misconduct of such Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

13.4.  Change in Accounting Principles.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.1 or 7.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower or TMC with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower and TMC shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrower, to so reflect such change in accounting principles.

13.5.  Setoff.  In addition to any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due to such Lender, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article X and even though such obligations may be contingent or unmatured.  Each Lender agrees that it shall not, unless the Loans have been accelerated pursuant to Section 10.2(a), without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower or TMC now or hereafter maintained with such Lender.

13.6.  Ratable Sharing.  The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (other than amounts received in respect of any Negotiated Rate Loan) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

13.7.  Amendments and Waivers.

(a)                                  General Provisions.  Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower; provided, however, that Borrower’s agreement shall not be required for any amendment or modification of Sections 11.1 through 11.8 (other than such Sections thereof on which the Borrower is entitled to rely or which the Borrower is entitled to enforce).  Unless otherwise provided for in this Agreement, no termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower or TMC therefrom, other than those specifically reserved to the Administrative Agent or the other Lenders, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion.  All amendments, waivers and consents not specifically reserved to the Administrative Agent or the other Lenders in Sections 13.7(b), 13.7(c) and 13.7(d) and in other provisions of this Agreement shall require only the approval of the Requisite Lenders.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, to perform its obligations under Section 2.4 of this Agreement, or to pay any other amount payable by such Lender, then in addition to the other rights and remedies that may be available to Administrative Agent or the Borrower, such Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of Administrative Agent pursuant to this Agreement or the other Loan Documents, or to be taken into account in the calculation of Requisite Lenders, or to exercise rights under Sections 13.7(b) or 13.7(c), shall be suspended during the pendency of such failure.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Any such action by the Requisite Lenders shall be binding upon all of the Lenders and the Administrative Agent.  In connection with any proposed amendment or waiver for which the consent of the Requisite Lenders has been obtained but the consent of one or more other Lenders whose consent is required shall not have been obtained, the Borrower may identify an Eligible Assignee to which such non-consenting Lender shall assign its interest in the Loans and its Revolving Credit Commitment at par value pursuant to an Assignment and Acceptance substantially in the form attached as Exhibit A, subject to the consent of the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld or delayed).

(b)                                 Amendments, Consents and Waivers by Affected Lenders.  Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby:

(i)                                     increase in the amount of such Lender’s Revolving Credit Commitments or Term Loan Commitment;

(ii)                                  reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof);

(iii)                               postponement or extension of any date fixed for any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable to such Lender (except with respect to (x) any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section 3.2(b) and (y) the one-year extensions of the Revolving Credit Termination Date or the Term Loan Maturity Date, each as permitted pursuant to Section 2.3); and

(iv)                              addition of new currencies to be available as “Optional Currency” under the definition thereof.

(c)                                  Amendments, Consents and Waivers by All Lenders.  Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

(i)                                     postponement of the Revolving Credit Termination Date (except for the one-year extension of the Revolving Credit Termination Date as permitted pursuant to Section 2.3).

(ii)                                  postponement of the Term Loan Maturity Date (except for the one-year extension of the Term Loan Maturity Date as permitted pursuant to Section 2.3).

(iii)                               increase the Maximum Revolving Credit Amount to any amount in excess of $1,000,000,000 (except as provided in Section 2.9).

(iv)                              change in the definition of Requisite Lenders or in the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

(v)                                 amendment of Section 13.6 or clauses (a), (b) and (c) of this Section 13.7,

(vi)                              permitting the assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower, and

(vii)                           release of the Guaranty.

(d)                                 Administrative Agent Authority.  The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Notwithstanding anything to the contrary contained in this Section 13.7, (i) no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent as Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, (ii) no amendment, modification, waiver or consent shall affect Section 11.11 of this Agreement unless made in writing and signed by the Co-Syndication Agents, the Co-Documentation Agents and the Co-Arrangers in addition to the Lenders required above to take such action and (iii) no amendment, modification, waiver or consent shall affect the rights or duties of the Issuing Lender or the Swing Lender under this Agreement and the other Loan Documents, unless made in writing, and signed by the Issuing Lender or the Swing Lender, as applicable, in addition to the Lenders required above to take such action.  Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other reasonable conditions it may specify) within fifteen (15) Business Days after such request, then such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent’s sole discretion, to such requests on behalf of such Lender as such Lender’s attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender’s duly authorized agent for such purposes; provided, however, that such request shall state, in capital letters that “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT, SHALL BE DEEMED CONSENT TO THE ENCLOSED REQUEST.”

13.8.  Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission (or, in the case of any notices pursuant to Section 7.11, by electronic transmission pursuant to procedures approved by the Administrative Agent), or three (3) Business Days after deposit in the United States mail with postage prepaid and properly addressed.  Notices to the Administrative Agent pursuant to Articles II, III or XI shall not be effective until received by the Administrative Agent.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.8) shall be as set forth below each party’s name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

13.9.  Survival of Warranties and Agreements.  All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event.  Notwithstanding the foregoing, however, such representations, warranties and obligations shall terminate and be of no further force and effect two years after payment in full of the Loans.

13.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.  Subject to the terms of Section 13.7(d) of this Agreement, no failure or delay on the part of the Administrative Agent or any other Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

13.11.  Marshaling; Payments Set Aside.  None of the Administrative Agent or any other Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or any other Lender or any such person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all right and remedies therefor shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

13.12.  Severability.  In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.13.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

13.14.  Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

13.15.  Limitation of Liability.  No claim may be made by any Lender, the Administrative Agent, or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender and the Administrative Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  In addition, no claim may be made by any Lender, the Administrative

Agent, or any other Person against any directors, officers or trustees of the Borrower or TMC or their respective Subsidiaries.

13.16.  Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and permitted assigns.  Notwithstanding the foregoing, Borrower may not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders (and any such assignment or transfer without such consent shall be null and void).

13.17.  Certain Consents and Waivers.

(a)                                  Personal Jurisdiction.  (i) EACH OF THE LENDERS AND BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  THE BORROWER (IN SUCH CAPACITY, THE “PROCESS AGENT”) AGREES TO ACCEPT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE LENDERS AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE LENDERS (AS TO COURTS IN NEW YORK STATE ONLY) AND THE BORROWER, WITH RESPECT TO COURTS IN NEW YORK STATE, WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)                                  THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER.  THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER.  THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b)                                 Service of Process.  EACH OF THE LENDERS (WITH RESPECT TO NEW YORK STATE ONLY) AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF

PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT (FOR BORROWER) OR THE BORROWER’S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  EACH OF THE LENDERS (WITH RESPECT TO NEW YORK STATE ONLY) AND THE BORROWER, WITH RESPECT TO COURTS IN NEW YORK STATE, IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE OTHER LENDERS OR THE BORROWER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)                                  Waiver of Jury Trial.  EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

13.18.  Counterparts; Effectiveness; Inconsistencies.  This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective against the Borrower and each Lender on the Closing Date.  This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.  In the event the Lenders enter into any co-lender agreement with the Administrative Agent pertaining to the Lenders’ respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co-lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actually inconsistent with the terms and conditions of this Agreement and/or the other Loan Documents, such co-lender agreement shall govern.  Notwithstanding the foregoing, any rights reserved to the Administrative Agent under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co-lender agreement and the rights and obligations of the Borrower under the Loan Documents shall not be varied in any way by such co-lender agreement.

13.19.  Limitation on Agreements.  All agreements between the Borrower, the Administrative Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

13.20.  Confidentiality.  Subject to Section 13.1(e), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrower, in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may share such information with its Affiliates, officers, directors, employees, accountants, attorneys and other advisors in accordance with such Lender’s customary procedures for handling confidential information of this nature and provided further that such Person shall hold such information confidential) and in any event the Lenders may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or by any actual or prospective counterparty (or its advisors) to any swap transaction relating to the Borrower or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or counterparty to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.20.  In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee it shall return all materials furnished to it by the Borrower or any Lender in connection with this Agreement.  This Section 13.20 and any and all confidentiality agreements entered into between any Lender and the Borrower shall survive the execution of this Agreement.  Nonpublic information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by such Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrower, or is disclosed with the prior approval of Borrower.  Nothing herein shall prohibit the disclosure of nonpublic information to the extent necessary to enforce the Loan Documents. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

13.21.  Disclaimers.  The Administrative Agent and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Real Properties, including any TI Work.  The Administrative Agent and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Real Properties.  Borrower is not nor shall be an agent of any of the Administrative Agent or the other Lenders for any purposes and none of the Lenders nor the Administrative Agent shall be deemed partners or joint venturers with the Borrower or any of its Affiliates as a result of the consummation of the transaction contemplated by this Agreement.  None of the Administrative Agent or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Real Property, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by any of the Administrative Agent or the other Lenders, and the Borrower agrees to hold the Administrative Agent and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof solely to the extent, if any, that the Borrower has requested that the Administrative Agent or any other Lender deal directly with or make any payments directly to such a contractor or provider of services.

13.22.  Entire Agreement.  This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

13.23.  Replacement Notes.  Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

13.24.  USA Patriot Act.  Each Lender hereby notifies the Borrower and TMC that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and TMC, which information includes the names and addresses of the Borrower and TMC and other information that will allow such Lender to identify the Borrower and TMC in accordance with the Act.

13.25.  Transitional Arrangements.

(a)                                   Existing Revolving Agreement and Original Term Loan Agreement Superseded.  This Agreement shall supersede each of the Amended Agreements in its entirety, except as provided in this Section 13.25.  On the Closing Date, the rights and obligations of the parties under each of the Amended Agreements and the “Notes” defined in each of the Amended Agreements shall be subsumed within and be governed by this Agreement and the Notes; provided however, that any of the “Obligations” (as defined in each of the Amended Agreements) outstanding under each of the Amended Agreements shall, for purposes of this Agreement, be Obligations hereunder.  The Lenders’ interests in such Obligations, and participations in such Letters of Credit shall be reallocated on the Closing Date in accordance with each Lender’s applicable Pro Rata Share.

(b)                                Return and Cancellation of Notes.  Upon its receipt of the Notes to be delivered hereunder on the Closing Date, each Lender will promptly return to the Borrower, marked “Cancelled” or “Replaced”, the notes of the Borrower held by such Lender pursuant to the Existing Revolving Agreement or the Original Term Loan Agreement.  In the event that any Lender does not return its note or notes pursuant to either of the Amended Agreements within twenty (20) days after the Closing Date, the Borrower shall be entitled to receive an affidavit from the Lender, including an indemnity agreement reasonably satisfactory to the Borrower, with respect to the unreturned note or notes.

(c)                                  Interest and Fees Under Amended Agreements.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of each of the Amended Agreements shall be calculated as of the Closing Date (with any facility fees, letter of credit fees and other similar fees prorated for any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in such Amended Agreement as if such agreement were still in effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

THE BORROWER:	THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	THE MILLS CORPORATION, a Delaware corporation, its General Partner

		By:	/s/ M. SCOTT DECAIN
			Name:	M. Scott DeCain
			Title:	Senior Vice President, Capital Markets

Notice Address:
The Mills Limited Partnership
1300 Wilson Boulevard, Suite 400
Arlington, VA 22209
Attn: Thomas E. Frost
Facsimile: 703/526-5198

Signature Page to Amended and Restated
Revolving Credit Agreement

TMC (for purposes of its agreements contained herein):	THE MILLS CORPORATION, a Delaware corporation
	By:	/s/ M. SCOTT DECAIN
		Name:	M. Scott DeCain
		Title:	Senior Vice President, Capital Markets

Notice Address:
The Mills Limited Partnership
1300 Wilson Boulevard, Suite 400
Arlington, VA 22209
Attn: Thomas E. Frost
Facsimile: 703/526-5198

Signature Page to Amended and Restated
Revolving Credit Agreement

ADMINISTRATIVE AGENT	JPMORGAN CHASE BANK, N.A., FORMERLY
SWING LENDER, ISSUING	KNOWN AS JPMORGAN CHASE BANK
LENDER, AND LENDER:
	By:	/s/ CHARLES HOAGLAND
		Name:	Charles Hoagland
		Title:	Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
270 Park Avenue
New York, NY 10017
Attn: Charles Hoagland
Facsimile: 212/270-0213

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

CO-SYNDICATION AGENT	BANK OF AMERICA, N.A.
AND LENDER:

	By:	/s/ MICHAEL W. EDWARDS
		Name:	Michael W. Edwards
		Title:	Senior Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
231 S LaSalle Street
IL1-231 10-35
Chicago, IL 60604
Attn: Michael Edwards
Facsimile: 312/924-4970

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

CO-SYNDICATION AGENT	EUROHYPO AG, NEW YORK BRANCH
AND LENDER:

	By:	/s/ BEN J. MARCIANO
		Name:	Ben J. Marciano
		Title:	Managing Director

	By:	/s/ JEFF PAGE
Jeff Page
Vice President

Notice Address:
Eurohypo AG, New York Branch
123 North Wacker Drive, Suite 2300
Chicago, IL 60606
Attn: Ryan Huddlestun
Facsimile: 312/267-8875

with copy to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas
New York, NY 10036
Attn: Legal Director

Domestic Lending Office and Eurocurrency
Lending Office:
Eurohypo AG, New York Branch
1114 Avenue of the Americas
New York, NY 10036
Attn: Legal Director

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	KEY BANK, NATIONAL ASSOCIATION

	By:	/s/ GREGORY W. LANE
		Name:	Gregory W. Lane
		Title:	Assistant Vice President

Notice Address:
101 Federal Street, Suite 1900
Boston, MA 02110
Attn: Jeffry M. Morrison
Facsimile: 617/204-5169

Domestic Lending Office
and Eurocurrency Lending Office:
127 Public Square
Cleveland, OH 44114
Attn: Diana D’Aquila
Facsimile: 216/689-3566

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ CYNTHIA A. BEAN
	Name:	Cynthia A. Bean
	Title:	Vice President

Notice Address:
191 Peachtree Street, NE GA-8057
Atlanta, GA 80303-1740
Attn: Cathy Casey
Facsimile: 404/332-4066

with copy to:

201 S. College St., CP9, NC 1183
Charlotte, NC 28288
Attn: Dianne Taylor
Facsimile: 704/715-0094

Domestic Lending Office:
Wachovia Bank
301 S. College Street, NC0172
Charlotte, NC 28288

Eurocurrency Lending Office:
Wachovia Bank, NA London Branch
3 Bishopsgate
London EC2N 3AB
United Kingdom

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	CITICORP NORTH AMERICA, INC.

	By:	/s/ DAVID BOUTON
		Name:	David Bouton
		Title:	Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
390 Greenwich Street
New York, NY 10013
Attn: Blake Gronich
Facsimile: 212/723-8547

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	HYPO REAL ESTATE CAPITAL
CORPORATION

	By:	/s/ EVAN F. DENNER
		Name:	Evan F. Denner
		Title:	Managing Director

	By:	/s/ MEGGAN W. WALSH
		Name:	Meggan W. Walsh
		Title:	Managing Director

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
622 Third Avenue, 29th Floor
New York, NY 10017
Attn: Christine Elcik
Facsimile: 212/671-6458

with copy to:

622 Third Avenue, 29 th Floor
New York, NY 10017
Attn: Pavlina Jiroutkova
Facsimile: 212/671-6434

and:

622 Third Avenue, 29 th Floor
New York, NY 10017
Attn: Maria Ortiz
Facsimile: 212/671-6329

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	MORGAN STANLEY BANK

	By:	/s/ DANIEL TWENGE
		Name:	Daniel Twenge
		Title:	Vice President, Morgan Stanley Bank

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
1633 Broadway, 25 th Floor
New York, NY 10019
Attn: Erma Dell’Aquila
Facsimile: 212/537-1867

with copy to:
1633 Broadway, 25 th Floor
New York, NY 10019
Attn: Edward Henley
Facsimile: 212/537-1866

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ GORDON MACARTHUR
		Name:	Gordon MacArthur
		Title:	Authorized Signatory

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
One Liberty Plaza, 3rd Floor
165 Broadway
New York, NY 10006-1404
Attn: Manager, Loans Administration
Facsimile: 212/428-2372

A copy of notices should also be faxed to:
Julita Tyszewicz
CTM Group
416/842-4020

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ MICHAEL RAARUP
		Name:	Michael Raarup
		Title:	Senior Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
800 Nicollet Mall, 3rd Floor
BC-MN-H03A
Minneapolis, MN 55402
Attn: Barbara DeVahl
Facsimile: 612/303-2270

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

	By:	/s/ CHRISTIAN BERRY
		Name:	Christian Berry
		Title:	Vice President

	By:	/s/ DOUGLAS TRAYNOR
		Name:	Douglas Traynor
		Title:	Senior Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
2 World Financial Center
New York, NY 10281
Attn: Christian Berry
Facsimile: 212/266-7565

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	ING REAL ESTATE FINANCE (USA) LLC

	By:	/s/ DANIEL SLIWAK
	Name:	Daniel Sliwak
	Title:	Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
230 Park Avenue
New York, NY 10169
Attn: Alexander Joerg
Facsimile: 212/883-2734

with copy to:

230 Park Avenue
New York, NY 10169
Attn: Daniel Sliwak
Facsimile: 212/883-2734

and:

1325 Avenue of the Americas
New York, NY 10019
Attn: Mark LaGreca
Facsimile: 646/424-8251

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	MERRILL LYNCH CAPITAL CORPORATION

	By:	/s/ JOHN C. ROWLAND
		Name:	John C. Rowland
		Title:	Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
4 World Financial Center, 16 th Floor
New York, NY 10080
Attn: John Rowland
Facsimile: 212/738-1186

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	PB CAPITAL CORPORATION

	By:	/s/ JONATHAN OH
		Name:	Jonathan Oh
Title: Vice President

	By:	/s/ MICHAEL E. ASHEROFF
Name: Michael E. Asheroff
Title: Associate

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
590 Madison Avenue
New York, NY 10022
Attn: Michael Asheroff
Facsimile: 212/756-5536

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	BAYERISCHE LANDESBANK, NEW YORK BRANCH

	By:	/s/ GEORGE GNAD
		Name:	George Gnad
		Title:	Senior Vice President

	By:	/s/ NORMAN MCCLAVE
		Name:	Norman McClave
		Title:	First Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
560 Lexington Avenue
New York, NY 10022
Attn: Pat Sanchez
Facsimile: 212/310-9930

with copy to:

560 Lexington Avenue
New York, NY 10022
Attn: G. Schnepf
Facsimile: 212/230-9151

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	BRANCH BANKING & TRUST CO.

	By:	/s/ RONALD P. GUDBRANDSEN
		Name:	Ronald P. Gudbrandsen
		Title:	Senior Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
1909 K Street, N.W., 2nd Floor
Washington, D.C. 20006-1152
Attn: Divina S. Tamayo
Facsimile: 202/835-9285

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	CALYON NEW YORK BRANCH

	By:	/s/ JOHN A. WAIN
		Name:	John A. Wain
		Title:	Managing Director

	By:	/s/ DANIEL J. REDDY
		Name:	Daniel J. Reddy
		Title:	Director

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
1301 Avenue of the Americas,
Real Estate Dept., 18 th Floor
New York, NY 10019-6022
Attn: Daniel Reddy
Facsimile: 212/261-3813

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ ROBERT E. GOECKEL
		Name:	Robert E. Goeckel
		Title:	Assistant Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
135 S. LaSalle Street #1225
Chicago, IL 60603
Attn: Robert Goeckel
Facsimile: 312/904-6691

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ MATTHEW LIND
		Name:	Matthew Lind
		Title:	Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
One Fountain Plaza, 2nd Floor
Buffalo, NY 14203
Attn: Renee Davis
Facsimile: 716/848-7881

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	EMIGRANT SAVINGS BANK

	By:	/s/ JANSEN NOYES
		Name:	Jansen Noyes
		Title:	Senior Vice President

	By:	/s/ MICHAEL A. WALSH
		Name:	Michael A. Walsh
		Title:	First Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
5 East 42nd Street
New York, NY 10017
Attn: Jansen Noyes
Facsimile: 212/850-4608

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	KBC BANK NV

	By:	/s/ JEAN-PIERRE DIELS
		Name:	Jean-Pierre Diels
		Title:	First Vice President

	By:	/s/ KENNETH D. CONNOR
		Name:	Kenneth D. Connor
		Title:	Vice President, Real Estate

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
125 West 55 th Street, 10 th Floor
New York, NY 10019
Attn: Kenneth D. Connor
Facsimile: 212/541-0740

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ WILLIAM R. LYNCH, III
		Name:	William R. Lynch, III
		Title:	Senior Vice President

Notice Address:
One PNC Plaza, Mailstop P1-POPP-19-2
Pittsburgh, PA 15222
Attn: Charlene Markoff
Facsimile: 412/768-5754

Domestic Lending Office
and Eurocurrency Lending Office:
PNC Bank, National Association
249 Fifth Avenue, Mailstop: P1-POPP-19-2
Pittsburgh, PA 15222

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ ERIN P. PEART
		Name:	Erin P. Peart
		Title:	Senior Vice President

Notice Address and Domestic
Lending Office:
1750 H Street, N.W., Suite 400
Washington, D.C. 20006
Attn: Erin Peart
Facsimile: 202/429-2984

Eurocurrency (LIBOR) Lending Office:
2020 East Park Place, Suite 100
El Segundo, CA 90245
Attn: Puree Rhein
Facsimile: 310/615-1014

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

LENDER:	SOVEREIGN BANK

	By:	/s/ KATHERINE FELPEL
		Name:	Katherine Felpel
		Title:	Assistant Vice President

Notice Address, Domestic
Lending Office and Eurocurrency
Lending Office:
75 State Street
MA 1 SST 04-11
Boston, MA 02109
Attn: T. Gregory Donohue
Facsimile: 617/757-5652

Signature Page to Second Amended and Restated
Revolving Credit and Term Loan Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the effective date set forth below (the “Effective Date”) and is entered into by and between                                                                        (the “Assignor”) and                                                        (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of (1)]

3.	Borrower:	The Mills Limited Partnership

(1) Select Lender as applicable.

1

4.	Administrative Agent:	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December     , 2004, by and among The Mills Limited Partnership, the Lenders named therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders.

6.	Assigned Interest:

Facility Assigned	Dollar Equivalent of and Optional Currency Aggregate Amount of Commitment/Loans for all Lenders (including any Letter of Credit Disbursements) *	Dollar Equivalent of and Optional Currency Amount of Commitment/Loans Assigned *	Percentage Assigned of Commitment/Loans (2)
Revolving Credit Tranche A Commitment	$	$		%
Revolving Credit Tranche B Commitment	$	$		%
Revolving Credit Tranche A Loans
Base Rate Loans	$	$		%
LIBOR Rate Loans	$	$		%
Revolving Credit Tranche B Loans
Base Rate Loans	$	$		%
LIBOR Rate Loans	$	$		%
EURIBOR Rate Loans	$	$
	€	€		%
International Eurocurrency Rate Loans	$	$		%
	£	£

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Term Loan
Base Rate Loans	$	$	%
LIBOR Rate Loans	$	$	%
Negotiated Rate Loans
Eurocurrency	$	$
Negotiated Rate Loans	[€][£]	[€][£]	%
Fixed Rate Loans	$ [€][£]	$ [€][£]	%
Letter of Credit	$
participations interest	[€][£]	$	%
Swing Loan participations interest	$	$	%

[7. Trade Date:	](3)

8. Fee:	The [Assignor/Assignee] shall pay the Administrative Agent the fee required by the Credit Agreement prior to the Effective Date.

Effective Date:                                               , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

4

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.
(formerly known as JPMorgan Chase Bank), acting in its capacity as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
(formerly known as JPMorgan Chase Bank), acting in its capacity as Issuing Lender

By:
Name:
Title:

[Consented to:

THE MILLS LIMITED PARTNERSHIP, Delaware

limited partnership

By:	THE MILLS CORPORATION, a Delaware
corporation, its General Partner

By:
Name:
Title:](1)

(1)  To the extent required under the Credit Agreement.

5

ANNEX 1

The Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December   , 2004, among The Mills Limited Partnership, the Lenders parties thereto and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders (as amended, amended and restated or otherwise modified and in effect from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Acceptance to which this annex is attached and if not defined therein, shall have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, The Mills Corporation (the “Guarantor”), as guarantor under the Guaranty, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Guarantor, or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.2(a) and (b) of the Credit Agreement and, to the extent no financial statements have been delivered under Section 7.2(b), the financial statements referred to in Section 5.1(i) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance

6

and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Lender which is not a “United States person” for United States federal income tax purposes, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) if the Assignee is not already a Lender under the Credit Agreement, attached to this Assignment and Acceptance is an administrative questionnaire, in a form acceptable to the Administrative Agent, duly completed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

7

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

$	, 2004

FOR VALUE RECEIVED, THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), unconditionally promises to pay to the order of                                  (the “Lender”), on the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below) the principal sum of, or the Dollar Equivalent of which is equal to,                                       DOLLARS ($                     ) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December         , 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions (including the Lender) from time to time party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (“Administrative Agent”) and the other parties thereto. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in the currency in which such Loan was made and as specified in the Credit Agreement in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Revolving Credit Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security, if any, for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Credit Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable and is entitled to the benefits of, and is subject to the terms set forth in, the Credit Agreement. The principal of this Revolving Credit Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Credit Agreement.

The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Revolving Credit Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period (if any) applicable to, the Revolving Credit Loans evidenced hereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

1

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS REVOLVING CREDIT NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

THE MILLS LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

2

REVOLVING CREDIT LOANS AND PRINCIPAL PAYMENTS

	Amount of Revolving Credit Loan Made				Interest Period (If Applicable)	Amount of Principal Repaid				Unpaid Principal Balance				Total	Notation Made By
Date	Base Rate	LIBOR Rate	EURIBOR Rate	International Eurocurrency Rate		Base Rate	LIBOR Rate	EURIBOR Rate	International Eurocurrency Rate	Base Rate	LIBOR Rate	EURIBOR Rate	International Eurocurrency Rate

3

EXHIBIT B-2

FORM OF TERM LOAN NOTE

New York, NY
$	, 2004

FOR VALUE RECEIVED, THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), unconditionally promises to pay to the order of                   (the “Lender”), on the Term Loan Maturity Date (as defined in the Second Amended and Restated Revolving Credit and Term Loan Agreement referred to below) the principal sum of                                DOLLARS ($                ) or, if less, the aggregate unpaid principal amount of the Term Loan made by the Lender pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December      , 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the various financial institutions (including the Lender) from time to time party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (“Administrative Agent”) and the other parties thereto. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States in Federal or other immediately available funds at the office of the Administrative Agent (as such term is defined in the Credit Agreement).

This Term Loan Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security, if any, for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Loan Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable and is entitled to the benefits of, and is subject to the terms set forth in, the Credit Agreement. The principal of this Term Loan Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Credit Agreement.

The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Term Loan Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period (if any) applicable to, the Term Loans evidenced hereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

1

THIS TERM LOAN NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

2

TERM LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Term Loan Made, Converted or Continued		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By:
	Base Rate	LIBOR Rate		Base Rate	LIBOR Rate	Base Rate	LIBOR Rate

3

EXHIBIT C

FORM OF NOTICE OF BORROWING

JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank),
as Administrative Agent
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention:  Loan and Agency Services

THE MILLS LIMITED PARTNERSHIP

Gentlemen and Ladies:

This Notice of Borrowing is delivered to you pursuant to Section 2.1(e) of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December    , 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among The Mills Limited Partnership, a Delaware limited partnership (the “Borrower”), the various financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (“Administrative Agent”) and the other parties thereto. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing(1)

(B)	Funding Date(2)

(C)	Principal Amount of Borrowing(3)

(1) The Borrower shall indicate whether the requested Borrowing is (a) (i) a Revolving Credit Tranche A Loan or Revolving Credit Tranche B Loan and whether it is a Swing Borrowing or (ii) the Term Loan, and (b) for a Base Rate or Eurocurrency Rate Borrowing.

(2) Shall be a Business Day at least (a) one Business Day in the case of Base Rate Loans (except for Swing Loans), (b) three (3) Business Days in the case of LIBOR Rate Loans, or (c) four (4) Business Days in the case of a Eurocurrency Rate Loan denominated in Optional Currency, in each case after the date hereof.  Swing Loans may have a Funding Date which is the same date as the Notice of Borrowing.

(3) Not less than (i) $2,000,000 for LIBOR Rate Loans (and in integral multiples of $500,000) and Swing Loans (and in integral multiples $1,000,000) or (ii) $1,000,000 for all other Loans (and in integral multiples of $500,000) and, in any case, not greater than the Revolving Credit Availability.  For Borrowings denominated in Optional Currency, specify the amount in the requested Optional Currency.  The Dollar Equivalent of any Loans requested herein that are denominated in Optional Currency shall not exceed the Revolving Credit Tranche B Availability.

1

(D)	[Type of Optional Currency(4)	]

(E)	Interest Rate Basis(5)	]

(F)	[Interest Period and the last day thereof(6)	]

(G)	[Number of One Week Interest Periods Requested to Consolidate LIBOR Rate Loans in Calendar Year (inclusive, if applicable, of this request)	]

The Borrower hereby certifies that[, based upon a conversion rate of        ,] the Revolving Credit Tranche [A][B] Availability as of the date hereof, before giving effect to the requested Revolving Credit Loan, is                              , and that after giving effect to the requested Revolving Credit Loan, the Revolving Credit Tranche [A][B] Obligations and the Tranche [A][B] Letter of Credit Obligations will not exceed the Revolving Credit Tranche [A][B] Commitments.

[The Borrower hereby further certifies that after giving effect to the requested Revolving Credit Loans, [the Dollar Equivalent of the sum of (i) all Revolving Credit Tranche B Obligations denominated in Optional Currency and (ii) all Tranche B Letter of Credit Obligations denominated in Optional Currency is less than or equal to the lesser of (a) $175,000,000 or (b) the Revolving Credit Tranche B Commitments based upon a conversion rate of                     .][the aggregate amount of all Swing Loans is less than or equal to $60,000,000.]]

The Borrower hereby acknowledges that, pursuant to Section 5.1 or 5.2 of the Credit Agreement, as applicable, each of the delivery of this Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date hereof and on the Funding Date, and immediately before and after giving effect thereto and to the application of the proceeds therefrom, all the

(4) Sterling or Euros.

(5) Base Rate Loan, LIBOR Rate Loan, EURIBOR Rate Loan or International Eurocurrency Rate Loan.

(6) For any (i) Eurocurrency Rate Loan denominated in Optional Currency, 1, 2, or 3 months (or 6 months with the approval of and availability from all Lenders with Revolving Credit Tranche B Commitments) and (ii) LIBOR Rate Loan, 1, 2, 3 or 6 months, one week with the approval of all Lenders or one year if available from all Lenders, provided that on up to five (5) occasions per year, without the consent of the Lenders, the Borrower may request an Interest Period of one week in order to consolidate LIBOR Rate Loans.

2

conditions set forth in Section 5.1 or Section 5.2 of the Credit Agreement, as applicable, have been satisfied.

The Borrower agrees that if prior to the Funding Date any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the Funding Date the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified as true and correct on the Funding Date as if then made. The proceeds of the Loan will be used for purposes permitted by the Credit Agreement.

Please wire transfer the proceeds of the Borrowing in the requested currency to the accounts [of the following persons(7) [listed below in the name of the Borrower and denominated in the currency in which the amount is borrowed](8) at the financial institutions indicated respectively:

Person to be Paid

Amount to be	Name, Account No.,
Transferred	Address, etc.

[$][€][£]

Attention:
Account No.:

[$][€][£]

Attention:
Account No.:

{Remainder of page left intentionally blank)

(7) For Loans denominated in Dollars.

(8) For Loans denominated in Optional Currency.

3

The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this           day of                 , 200      .

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

4

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank),
as Administrative Agent
1111 Fannin, 10th Floor
Houston, Texas 77002

Attention:  Loan and Agency Services

THE MILLS LIMITED PARTNERSHIP

Gentlemen and Ladies:

This Notice of Conversion/Continuation is delivered to you pursuant to Section 4.1(c) of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December     , 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among The Mills Limited Partnership, a Delaware limited partnership (the “Borrower”), various financial institutions as are, or may from time to time become, parties thereto (collectively, the “Lenders”), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the other parties thereto. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower by its signature below hereby requests and elects to(1):

(1)                                  Convert $                  (2) in aggregate principal amount of the [Revolving Credit Tranche [A][B] Loans] [the Term Loans] that are Base Rate Loans into LIBOR Rate Loans on              , 200  (3). The Interest Period for such LIBOR Rate Loans is requested to be                           (4).

(1) Include those items that are applicable and complete appropriately for the circumstances.

(2) The amount of funds converted into a LIBOR Rate Loan must be in a minimum amount of $2,000,000 and in integral multiples of $1,000,000.

(3) Date of conversion must be a LIBOR Business Day.

(4) The Interest Period may be, for any LIBOR Rate Loan, 1, 2, 3 or 6 months, one week with the approval of all Lenders or one year if available from all Lenders.

1

(2)                                  Convert $               in aggregate principal amount of [Revolving Credit Tranche [A][B] Loans] [the Term Loans] that are LIBOR Rate Loans with a current Interest Period ending                 , 200  (5) into Base Rate Loans.

(3)                                  Continue as Eurocurrency [Revolving Credit] [Term] Loans [$][€][£]                                 (6) in aggregate principal amount of Eurocurrency [Revolving Credit] [Term] Loans with a current Interest Period from                                and ending                              .  The succeeding Interest Period for such Eurocurrency [Revolving Credit] [Term] Loans is requested to be                  (7) [The number of one week Interest Periods, inclusive of this request, requested this year to consolidate LIBOR Rate Loans is                 ].

The Borrower hereby:

(a)                                  certifies and warrants that no Potential Event of Default or Event of Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing; and

(b)                                 agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified as true and correct on the date of such continuation or conversion as if then made.

(Remainder of page intentionally left blank)

(5) The conversion of LIBOR Rate Loans to Base Rate Loans may only occur on the last day of the Interest Period.

(6) The amount continued as a Eurocurrency Rate Loan must be in a minimum amount of the Dollar Equivalent of $2,000,000 ($1,000,000 in the case of Loans denominated in Optional Currency) and in integral multiples of the Dollar Equivalent of $1,000,000 ($500,000 in the case of Loans denominated in Optional Currency).

(7) The Interest Period may be (i) for any Eurocurrency Rate Loan denominated in Optional Currency, 1, 2, or 3 months (or 6 months with the approval of and availability from all Lenders with Revolving Credit Tranche B Commitments) and (ii) for any LIBOR Rate Loan, 1, 2, 3 or 6 months, one week with the approval of all Lenders or one year if available from all Lenders, provided that on up to five (5) occasions per year, without the consent of the Lenders, the Borrower may request an Interest Period of one week in order to consolidate LIBOR Rate Loans.

2

The Borrower has caused this Notice of Conversion/Continuation to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this          day of                             , 200  .

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

3

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank),
as Administrative Agent
1111 Fannin, 10th Floor
Houston, Texas 77002

Attention:  Loan and Agency Services

THE MILLS LIMITED PARTNERSHIP

Gentlemen and Ladies:

This Letter of Credit Request is delivered to you pursuant to Sections 2.4 (a) and (b) of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December   , 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among The Mills Limited Partnership, a Delaware limited partnership (the “Borrower”), the various financial institutions from time to time party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (“Administrative Agent”) and the other parties thereto. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that a Letter of Credit be issued under Section 2.4 of the Credit Agreement as follows:

Principal Amount:	[$][€][£]
Beneficiary:
Requested Issuance Date:(1)
Requested Expiration:(2)
Purpose:

(1) Must be at least five (5) Business Days in the case of a Letter of Credit denominated in Dollars, and ten (10) Business Days in the case of a Letter of Credit denominated in Optional Currency, after the date hereof.

(2) May not be later than (i) fifteen (15) days prior to the Revolving Credit Termination Date in the case of a Letter of Credit denominated in Dollars or (ii) thirty (30) days prior to the Revolving Credit Termination Date in the case of a Letter of Credit denominated in Optional Currency, unless (a) such Letter of Credit is denominated in Dollars, (b) the aggregate of all Letters of Credit expiring after such date, including after the Revolving Credit Termination Date, are less than or equal to $20,000,000, (c) such Letter of Credit expires not later than 180 days after the Revolving Credit Termination Date, and (d) such Letter of Credit is collateralized or will be collateralized when required pursuant to Section 2.4(a).

1

The Borrower hereby certifies that[, based upon a conversion rate of                       ] (i) the Revolving Credit Tranche [A][B] Availability as of the date hereof, before giving effect to the requested Letter of Credit, is                                 , (ii) after giving effect to the requested Letter of Credit, the Revolving Credit Tranche [A][B] Obligations and the Tranche [A][B] Letter of Credit Obligations will not exceed the Revolving Credit Tranche [A][B] Commitments, and (iii) after giving effect to the requested Letter of Credit, the Letter of Credit Obligations will not exceed $200,000,000.

The Borrower hereby acknowledges that, pursuant to Section 5.1 or 5.2 of the Credit Agreement, as applicable, each of the delivery of this Letter of Credit Request and the acceptance by the Borrower of the Letter of Credit requested hereby constitute a representation and warranty by the Borrower that, on the date of issuance of such Letter of Credit, and immediately before and after giving effect thereto and to the application of the proceeds therefrom, all conditions set forth in Section 5.1 or Section 5.2 of the Credit Agreement, as applicable, have been satisfied.

The Borrower agrees that if prior to the time of the issuance of the Letter of Credit requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the issuance of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of issuance of such Letter of Credit as if then made. The Letter of Credit will be used for purposes permitted by the Credit Agreement.

(Remainder of page intentionally left blank)

2

The Borrower has caused this Letter of Credit Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this           day of              ,200  .

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

3

EXHIBIT F

FORM OF

NEGOTIATED RATE QUOTE REQUEST

           , 200

JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders party to the Second Amended and Restated
Revolving Credit and Term Loan Agreement referred to below
1111 Fannin, 10th Floor
Houston, Texas 77002

Attention:  Loan and Agency Services

Re:                               Negotiated Rate Quote Request

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December    , 2004 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”, capitalized terms used herein and not otherwise defined shall have the meanings given to them therein), among The Mills Limited Partnership (the “Borrower”), the Lenders named therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders.

The Borrower hereby requests Negotiated Rate Quotes under the Credit Agreement pursuant to Section 2.7 thereof and, in connection therewith, sets forth below the information relating to such Borrowings (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

(i)                                     The funding date (which shall be a Business Day) of the Proposed Borrowing is                , 200  .

(ii)                                  The aggregate amount of the Proposed Borrowing is        .(1)

(1) For amounts denominated in Optional Currency, specify the amount in the requested Optional Currency.  The Dollar Equivalent of the requested amount shall (i) not exceed the Revolving Credit Availability, (ii) after giving effect to the borrowing of Negotiated Rate Loans, the aggregate principal amount of the outstanding Negotiated Rate Loans shall not exceed 50% of the Maximum Revolving Credit Amount, and (iii) not exceed, to the extent such amount is to be denominated in Optional Currency, the Revolving Credit Tranche B Availability.

1

(iii)                                 The Proposed Borrowing will be a [Eurocurrency Negotiated Rate Loan] [Fixed Rate Loan].

[(iv)                            The type of Optional Currency requested is [Sterling] [Euros].](2)

([i]v)                      The requested Interest Periods for the Proposed Borrowing are as follows:(3)

Start of Interest Period	End Date of Interest Period	Duration in months

Upon any acceptance of a Negotiated Rate Quote by the Borrower, the Administrative Agent is hereby directed to disburse the proceeds of the Negotiated Rate Loans comprising the Proposed Borrowing on the funding date therefor as set forth on Schedule 1 attached hereto and made a part hereof, whereupon the proceeds of such Negotiated Rate Loans shall be deemed received by or for the benefit of the Borrower.

The Borrower hereby certifies that the conditions precedent contained in Sections 5.1 and 5.2 of the Credit Agreement are satisfied on the date hereof and will be satisfied on the funding date of the Proposed Borrowing.  The Compliance Certificate as to pro forma covenant compliance required by Section 5.2(e) of the Credit Agreement is attached hereto.

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

(2) Include if Optional Currency requested.

(3) Such Interest Period shall be 1, 2, 3 or 6 months.

2

SCHEDULE 1

to

Negotiated Rate Quote Request

dated                 , 200

[Insert disbursement directions]

3

[Attach Compliance Certificate]

4

EXHIBIT G

FORM OF

NEGOTIATED RATE QUOTE

                    , 200

JPMorgan Chase Bank, N.A.

(formerly known as JPMorgan Chase Bank),
as Administrative Agent
for the Lenders party to the Second Amended and Restated
Revolving Credit and Term Loan Agreement referred to below
1111 Fannin, 10th Floor
Houston, Texas 77002

Attention:  Loan and Agency Services

Re:                               Negotiated Rate Quote

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December   , 2004 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”, capitalized terms used herein and not otherwise defined shall have the meanings given to them therein), among The Mills Limited Partnership (the “Borrower”), the Lenders named therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders.

The lender designated herein (the “Lender”) hereby makes a Negotiated Rate Quote, pursuant to Section 2.7 of the Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

(i)                                     The name of the Lender is                        . The contact information for such Lender is as follows:

[Name]

[Address]

[Telephone]

[Telecopy]

1

(ii)                                  The principal amount of the Proposed Borrowing is [$][€][£]                    .(1)

(iii)                               The Negotiated Rate or Rates at which the Lender is prepared to make such Loan or Loans is/are as follows:

Currency	Loan Amount	Rate	Interest Period Beginning	Interest Period Ending	Duration(2)

[LENDER]

By:
Name:
Title:

(1)The principal amount shall be a minimum of the Dollar Equivalent of $5,000,000 and an integral multiple of the Dollar Equivalent of $1,000,000 and may equal the entire principal amount of the Negotiated Rate Loan requested by the Borrower.

(2)Such Interest Period shall be 1, 2, 3 or 6 months.

2

EXHIBIT H

FORM OF SECOND AMENDED AND RESTATED GUARANTY

FOR AND IN CONSIDERATION OF the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid or delivered to the undersigned THE MILLS CORPORATION, a Delaware corporation (hereinafter referred to as “Guarantor”), the receipt and sufficiency whereof are hereby acknowledged by Guarantor, and for the purpose of seeking to induce JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), a national banking association, as administrative agent and as a Lender (hereinafter referred to as “Lender,” which term shall also include each other Lender which may now or hereafter become party to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated of even date herewith among Borrower (as defined below), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), for itself and as administrative agent, the other Lenders now or hereafter a party thereto and the other parties thereto (the “Credit Agreement”) and shall also include any such individual Lender acting as Administrative Agent for all of the Lenders or any other holder of a Note), to extend Loans or Letters of Credit or otherwise provide financial accommodations to THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), which Loans, Letters of Credit and provision of financial accommodations Guarantor acknowledges will be to the direct interest, advantage and benefit of Guarantor, Guarantor does hereby absolutely, unconditionally and irrevocably guarantee (as this agreement may be amended, supplemented, restated or modified from time to time, this “Guaranty”) to Lender:

(a) the full and prompt payment when due, whether by acceleration or otherwise, either before or after maturity thereof, of the Notes, together with interest as provided in the Notes, together with any replacements, supplements, amendments, renewals, modifications, consolidations, restatements and extensions thereof; and

(b) the full and prompt payment and performance of all obligations of Borrower to Lender under the terms of the Credit Agreement, together with any replacements, supplements, renewals, modifications, consolidations, restatements and extensions thereof; and

(c) the full and prompt payment and performance of any and all other obligations of Borrower to Lender under any other agreements, documents or instruments now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by the Notes or the Credit Agreement (the Notes, the Credit Agreement and said other agreements, documents and instruments are hereinafter collectively referred to as the “Loan Documents” and individually referred to as a “Loan Document”).  All terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

1.                                       Agreement to Pay and Perform; Costs of Collection. Guarantor does hereby agree that if any of the Notes is not paid by Borrower in accordance with its terms, or if any and all sums which are now or may hereafter become due from Borrower to Lender under the Loan Documents are not paid by Borrower in accordance with their terms, or if any and all other obligations of Borrower to Lender under the Notes and the Loan Documents are not performed by Borrower in accordance with their terms, Guarantor will, on demand by the Administrative Agent, make such payments and perform such obligations. Guarantor further agrees to pay Lender on demand all reasonable costs and expenses (including court costs and reasonable attorneys’ fees and disbursements) paid or incurred by Lender in endeavoring to collect the indebtedness guaranteed hereby, to enforce any of the other obligations of Borrower guaranteed hereby, or any portion thereof, or to enforce this Guaranty, and

1

until paid to Lender, such sums shall bear interest at the default rate of interest set forth in Section 4.1(d) of the Credit Agreement (or any successor provision thereto) unless collection from Guarantor of interest at such rate would be contrary to applicable law, in which event such sums shall bear interest at the highest rate which may be collected from Guarantor under applicable law.

2.                                       Reinstatement of Refunded Payments. If, for any reason, any payment to Lender of any of the obligations guaranteed hereunder is required to be refunded by Lender to Borrower, or paid or turned over to any other Person, including, without limitation, by reason of the operation of bankruptcy, reorganization, receivership or insolvency laws or similar laws of general application relating to creditors’ rights and remedies now or hereafter enacted, Guarantor agrees to pay the amount so required to be refunded, paid or turned over (the “Turnover Payment”), the obligations of Guarantor shall not be treated as having been discharged by the original payment to Lender giving rise to the Turnover Payment, and this Guaranty shall be treated as having remained in full force and effect for any such Turnover Payment so made by Lender, as well as for any amounts not theretofore paid to Lender on account of such obligations.

3.                                            Rights of Lender to Deal with Collateral, Borrower and Other Persons. Guarantor hereby consents and agrees that Lender may at any time, and from time to time, without thereby releasing Guarantor from any liability hereunder and without notice to or further consent from Guarantor, either with or without consideration: release or surrender any Lien or other security of any kind or nature whatsoever held by it or by any Person on its behalf or for its account, securing any indebtedness or liability hereby guaranteed; substitute for any collateral so held by it, other collateral of like kind, or of any kind; modify the terms of the Notes or the Loan Documents; extend or renew the Notes for any period; grant releases, compromises and indulgences with respect to the Notes or the Loan Documents and to any Persons now or hereafter liable thereunder or hereunder; release any other guarantor, surety, endorser or accommodation party of the Notes or any other Loan Documents; or take or fail to take any action of any type whatsoever. No such action which Lender shall take or fail to take in connection with the Notes or the Loan Documents, or any of them, or any security for the payment of the indebtedness of Borrower to Lender or for the performance of any obligations or undertakings of Borrower, nor any course of dealing with Borrower or any other Person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way or afford Guarantor any recourse against Lender. The provisions of this Guaranty shall extend and be applicable to all replacements, supplements, renewals, amendments, extensions, consolidations, restatements and modifications of the Notes and the Loan Documents, and any and all references herein to the Notes and the Loan Documents shall be deemed to include any such replacements, supplements, renewals, extensions, amendments, consolidations, restatements or modifications thereof. Without limiting the generality of the foregoing, Guarantor acknowledges and agrees that this Guaranty shall extend and be applicable to each new or replacement note delivered by Borrower pursuant to Section 13.1 of the Credit Agreement.

4.                                       No Contest with Lender; Subordination. So long as any obligation hereby guaranteed remains unpaid or undischarged, Guarantor will not, by paying any sum recoverable hereunder (whether or not demanded by Lender) or by any means or on any other ground, claim any set-off or counterclaim against Borrower in respect of any liability of Guarantor to Borrower or, in proceedings under federal bankruptcy law or insolvency proceedings of any nature, prove in competition with Lender in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of Borrower or the benefit of any other security for any obligation hereby guaranteed which, now or hereafter, Lender may hold or in which it may have any share. Guarantor hereby expressly waives any right of contribution from or indemnity against Borrower, whether at law or in equity, arising from any payments made by Guarantor pursuant

2

to the terms of this Guaranty, and Guarantor acknowledges that, until the indefeasible payment in full of the Obligations and the termination of the Revolving Credit Commitments, Guarantor has no right whatsoever to proceed against Borrower for reimbursement of any such payments. In connection with the foregoing, Guarantor expressly waives, until the indefeasible payment in full of the Obligations and the termination of the Revolving Credit Commitments, any and all rights of subrogation to Lender against Borrower (it being understood that Guarantor is not waiving any right of subrogation that it may otherwise have but only is waiving the exercise thereof as provided above), and Guarantor hereby waives any rights to enforce any remedy which Lender may have against Borrower and any rights to participate in any collateral for Borrower’s obligations under the Loan Documents. Guarantor hereby subordinates any and all indebtedness of Borrower now or hereafter owed to Guarantor to all indebtedness of Borrower to Lender (including any indebtedness accruing after the commencement of a case under any chapter of Title 11, U.S.C.A. as amended from time to time or any successor statute), and agrees with Lender that (a) from and after the occurrence and during the continuance of a Potential Event of Default or Event of Default, Guarantor shall not demand or accept any payment from Borrower on account of such indebtedness, (b) Guarantor shall not claim any offset or other reduction of Guarantor’s obligations hereunder because of any such indebtedness, and (c) Guarantor shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents because of any such indebtedness; provided, however, that, if Lender so requests, such indebtedness shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the indebtedness of Borrower to Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty except to the extent the principal amount of such outstanding indebtedness shall have been reduced by such payment.

5.                                       Waiver of Defenses. Guarantor hereby agrees that its obligations hereunder shall not be affected or impaired by, and hereby waives and agrees not to assert or take advantage of any defense based on:

(a)                                  any statute of limitations in any action hereunder or for the collection of the Notes or for the payment or performance of any obligation hereby guaranteed;

(b)                                 the incapacity, lack of authority, death or disability of Borrower or any other Person, or the failure of Lender to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of Borrower or Guarantor or any other Person;

(c)                                  the dissolution or termination of existence of Borrower or Guarantor;

(d)                                 the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of Borrower;

(e)                                  the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, Borrower, Guarantor, or any of Guarantor’s Subsidiaries or any of their respective properties or assets;

(f)                                    the damage, destruction, condemnation, foreclosure or surrender of all or any part of the Property;

(g)                                 the failure of Lender to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation of Borrower or of any action or nonaction on the part

3

of any other Person whomsoever in connection with any obligation hereby guaranteed;

(h)                                 any failure or delay of Lender to commence an action against Borrower or any other Person, to assert or enforce any remedies against Borrower under the Notes or the Loan Documents, or to realize upon any security;

(i)                                     any failure of any duty on the part of Lender to disclose to Guarantor any facts it may now or hereafter know regarding Borrower, the Property or any of the Improvements, whether such facts materially increase the risk to Guarantor or not;

(j)                                     failure to accept or give notice of acceptance of this Guaranty by Lender;

(k)                                  failure to make or give notice of presentment and demand for payment of any of the indebtedness or performance of any of the obligations hereby guaranteed;

(1)                                  failure to make or give protest and notice of dishonor or of default to Guarantor or to any other party with respect to the indebtedness or performance of obligations hereby guaranteed;

(m)                               any and all other notices whatsoever to which Guarantor might otherwise be entitled;

(n)                                 any lack of diligence by Lender in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of obligations hereby guaranteed;

(o)                                 the invalidity or unenforceability of the Notes or any of the Loan Documents;

(p)                                 the compromise, settlement, release or termination of any or all of the obligations of Borrower under the Notes or the Loan Documents;

(q)                                 any transfer by Borrower or any other Person of all or any part of the security, if any, encumbered by the Loan Documents;

(r)                                    the failure of Lender to perfect any security or to extend or renew the perfection of any security; or

(s)                                  to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Guarantor might otherwise be entitled, it being the intention that the obligations of Guarantor hereunder are absolute, unconditional and irrevocable.

6.                                       Guaranty of Payment and Performance and Not of Collection. This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other Person, nor against securities or Liens available to Lender, its successors, successors in title, endorsees or assigns. Guarantor hereby waives any right to require that an action be brought against Borrower or any other Person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person.

4

7.                                       Rights and Remedies of Lender. In the event of the occurrence of an Event of Default under the Notes or the Loan Documents, or any of them, Lender shall have the right to enforce its rights, powers and remedies thereunder or hereunder or under any other agreement, document or instrument now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by the Notes or contemplated or secured by the Loan Documents, in any order, and all rights, powers and remedies available to Lender in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. Accordingly, Guarantor hereby authorizes and empowers Lender upon the occurrence and during the continuance of any Event of Default under the Notes or the Loan Documents, at its sole discretion, and without notice to Guarantor, to exercise any right or remedy which Lender may have, including, but not limited to, judicial foreclosure, exercise of rights of power of sale, acceptance of a deed or assignment in lieu of foreclosure, appointment of a receiver to collect rents and profits, exercise of remedies against personal property, or enforcement of any assignment of leases, as to any security, whether real, personal or intangible. At any public or private sale of any security or collateral for any indebtedness or any part thereof guaranteed hereby, whether by foreclosure or otherwise, Lender may, in its discretion, purchase all or any part of such security or collateral so sold or offered for sale for its own account and may apply against the amount bid therefor all or any part of the balance due it pursuant to the terms of the Notes or the Loan Documents without prejudice to Lender’s remedies hereunder against Guarantor for deficiencies. If the indebtedness guaranteed hereby is partially paid by reason of the election of Lender to pursue any of the remedies available to Lender, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect, and Guarantor shall remain liable for the entire balance of the indebtedness guaranteed hereby even though any rights which Guarantor may have against Borrower may, be destroyed or diminished by the exercise of any such remedy.

8                                          Application of Payments. Guarantor hereby authorizes Lender, without notice to Guarantor, to apply all payments and credits received from Borrower or from Guarantor and its Subsidiaries or realized from any security in such manner and in such priority as set forth in the Credit Agreement to the indebtedness, obligation and undertakings which are the subject of this Guaranty.

9.                                       Business Failure, Bankruptcy or Insolvency. In the event of the business failure of Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for Guarantor or Guarantor’s properties or assets, Lender may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Lender allowed in any proceedings relative to Guarantor, or any of Guarantor’s properties or assets, and, irrespective of whether the indebtedness or other obligations of Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, Lender shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the, indebtedness or other obligations of Borrower guaranteed hereby, and to collect and receive any moneys or other property payable or deliverable on any such claim. Guarantor covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Guarantor shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against Guarantor by virtue of this Guaranty or otherwise.

10.                                 Representations and Warranties. Guarantor hereby represents and warrants to each

5

Lender that the representations and warranties contained in Article VI of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to it, its Subsidiaries and its properties, are true and correct in all material respects, each such representation, and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Article.

11.                                 Affirmative Covenants. Guarantor covenants and agrees that, so long as any portion of the Obligations shall remain unpaid, any other obligation guaranteed hereunder remains undischarged or any Lender shall have any outstanding Revolving Credit Commitments or obligation to issue Letters of Credit, it will, unless the Requisite Lenders shall otherwise consent in writing, perform, comply with and be bound by all of the agreements, covenants and obligations contained in Article VII, VIII and IX of the Credit Agreement which are applicable to Guarantor, its Subsidiaries or its properties, each such agreement, covenant and obligation contained in such Articles and all other terms of the Credit Agreement, including without limitation Borrower’s right to cure certain Potential Events of Default as set forth in Section 10.1 of the Credit Agreement, to which reference is made herein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by reference as though specifically set forth in this Article.

12.                                 Rights of Set-off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the obligations guaranteed hereunder, during the continuance of any Event of Default hereunder or under the Notes or the Loan Documents, each Lender may at any time and without notice to Guarantor set-off and apply the whole or any portion or portions of any or all deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of Lender where the deposits are held) now or hereafter held by such Lender and other sums credited by or due from such Lender to Guarantor or subject to withdrawal by Guarantor against amounts payable under this Guaranty, whether or not (a) any other Person or Persons could also withdraw money therefrom; (b) such Lender shall have made any demand hereunder or (c) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder or under the Loan Document to be due and payable as permitted by the Credit Agreement and even though such obligations may be contingent or unmatured.

13.                                 Changes in Writing; No Revocation. This Guaranty may not be changed orally, and no obligation of Guarantor hereunder can be released or waived by Lender except by a writing signed by a duly authorized officer of Lender. This Guaranty shall be irrevocable by Guarantor until all indebtedness guaranteed hereby has been completely repaid, the obligation to issue Letters of Credit has terminated and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Notes and the Loan Documents have been completely performed.

14.                                 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the Lender shall be in care of Administrative Agent at its address for notices set forth in the Credit Agreement and the address of Guarantor shall be as set forth below the Guarantor’s name on the signature page hereof (until notice of a change thereof is delivered as provided in Section 13.8 of the Credit Agreement).

6

15.                                 Governing Law, Entire Agreement, etc. THIS GUARANTY SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

16.                                 Forum Selection and Consent to Jurisdiction.

(a) Personal Jurisdiction. EACH OF THE LENDERS AND GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS CREDIT AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE GUARANTOR (IN SUCH CAPACITY, THE “PROCESS AGENT”) AGREES TO ACCEPT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE LENDERS AND THE GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE LENDERS (AS TO COURTS IN NEW YORK STATE ONLY) AND THE GUARANTOR, WITH RESPECT TO COURTS IN NEW YORK STATE, WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b)                                 THE GUARANTOR AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER. THE GUARANTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(i)                                     Service of Process. EACH LENDER (WITH RESPECT TO NEW YORK STATE ONLY) AND THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, FOR THE GUARANTOR TO THE PROCESS AGENT (FOR GUARANTOR) OR THE GUARANTOR’S NOTICE ADDRESS SPECIFIED

7

BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  EACH LENDER (WITH RESPECT TO NEW YORK STATE ONLY) AND THE GUARANTOR WITH RESPECT TO COURTS IN NEW YORK STATE, IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

17.                            Waiver of Jury Trial. EACH LENDER AND THE GUARANTOR IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT.

18.                                 Successors and Assigns. The provisions of this Guaranty shall be binding upon Guarantor and its successors, successors in title, legal representatives, and assigns, and shall inure to the benefit of Lender, its successors, successors in title, legal representatives and assigns.

19.                                 Assignment by Lender. This Guaranty is assignable by Lender in whole or in part in conjunction with any assignment of the Notes or portions thereof made in compliance with the provisions of the Credit Agreement, and any assignment hereof or any transfer or assignment of the Notes or portions thereof by Lender shall operate to vest in any such assignee the rights and powers, in whole or in part, as appropriate, herein conferred upon and granted to Lender.

20.                                 Severability. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

21.                                 Disclosure. Guarantor agrees that in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Guaranty to assignees or participants and potential assignees or participants hereunder; provided, however, that all such disclosures shall be subject to the confidentiality provisions set forth in Section 13.20 of the Credit Agreement.

22.                                 No Unwritten Agreements. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

23.                                 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Guarantor under this Guaranty.

24.                                 Condition of Borrower. Guarantor warrants and represents that it is fully aware of the financial condition of the Borrower and is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of all matters pertinent hereto, and that Guarantor is not relying in any manner upon any representation or statement of any Lender. Guarantor warrants,

8

represents and agrees that Guarantor is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matter pertinent hereto, and that Guarantor is not relying upon any Lender to furnish, and shall have no right to require any Lender to obtain or disclose, any information with respect to the indebtedness or obligations guaranteed hereby, the financial condition or character of the Borrower or the ability of the Borrower to pay the indebtedness or perform the obligations guaranteed hereby, the existence of any collateral or security for any or all of such indebtedness or obligations, the existence or nonexistence of any other guaranties of all or any part of such indebtedness or obligations, any actions or non-action on the part of any Lender, the Borrower or any other Person, or any other matter, fact or occurrence whatsoever. By execution this Guaranty, Guarantor acknowledges and knowingly accepts the full range of risks encompassed within a contract of guaranty.

25.                                 No Assignment by Guarantor. Guarantor shall not assign or transfer any of its rights or obligations under this Guaranty or any of the Loan Documents without the prior written consent of each of the Lenders (and any such assignment or transfer shall be null and void).

26.                                 Statement of Discharge. Upon the payment in full of the indebtedness guaranteed hereby and upon the termination of the Lender’s obligations to advance Loans or issue Letters of Credit to Borrower, the Agent shall, upon the written request of Guarantor, deliver a statement to the Guarantor that the Guarantor’s obligations under this Guaranty have been discharged and satisfied and that this Guaranty is terminated (subject to reinstatement as provided herein).

27.                                 Original Guaranties Superceded.  This Guaranty shall supercede (i) that certain Amended and Restated Guaranty, dated as of June 26, 2003, by the Guarantor in favor of Fleet National Bank, as administrative agent and as a lender, and each of the other lenders party to the Existing Revolving Agreement (as defined in the Credit Agreement), as reaffirmed by the Guarantor in that certain Reaffirmation of Guaranty, dated as of October 15, 2004 (collectively, the “Revolving Credit Guaranty”), guaranteeing the payment and performance of the obligations under the Existing Revolving Agreement, and (ii) that certain Guaranty, dated as of October 15, 2004 (the “Term Loan Guaranty”), by the Guarantor in favor of JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent and as a lender and each of the other lenders party to the Original Term Loan Agreement (as defined in the Credit Agreement), guaranteeing the payment and performance of the obligations of the Borrower under the Original Term Loan Agreement, each in its entirety.  On the Closing Date, the rights and obligations of the Guarantor under each of the Revolving Credit Guaranty and the Term Loan Guaranty shall be subsumed within and be governed by this Guaranty.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

9

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the     th day of December, 2004.

THE MILLS CORPORATION

By:
Name:
Title:

Notice Address:
The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
Attn: Thomas Frost
Facsimile: (703) 526-5198

10

Administrative Agent joins in the execution of this Guaranty for the sole and limited purpose of evidencing its agreement to waiver of the right to trial by jury contained in Section 17 hereof and Section 13.17 of the Credit Agreement.

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for Lenders

By:
Name:
Title:

11

EXHIBIT I

FORM OF

DESIGNATED BANK NOTE

$	New York, New York
,200

FOR VALUE RECEIVED, The Mills Limited Partnership (the “Borrower”), promises to pay to the order of                               (the “Lender”) the Dollar Equivalent of the unpaid principal amount of each Negotiated Rate Loan made by the Lender to the Borrowers pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December    , 2004 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the institutions from time to time party thereto as lenders and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent, on the dates specified in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of each such Negotiated Rate Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in the currency in which the Negotiated Rate Loan was made and as specified in the Credit Agreement in same day or other immediately available funds at the office of the Administrative Agent (as such term is defined in the Credit Agreement).

All Negotiated Rate Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Designated Bank Note is one of the Designated Bank Notes referred to in the Credit Agreement.  Terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.  Reference is made to the Credit Agreement for provisions for the prepayment hereof, the acceleration of the maturity hereof upon the happening of certain events and certain waivers by the Borrower.

THIS DESIGNATED BANK NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership

1

By:	THE MILLS CORPORATION, its General Partner

By:
Name:
Title:

2

NEGOTIATED RATE LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Negotiated Rate Loan	Type of Negotiated Rate Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

3

EXHIBIT J

FORM OF

DESIGNATION AGREEMENT

Dated                          , 200

Reference is hereby made to the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December    , 2004 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among The Mills Limited Partnership (the “Borrower”), the Lenders named therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders.  Terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

[NAME OF DESIGNOR] (the “Designor”) and [NAME OF DESIGNEE] (the “Designee”) agree as follows:

1.                                       The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Negotiated Rate Loans pursuant to Section 2.7 of the Credit Agreement.  Any assignment by Designor to Designee of its rights to make a Negotiated Rate Loan pursuant to such Article II shall be effective at the time of the funding of such Negotiated Rate Loan and not before such time.

2.                                       Except as set forth in Section 7 below (solely with respect to the Designor), none of the Designor, any other Lender or the Administrative Agent makes any representation or warranty or assumes any responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto or (b) the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.                                       The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, J.P. Morgan Securities Inc., the Issuing Lender, the Swing Lender, any other agent named in the Credit Agreement, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Bank; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and

1

(e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Designated Bank, including any and all obligations set forth in Section 13.1(h) of the Credit Agreement.

4.                                      The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Credit Agreement or other Loan Documents.  Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee to the same extent as if actually signed by the Designee.  The Borrower, the Administrative Agent and each of the other Lenders may rely on and are third-party beneficiaries of the preceding provisions entitled to directly enforce the same.

5.                                      Following the execution of this Designation Agreement by the Designor and Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page hereto.

6.                                      The Designor unconditionally agrees to pay or reimburse the Designee for, and save the Designee harmless against, all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder.

7.                                      Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Negotiated Rate Loans as a Lender pursuant to Section 2.7 of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designee which is not otherwise required to repay obligations of the Designee which are then due and payable.  Notwithstanding the foregoing, the Designor, as agent for the Designee, shall be and remain obligated to the Borrower, the Administrative Agent, and the other Lenders for each and every of the obligations of the Designee and the Designor with respect to the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.

8.                                      This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles.

9.                                      This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

2

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 200

[NAME OF DESIGNOR], as
Designor

By:
Name:
Title:

[NAME OF DESIGNEE], as
Designee

By:
Name:
Title:

Applicable Lending Office (and (address for notices):

[ADDRESS]

Accepted this day
of , 200

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent

By:
Name:
Title:

3